[As filed with the Securities and Exchange Commission on November 20, 1998
                                             Registration File No.   ___________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form SB-2
                      ------------------------------------
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         CITRUS FINANCIAL SERVICES, INC.
         --------------------------------------------------------------
                 (Name of small business issuer in its charter)

      Florida                             6712                   65-0136504
-------------------------     ----------------------------    ----------------
(State or jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization) Classification Code Number)   Identification No.)
                            ------------------------------

                     1717 Indian River Boulevard, Suite 100
                            Vero Beach, Florida 32960
                                 (561) 778-4100
                      ------------------------------------

                          (Address and telephone number
                         of principal executive offices)

                                Josh C. Cox, Jr.
                      President and Chief Executive Officer
                     1717 Indian River Boulevard, Suite 100
                            Vero Beach, Florida 32960
                                 (561) 778-4100

           ----------------------------------------------------------
            (Name, address and telephone number of agent for service)
                              Copies Requested to:

   Herbert D. Haughton, Esq.          Neil E. Grayson, Esq.
   or A. George Igler, Esq.           Nelson Mullins Riley & Scarborough, L.L.P.
   Igler & Dougherty, P.A.            First Union Plaza, Suite 1400
   1501 Park Avenue East              999 Peachtree Street, N.E.
   Tallahassee, Florida 32301         Atlanta, Georgia 30309
   (850) 878-2411 Telephone           (404) 817-6000 Telephone
   (850) 878-1230 Facsimile           (404) 817-6225 Facsimile

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933 check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                              CALCULATION OF REGISTRATION FEE
================================================================================================================================
             Title of                                               Proposed               Proposed
            each class                       Amount                  maximum                maximum
           of securities                      to be                 offering               aggregate             Amount of
         to be registered                  registered                 price(1)          offering price(2)s    registration fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock $3.15 par value               1,200,000                 $11.50               $13,800,000            $3,836.40
================================================================================================================================

(1)      Maximum purchase price of stock to be issued.

(2) Estimated solely for the purpose of calculating the registration fee on the basis of the proposed maximum offering price per share.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of sthe Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                                       Subject to completion, November 20s, 1998
PROSPECTUS

              Minimum 1,000,000 Shares -- Maximum 1,200,000 Shares
                                  Common Stock


                     [Citrus Financial Services, Inc. logo]



         Citrus Financial Services, Inc., a bank holding company headquartered in Vero Beach, Florida, is offering through its sales agent, Banc Stock Financial Services, Inc., up to 1,200,000 shares of common stock for up to 90 days following the date of this Prospectus, unless extended by our board of directors for up to 90 additional days. We currently believe that the offering price will be between $10.50 and $11.50 per share. See "SALES AGENT" for the factors considered in determining the public offering price. The common stock will be quoted on the OTC Bulletin Board. The Company has requested the symbol "_____".

         The minimum number of shares that can be subscribed for in the offering is 100 shares. The offering will be terminated, and all subscription funds, together with any interest earned thereon, will be promptly returned if a minimum of 1,000,000 shares are not sold within the offering period.

         Citrus Financial Services, Inc. reserves the right to reject any subscription received in whole or in part. Once accepted a subscription cannot be withdrawn. We may terminate the offering at any time without prior notice.

         This investment involves a high degree of risk. See "Risk Factors" beginning on page 7 for a discussion of certain risks that should be carefully considered by prospective purchasers of the common stock offered hereby.

         The securities offered hereby are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the commission nor any state securities commission has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



                                                                 Estimated
                                       Subscription            Underwriting         Proceeds to the
                                           Price                 Discounts             Company(1)
                                           -----                 ---------             ----------
Per share                               $_________               $_______             $__________
Minimum offering(2)                     $_________               $_______             $__________
Maximum offering(3)                     $_________               $_______             $__________

(1) Before deducting  offering expenses  estimated to be $__________,  including
    registration   fees,   legal  and  accounting   fees,   printing  and  other
    miscellaneous expenses.
(2) Amount based on the sale of 1,000,000 shares at $_____ per share.
(3) Amount based on the sale of 1,200,000 shares at $_____ per share.



                   [Banc Stock Financial Services, Inc. logo]


                The date of this Prospectus is January __, 1999.

[Inside Front Cover]

Location map of Citrus locations with highlights for Dade County

                              AVAILABLE INFORMATION

         Citrus  Financial   Services,   Inc.   ("Citrus")  is  subject  to  the
informational requirements of the Securities Exchange Act of 1934. We file financial reports, proxy statements and other information electronically with the Securities and Exchange Commission ("Commission") through the Commission's EDGAR system. Financial reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at:

o    450 Fifth Street, N.W., Washington, D.C. , and
o    3475 Lennox Road, NE, Suite 1000, Atlanta, GA, or
o    on the Commission's Web Site at www.sec.gov

         We have filed electronically with the Commission through EDGAR a registration statement on Form SB-2 in accordance with the requirements of the Securities Act of 1933. This Prospectus does not contain all of the information set forth in the registration statement and in the exhibits attached thereto. Certain items were omitted in accordance with the rules and regulations of the Commission. Anyone may inspect the registration statement without charge at the above locations. Statements contained in this Prospectus which refer to a document filed as an exhibit to the registration statement are qualified in their entirety by reference to the copy of such document filed with the Commission.



                          SALES OF CITRUS' COMMON STOCK

         Our common stock is not listed on any exchange and there currently is not an active market for the shares. Although our shares will be quoted on the OTC Bulletin Board, there can be no assurance that an active and liquid trading market for the common stock will develop or, that if a market is developed, it will be maintained. It is our intent to apply to Nasdaq to have our securities listed on the Nasdaq SmallCap Market as soon as we are able to meet the qualification requirements. We believe it will be at least one year before we will meet all of the requirements for listing, but no assurance can be given that such will be the case, or that the listing requirements for the Nasdaq Small Cap Market will not have changed by that time.

     This Prospectus is not an offer to sell securities in any state where it is unlawful to do so.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All per share amounts have been adjusted to reflect the April 27, 1998, 10% stock split to shareholders of record, May 8, 1998. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in these statements. Factors which might cause such differences include, but are not limited to, those discussed in "Risk Factors" beginning on Page 7.

The Company

         General. Citrus is a one-bank holding company organized under the laws of the State of Florida and headquartered in Vero Beach, Florida. We operate primarily through our wholly-owned national banking subsidiary, Citrus Bank, N.A. ("Citrus Bank") which commenced banking operations on April 13, 1990. In addition, we established a non-operating subsidiary, Citrus Mortgage Corp., in 1995 which is not active. Citrus, Citrus Bank and Citrus Mortgage Corp. will be collectively referred to as the "Company". Citrus Bank operates from three full-service banking centers:

      o     the main office in Vero Beach,  Florida,
      o     the Sebastian banking center in Sebastian,  Florida,  and
      o     the Barefoot Bay banking center, in Barefoot Bay, Florida.

         In addition, Citrus Bank operates an armored car service throughout Indian River County and south Brevard County. Citrus' primary business is attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate loans and to purchase investments. Citrus Bank is one of four independent community banks headquartered in Vero Beach.

         Through Citrus Bank, Citrus engages in mortgage banking activities which include the origination and subsequent sale of residential mortgage loans. During 1997, we originated $29.7 million and sold $29.0 million in residential mortgage loans. For the first nine months of 1998, we originated $116.5 million and sold $113.7 million in mortgages. This activity provides both interest and noninterest income to the Company.

         Our current primary service area includes Indian River County and the southern portion of Brevard County, and in particular the greater Vero Beach area and the communities of Sebastian and Barefoot Bay, Florida. The populations of the greater Vero Beach area and Indian River County are approximately 70,000 and 100,000, respectively. The major industries in this area include tourism, retail trade, citrus, insurance, health care, aircraft manufacturing and related industries, light industry, and real estate. The greater Vero Beach area has grown dramatically in the last several years, especially in the retail industry. A new regional mall opened in Vero Beach in 1997, along with a regional manufacturers' discount mall in 1996.

         At December 31, 1997, the Company had total assets of $69.1 million, total deposits of $62.6 million, and total stockholders' equity of $5.8 million. We reported consolidated net earnings of $250,000, or $0.26 per basic share and $0.21 per diluted share, for the year ended December 31, 1997. On December 31, 1997, Citrus' loan portfolio totaled $50.6 million. The loan portfolio consisted of 41% residential mortgage loans, 30% commercial real estate loans, 20% commercial loans, and 9% consumer loans.

         At September 30, 1998, the Company had total assets of approximately $80.5 million, total deposits of $73.1 million, and total stockholders' equity of $6.3 million. For the nine months ended September 30, 1998, we had consolidated net earnings of $464,000, or $0.49 per basic share and $0.40 per diluted share. At September 30, 1998, the loan portfolio totaled $60.2 million. At that time, our loan portfolio consisted of 43% in residential mortgage loans, 29% in commercial real estate loans, 21% in commercial loans, and 7% in consumer loans.

         Business Strategy. We currently operate a traditional community banking business through strategically located banking facilities and a friendly, professional staff. Our staff is committed to developing long-term relationships with customers by offering personalized, quality service. We offer a broad range of retail and commercial banking services, including various types of deposit accounts and loans for consumers and businesses. As part of our community banking approach, we encourage our officers and directors to actively participate in community organizations.

         Expansion Goals. We intend to expand our community banking business through the formation of new de novo banks, additional branch offices of our existing bank, and selected acquisitions of other institutions. Our goal is to establish ourselves as the leading community banking organization in our primary service areas, as we expand our presence in central and into southeast Florida. We will achieve this goal through consistent growth and a prudent operating strategy. As part of these strategies, we will focus on:

      o     Growing  by  opening  new de novo  banks,  including  a bank in Dade
            County
      o Growing by expansion of existing facilities and acquisition of other banks
      o     Emphasizing mortgage banking activities
      o     Maintaining high credit quality

         Dade County De Novo Bank. We intend to create an organization of independently managed community banks that serve their respective local markets and are run by local boards of directors. We have chosen Dade County for our first new bank, in part because Dade County is the most populated county in Florida, growing from approximately 1.9 million residents in 1990 to 2.1 million residents in 1997. Like Citrus Bank, this de novo bank will be a national bank, regulated by the Office of the Comptroller of the Currency (the "OCC").

         We are currently searching for a site for our Dade County bank and are focusing on growing communities which we believe lack strong local community banks. We will look for neighborhoods which have a progressive business climate, a local newspaper, a strong Chamber of Commerce, and a separate municipal government. We will also seek areas with services designed to meet community needs, such as convenient shopping areas, good medical facilities, and schools and facilities dedicated to the arts. We believe that locating a new bank in such a community will provide us with the greatest opportunity for continued success. We are currently focusing our search in the Coral Gables area, but we will also consider other communities in Dade County.

         We anticipate selecting a site for the new bank by February 1999. Once we have identified the site, we will begin selecting a local board of directors and management team for the bank. We intend to file regulatory applications for our new bank during the first quarter of 1999 and anticipate opening the new bank in the third or fourth quarter of 1999.

         Citrus Bank Branch Expansion. We intend to establish up to three new branch offices of Citrus Bank in Indian River and Brevard Counties within the next 18 to 24 months. We anticipate that the first of these branch offices will be located in Melbourne, Florida. We are currently searching for an appropriate site that meets the characteristics described above for our proposed Dade County bank. Our goal is to open this branch prior to December 31, 1999. We have not yet selected sites for the other two branches, but we intend to search for sites that meet the characteristics described above for our proposed Dade County bank.

         Acquisitions of Other Financial Institutions. We will also consider opportunities that may arise from time to time to acquire other financial institutions or branch offices of other financial institutions, primarily those in the central and south Florida markets.

Use of Proceeds

         We intend to use between $5 million and $6 million of the net proceeds of this offering to capitalize our Dade County de novo bank, depending on the amount required by the OCC. We also anticipate using approximately $3 million to develop the three new branches of Citrus Bank, and the remainder for internal growth and general corporate purposes. We anticipate that we would raise additional capital for the formation of future de novo bank subsidiaries, the establishment of other branches, or any acquisitions.
See "USE OF PROCEEDS".

Risk Factors

         Prospective investors should consider the information discussed under "RISK FACTORS" beginning on page 7 before making a decision to purchase the shares offered.

Dividends

         We have not paid a cash dividend since inception. We expect that our earnings will be retained to support growth and expansion into new business opportunities. We, therefore, do not expect to pay a cash dividend in the foreseeable future. See "DIVIDENDS ON COMMON STOCK".

The Offering

         Common Stock Offered by the Company. We are offering through our sales agent a minimum of 1,000,000 shares of common stock ("minimum offering") and a maximum of 1,200,000 shares of common stock ("maximum offering"). The minimum number of shares which may be purchased is 100 and the maximum number which may be purchased without obtaining prior regulatory approval is 193,000 shares.

         Preference in the Offering for Existing Shareholders. Citrus values its relationship with its shareholders and wants to ensure that its existing shareholders have the opportunity to participate in this offering. For this reason, Citrus has requested that the sales agent contact each of its existing shareholders to offer them the opportunity to purchase shares in the offering. Some shareholders, however, may not have this opportunity because Citrus may elect not to offer or sell shares in certain states due to state law securities issues.

         If the offering is oversubscribed, Citrus reserves the right, but will not be required, to allocate shares among subscribers. Citrus may give a preference to existing shareholders to the extent of one share in the offering for each share the shareholder currently owns (excluding officers and directors of the Company, who will be given a preference for an aggregate of _______ shares). Citrus may also take into account any other factors it considers relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, Citrus and Citrus' desire to have a broad distribution of stock ownership.

         Common Stock Outstanding Immediately After the Offering. As of September 30, 1998, there were 952,296 shares of common stock outstanding. Had the minimum offering closed on that date, there would be 1,952,296 shares of common stock outstanding. Had the maximum offering closed on that date, there would have been 2,152,296 shares of common stock outstanding. These calculations do not take into account the 532,385 shares which may be issued pursuant to our outstanding warrants and stock options, which as of September 30, 1998 had not been exercised.

         Conditions of the Offering. The offering is being made on a best efforts basis by the sales agent and will expire 90 days from the date of the Prospectus. The offering may be extended for up to an additional 90 days or terminated beforehand in the sole discretion of our board of directors, after consultation with the sales agent. Funds received by us during the offering will be deposited with the escrow agent. Funds so deposited may be released to us only in accordance with the terms of the escrow agreement between Citrus, the escrow agent, and the sales agent. We will terminate the offering if, by 5:00 p.m., local time, on April ___, 1999, subscriptions for a minimum of 1,000,000 shares have not been received and forwarded to the escrow agent, or we have previously extended or canceled the offering prior to withdrawing funds from the escrow account.

         Sales Agent and Fees to Participating Broker-Dealers. We have entered into a Sales Agency Agreement with Banc Stock Financial Services, Inc. in which we have agreed to pay certain fees and expenses of Banc Stock Financial Services for its services as our sales agent in the offering. Banc Stock may allow a concession (out of the sales commission) to selected broker-dealers who participate in the offering. See "SALES AGENT".

         Offering Price. The offering price is $_____ per share. The common stock is not publicly traded. The board of directors, after consulting with the sales agent, determined the offering price per share after considering, among other criteria, the Company's assets, market position, net worth, historical and projected earnings, book value and the last private trades reported to the Company.

         Procedure for Subscribing for Common Stock. Investors who desire to participate in the offering must properly complete the order form which accompanies this Prospectus. The order form must be forwarded, with full payment of the aggregate subscription price, to the escrow agent on or prior to the expiration date. If the mail is used to forward order forms, we recommend that insured, registered mail, return receipt requested, be used. See "THE OFFERING - Procedures for Subscribing for Common Stock".

         Subscriptions for the common stock which are accepted by us may not be revoked. Subscription funds will be held in an escrow account established with the Independent Bankers' Bank of Florida, 109 East Church Street, Orlando, Florida 32801 (the "escrow agent"). See "THE OFFERING - Procedure for Subscribing for Common Stock".

         Dilution. Purchasers of common stock in the offering will experience immediate dilution in the net tangible book value per share of the common stock from the public offering price. In connection with our initial stock offering, we issued purchase warrants which, when adjusted for the various stock splits and if fully exercised, would result in an additional 469,772 shares being issued at $6.31 per share. In addition, we have granted stock options periodically to officers and employees of the Company at exercise prices equal to fair market value at the date of grant. As of September 30, 1998, there were stock options to purchase 62,613 shares of common stock outstanding (at a weighted average exercise price of $6.31 per share). See "RISK FACTORS - Dilutive Effect of Purchase Warrants and Stock Options" and "DILUTION".

         Purchase Limitation. We reserve the right to reject any subscriptions, in whole or in part.

         Transfer Agent and Registrar. Prior to the offering we served as our own transfer agent for our stock. We have recently engaged Continental Stock Transfer and Trust Company, 2 Broadway, 19th Floor, New York, New York, 10004, to handle stock transfers, stock record keeping, and mailing of all proxy materials. See "THE OFFERING - Transfer Agent and Registrar".

         Intentions of Executive Officers and Directors. Our executive officers and directors have preliminarily indicated that collectively they intend to purchase approximately 25,000 shares of common stock in the offering, although they are under no obligation to do so. Our executive officers and directors or affiliates of the sales agent may purchase up to 100% of the shares in the offering if necessary to help us achieve the minimum subscription level necessary to release subscription proceeds from escrow. Any shares purchased by these individuals in excess of their original indications will be purchased for investment and not with a view to the resale of such shares. Because purchases by these persons may be substantial, investors should not place any reliance on the sales of a specified minimum offering amount as an indication of the merits of this offering or that such a person's investment decision is shared by unaffiliated investors. See - "BENEFICIAL OWNERSHIP OF COMMON STOCK". Our directors and executive officers have agreed with the sales agent not to sell any Citrus shares they own for a period of two years after the date of this Prospectus without the prior written consent of the sales agent.

         Information on the Offering. If you have questions concerning the offering, contact the sales agent at the Stock Sales Center at (800) 733-2265.


                                                  SUMMARY OF FINANCIAL DATA
                                      (Dollars in thousands, except per share figures)


                                                                   At or For the Period Ended
                                                                   --------------------------
                                                         September 30,                     December 31,
                                                         -------------                     ------------
                                                     1998             1997            1997             1996
                                                     ----             ----            ----             ----
At the Period End:
Assets ......................................   $    80,475      $    68,971      $    69,098      $    66,416

Loans .......................................   $    60,150      $    50,868      $    50,538      $    51,024

Loans, net ..................................   $    59,729      $    50,473      $    50,107      $    50,670

Deposits ....................................   $    73,124      $    61,084      $    62,601      $    58,646

Stockholders' equity ........................         6,342      $     5,695      $     5,822      $     5,427

Book value per share ........................   $      6.66      $      5.98      $      6.11      $      5.77


Shares outstanding...........................       952,296          952,296(1)       952,296(1)       952,296(1)

Outstanding warrants to purchase one share of
     common stock ...........................       469,772          469,772(1)       469,772(1)       469,772(1)

Vested stock options outstanding ............        62,613           62,613(1)        62,613(1)        75,661(1)

Equity-to-assets ratio ......................          7.88%            8.26%            8.43%            8.17%

Nonperforming assets-to-total assets ratio ..          1.03%            2.76%            2.19%            2.17%

For The Period:(2)

Total interest income .......................   $     4,765      $     4,096      $     5,514      $     4,973

Net interest income .........................   $     2,628      $     1,999      $     2,763      $     2,333

Net income ..................................   $       464      $       121      $       250      $        85

Return on average assets ....................          0.81%            0.24%            0.37%            0.14%

Return on average equity ....................         11.48%            2.96%            4.46%            1.55%

Average equity-to-average assets ratio ......          7.05%            8.10%            8.28%            8.96%

Noninterest expenses to average assets ......          3.85%            4.14             4.10%            4.20%

Yield and Rates:(2)

Loan portfolio ..............................           9.9%             9.5%             9.7%             9.6%

Securities ..................................           5.4%             5.8%             5.7%             5.6%

Other interest-earning assets ...............           5.5%             5.3%             5.4%             5.5%

All interest-earning assets .................           9.0%             8.8%             8.9%             8.8%

Deposits ....................................           4.8%             4.7%             4.7%             4.7%

Other borrowed funds ........................           5.4%             5.5%             5.7%             5.6%

Net interest margin(3) ......................           5.0%             4.8%             4.9%             4.8%

-----------------

(1) Reflects the May 1998 10% stock split and the January 1997 20% stock split.

(2) Percentages annualized for the nine months ended September 30, 1998 and 1997.

(3)      Net interest income divided by average interest-earning assets.


                                  RISK FACTORS

An investment in the common stock involves certain risks. In addition to the other information contained in this Prospectus, prospective investors should consider the following factors in evaluating an investment in the shares of common stock. This Prospectus contains "forward-looking statements" relating to future economic performance, plans and objectives of management for future operations. It also contains projections of revenues and other financial items that are based on the beliefs of the Company's management, as well as information currently available to the Company's management. The words "expect," "estimate," "anticipate," and "believe," as well as similar expressions, are intended to identify forward-looking statements. The cautionary statements set forth in this "Risk Factors" section and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

Growth by Expansion and Acquisitions

         Our strategy to expand by establishing new de novo bank subsidiaries and new branch offices is dependent on our ability to identify suitable locations and acceptable management teams to open such banks or branches. It is further dependent on our ability to generate new deposits and loans from those locations that will create an acceptable level of net income for the Company. Our strategy to grow through selective acquisitions of financial institutions or branches of such institutions is dependent on successfully identifying, acquiring and integrating such institutions or branches. There is a risk that the Company may need to raise additional capital to fund future acquisitions. There can be no assurance that we will be successful in implementing our growth strategy or in identifying attractive acquisition candidates, acquiring such candidates on favorable terms, or successfully integrating any acquired institutions or branches into Citrus or its subsidiaries. See "BUSINESS - Competition".

Risks Associated With Opening a New Bank

         We will use the majority of the proceeds of the offering to support growth and expansion, including the establishment of a new national bank in the Dade County, Florida area. There is a risk, however, that Citrus will not actually experience any further asset or deposit growth, or that Citrus will not experience favorable financial results if such growth occurs.

         As a bank holding company, our continued profitability will depend entirely upon the operations of our subsidiary banks. The operation of the proposed new bank will be subject to the risks inherent in commencing the operation of a new business and, specifically, those of a new bank. The likelihood of the success of the proposed new bank must be considered in light of the problems, expenses, complications, and delays frequently encountered in connection with the development of new banks and the competitive environment in which they operate. Typically, new banks incur substantial initial expenses and are not profitable for several years after commencing business.

No Assurance of Regulatory Approvals

         Before the proposed new bank may open, it must obtain approval of its charter application from the Comptroller of the Currency and its application for deposit insurance from the Federal Deposit Insurance Corporation. Assuming we locate a suitable site and hire an acceptable management team for the new bank, we plan to file applications for these approvals in the first quarter of 1999. Although Citrus anticipates that its applications will receive preliminary approval during the second quarter of 1999, there is a risk that we will fail to obtain either one or both of these approvals or that the approvals may not be granted in the time periods expected.

         Before Citrus may acquire the common stock of the proposed Dade County bank, we must obtain the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Citrus intends to file an application to request this approval in the first quarter of 1999. We anticipate receiving this approval in the second quarter of 1999. There is a risk, however, that we will fail to obtain this approval, or that the approval may not be granted by this date.

         Any significant delay in obtaining any of the approvals described above will result in an increase in preopening expenses and may reduce the amount of our capital, potential revenues, and income.

Interest Rate Risk

         Our earnings depend, to a large extent, upon the level of the Company's net interest income. Net interest income is primarily influenced by the relationship between our cost of funds (deposits and borrowings) and our yield on interest-earning assets (loans and investments). The relationship between cost of funds and yield on interest-earning assets is known as the net interest margin. Net interest margin is subject to fluctuation and is affected by regulatory, economic and competitive factors which influence the level of interest rates, the volume, rate and mix on interest-earning assets and interest-bearing liabilities. As part of its interest rate risk management strategy, we strive to reduce our exposure to interest rate changes by matching the maturity and repricing opportunities of interest-earning assets, with interest-bearing liabilities.

         As of September 30, 1998, total interest-earning assets maturing or repricing within one year were less than total interest-bearing liabilities maturing or repricing in the same period by $18.1 million. This represents a cumulative one-year interest rate sensitivity gap as a percentage of total interest-earning assets of negative 24.5%. As a result, the yield on the Company's interest-earning assets should adjust to changes in market interest rates at a slower rate than the cost of the Company's interest-bearing liabilities. Consequently, the Company's net interest income could be adversely affected during periods of rising interest rates. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Results of Operations - Net Interest Income".

Credit Risk

         In originating loans, there is a substantial likelihood that we will incur credit losses. Our risk of loss varies with, among other things, general economic conditions, the type of loan made, the creditworthiness and debt servicing capacity of the borrower over the term of the loan. In the case of a collateralized loan, the risk of loss varies with the value and marketability of the collateral securing the loan. The Company maintains an allowance for credit losses based on, among other things, historical credit loss experience, known inherent risks in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and an evaluation of current economic conditions. Additional provision for credit losses may be required should economic or other conditions change substantially in the future.

         As of September 30, 1998, the Company's allowance for credit losses amounted to $421,000, which represented 0.70% of its total loans. As of September 30, 1998, there were $436,000 in nonperforming loans in the portfolio, making the allowance of credit losses as a percentage of nonperforming loans equal to 0.97%. Although management believes that the Company's allowance for credit losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future credit losses. Loan losses exceeding historical rates or significant additions to the Company's allowance for credit losses would have a material adverse effect on the Company's results of operations and financial condition. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION  AND  RESULTS OF  OPERATIONS  -  Provision  and  Allowance  for Credit
Losses".

Competition

         The banking and financial services industry is highly competitive. We compete, in our primary service area, with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. Many of these competitors have substantially greater resources and lending limits than the Company and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market areas. See "BUSINESS - Competition".

Local Economic Conditions

         Our success is dependent, to a certain extent, upon the general economic conditions in the geographic market we serve. Although we expect that economic conditions will continue to be favorable in Indian River and Brevard Counties, there is a risk that these favorable economic conditions will not continue. Adverse changes in economic conditions in our geographic markets would likely impair our ability to collect loans and could otherwise have a material adverse effect on the results of operations and financial condition of the Company.

Supervision and Regulation

         We operate in a highly regulated environment and are subject to supervision and examination by several federal and state regulatory agencies. We are subject to the Bank Holding Company Act of 1956 ("BHCA") and to regulation and supervision by the Federal Reserve. Citrus Bank is subject to the regulation and supervision of the Office of the Comptroller of the Currency ("OCC"). Federal and state laws and regulations govern matters ranging from deposit insurance premiums to the maintenance of adequate capital for our general business operations. Federal and state laws and regulations also determine permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. Our regulators have the power to conduct examinations to order us to cease unsafe or unsound practices or violations of law. The commercial banking business is also affected by the monetary policies of the Federal Reserve. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of commercial banks. Changes in monetary policy may affect the ability of Citrus Bank to attract deposits and make loans, and could, under certain circumstances, adversely affect the Company.

Anti-Takeover Provisions

         Our Articles of Incorporation ("Articles") contain provisions requiring a vote of more than a majority of shareholders to effect certain extraordinary corporate transactions which have not been approved by our board of directors. The effect of these provisions is to make it more difficult to effect a merger, sale of control or similar transaction involving the Company even though a majority of our shareholders may vote in favor of such a transaction. In addition, our Articles provide for classes of directors, whereby one-third of the members of the board of directors are elected each year and each director of the Company will serve for a term of three years. Finally, Florida's Control-Share Acquisition Statute will apply to acquisitions of control shares of our common stock, as defined in that statute. The effect of these provisions is to make it more difficult to effect a hostile change in control of the Company through the acquisition of a large block of our common stock. See "DESCRIPTION OF COMMON STOCK".

Absence of Shareholder Preemptive Rights

         Our shareholders do not have preemptive rights to purchase shares of any class of our stock. The total number of shares of all classes of capital stock which Citrus has the authority to issue is 11,000,000 shares, 1,000,000 shares of preferred stock, par value $5.00 per share, and 10,000,000 shares of common stock, par value $3.15 per share. Each share of common stock is entitled to one vote per share in all matters requiring a vote of shareholders. Our board of directors could, from time to time, determine to issue additional shares of the authorized preferred stock or common stock of the Company, which may dilute the ownership interest of the subscribers in this offering.

Voting Control

         As of September 30, 1998, the Revocable Trust of Roy H. Lambert, of which Roy H. Lambert is a beneficiary, beneficially owned approximately 13.0% of the Company's outstanding shares of common stock and would own 21.0% if Mr. Lambert exercised his warrants for 95,978 shares. Mr. Lambert will beneficially own approximately 6.3% and 5.8% of the issued and outstanding common stock after the minimum offering and the maximum offering, if he does not purchase shares in the offering. Mr. Lambert received regulatory approval to own up to 100% of the Company's common stock on August 11, 1995. Mr. Lambert's holdings comprise the single largest voting block of the common stock and, after this offering, we anticipate that he will continue to have a significant influence on the election of members of the board of directors and other shareholder matters. The directors and executive officers as a group own 55.3% of the outstanding shares (and would own 69.1% if they exercised all options and warrants currently held by them), which constitutes absolute control over election of directors and the direction of the Company. If the directors and executive officers did not acquire any shares in this offering they would own approximately 40.1% and 37.0% of the issued and outstanding common stock following the minimum offering and the maximum offering assuming no exercise of options and warrants. See "BENEFICIAL OWNERSHIP OF COMMON STOCK".

Dilutive Effect of Purchase Warrants and Stock Options

         In connection with the Company's initial stock offering, we issued purchase warrants which, if fully exercised, would result in an additional 469,772 shares being issued at $6.31 per share (each warrant entitles the holder to purchase one share of common stock). As of September 30, 1998, 469,772 purchase warrants (representing 469,772 shares authorized to be issued at $6.31 per share) were still outstanding. The purchase warrants will expire on April 13, 2000.

         Stock options have been granted periodically to officers of the Company at exercise prices equal to fair market value at the date of grant. As of September 30, 1998, there were stock options to purchase 62,613 shares of common stock outstanding (at a weighted average exercise price of $6.31 per share).

         Purchasers of common stock in the offering will experience an immediate dilution in the net tangible book value per share of the common stock from the public offering price. Moreover, in the near-term, the Company expects that the expenses associated with the offering and the establishment of a new bank will result in a reduction of the Company's return on equity and earnings per share. See "DILUTION".

Impact on Earnings Per share

         The issuance of up to 1,200,000 shares offered in this offering may adversely affect our earnings per share until such time as the net proceeds of this offering are fully utilized to generate additional assets and deposits through both internal and external means.See "Growth by Expansion and Acquisition" and "USE OF PROCEEDS".

Limited Trading Market

         The price of our common stock is not currently quoted on any recognized stock exchange or on the National Quotation Bureau System Pink Sheets. Prior to this offering, there has been only limited trading activity. Following the offering the common stock will be traded on the OTC Bulletin Board under the trading symbol "____". Although we expect that an active trading market will develop, there can be no assurance that such a market will develop at the completion of this offering or that such a market, if developed, will continue. It is our intent to list the common stock on the Nasdaq SmallCap Market, but we believe it will be at least a year before we will meet the requirements for such a listing. See "MARKET FOR COMMON STOCK".

Dependence on Senior Management; Need to Hire Additional Management

         The Company's growth and development to date have been largely the result of the contributions of certain of the senior executive officers of the Company, including Josh C. Cox, Jr., President and Chief Executive Officer of Citrus and President of Citrus Bank; Randy J. Riley, Senior Vice-President and Chief Lending Officer of Citrus Bank; and Henry O. Speight, Citrus and Citrus Bank's Chief Financial Officer. Future growth and development of the Company will also be largely dependent on the Chief Executive Officer of the new bank, who has yet to be identified. The loss of the services of one or more of these individuals could have a material adverse effect on the Company's business and development. No assurance can be given that replacements for any of these officers could be employed if these officers' services were no longer available. In addition, continued growth of the Company will require that the Company attract and retain additional personnel with a variety of skills and experience. Significant competition exists for such personnel with the skills and experience needed to successfully manage the Company's business and operations. See "MANAGEMENT".

Shares Eligible for Future Sale

         Sales of common stock in the public market following this offering could adversely affect the market price of the common stock. Following this offering, approximately 420,178 shares of common stock held by current shareholders, as well as up to 1,200,000 maximum shares offered hereby, will be eligible for immediate sale without restriction in the public market. The executive officers and directors of Citrus and certain officers of Citrus Bank own the remaining 532,118 shares of common stock. The directors and executive officers have agreed with the sales agent not to sell any Citrus shares they own for a period of two years after the date of this Prospectus without the prior written consent of the sales agent. After this period, shares held by officers and directors will be eligible for sale subject to the volume and other limitations of Rule 144 adopted under the Securities Act. See "SHARES ELIGIBLE FOR FUTURE SALE".

                                 USE OF PROCEEDS

         Citrus estimates that the net proceeds it will receive from the sale of the common stock in this offering, assuming a public offering price of $11.00 per share, will be approximately $10,270,534 based on the minimum offering of 1,000,000 shares and $12,316,534 based on the maximum offering of 1,200,000 shares. Offering expenses and sales agent commissions are estimated to be approximately $729,466 and $883,466 for the minimum and maximum offerings, respectively. The net proceeds to be raised in the offering will depend upon the number of shares of common stock sold in the offering and the actual amount of expenses incurred in the offering, which may differ from these estimates.

         We intend to use the net proceeds to support future growth, including at least $5 million, and perhaps as much as $6 million, for the establishment of a de novo bank in Dade County, Florida, up to $3 million for the establishment of up to three new branch offices of Citrus Bank, and up to $500,000 for general corporate purposes. We expect future growth to occur both by establishing new subsidiary banks and new branch offices and possibly through selective acquisitions of other financial institutions or branch offices from other institutions, primarily in the central and south Florida markets. We anticipate that we would raise additional capital for the formation of future de novo bank subsidiaries, the establishment of other branches, or any acquisitions. Except for the Dade County de novo and a Melbourne, Florida branch office of Citrus Bank, the Company currently has no specific plans for, and has not entered into any agreement or understanding concerning, the establishment of any other new subsidiary banks or acquisitions of other banks or branches. Because Citrus has not yet identified any specific expansion sites or entered into any agreements for the acquisition or the construction of facilities, we cannot determine with certainty the cost to open each proposed branch or the proposed de novo bank. The actual costs could be significantly higher than estimated. Citrus will use the remainder of the proceeds to support initial loan growth at the new branch offices, as well as new loan growth at Citrus Bank's three existing offices, and for general corporate purposes. Management will have significant discretion regarding how and when the balance of such proceeds will be applied toward the expansion of the Company's business. Pending the application of proceeds in the manner set forth above, the net proceeds will initially be invested by the Company in short-term, interest-bearing securities.

         The following table illustrates the use of proceeds based upon a minimum and a maximum offering:

                                                      Shares                                Shares
         Use of Proceeds                             1,000,000           %                 1,200,000            %
         ---------------                             ---------         -----               ---------          -----

         Estimated Net Proceeds                      $10,270,534       100.0%            $12,316,534          100.0%
                                                     ===========       =====             ===========          =====

         Capital for de novo bank                    $5,000,000         48.7%             $5,000,000           40.6%
         Other expansion activities                   4,770,534         46.4%              6,816,534           55.3%
         General corporate purposes                     500,000          4.9%                500,000            4.1%
                                                        -------          ---                 -------            ---

                  Total Use of Proceeds              $10,270,534       100.0%            $12,316,534          100.0%
                                                     ===========       ======            ===========          ======

         The following is a schedule of estimated expenditures to be made by the proposed Dade County bank out of the proceeds from the sale of its capital stock to Citrus:

Organizational expenses of the proposed bank
  including application, legal and consulting fees   $  150,000

Pre-opening expenses of the proposed bank
  including salaries, occupancy and other expenses      100,000

Acquisition of bank premises (land and site
  improvements only) .............................      850,000

Furniture, fixtures and equipment ................      150,000

Cash, investments and other assets ...............    3,750,000
                                                     ----------

         Total uses of capital ...................   $5,000,000
                                                     ==========

         The above described expenditures are estimates only and assume the proposed bank will commence operations sometime during the third or fourth quarter of 1999. Actual expenses may exceed these amounts. Organizational and pre-opening costs will be charged to expense when incurred.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of September 30, 1998, and as adjusted to give effect to the sale of a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of common stock offered hereby, at an assumed public offering price of $11.00 per share, net of estimated offering expenses.

                                                              As Adjusted As Adjusted
                                                              for Minimum for Maximum
                                                    Actual    Offering(1) Offering(1)
                                                    ------    ----------- -----------
                                                       (Dollars in Thousands)
     Borrowings:
FHLB advances, 5.26% to 5.76%,
   maturing over 1 year                            $    342    $    342    $    342
                                                   ========    ========    ========

Stockholders' equity:
Preferred Stock, $5.00 par value, authorized and
    unissued 1,000,000 shares                      $      -    $      -    $      -
Common Stock, $3.15 par value, 10,000,000 shares
   authorized, 952,296 issued
   and outstanding (1,952,296 shares
   at the minimum offering and 2,152,296 shares
   at the maximum offering)                           3,007       6,157       6,787
Additional paid-in capital                            3,149      10,270      11,686
Retained earnings                                       225         225         225
Net unrealized holding losses on securities             (39)        (39)        (39)
                                                   --------    --------    --------

Total stockholders' equity                         $  6,342    $ 16,613    $ 18,659
                                                   ========    ========    ========

Total capitalization                               $  6,684    $ 16,955    $ 19,001
                                                   ========    ========    ========

(1) Excludes 532,385 shares of common stock issuable pursuant to outstanding stock options and stock warrants at an average exercise price of $6.31 per share, assuming all options were currently exercisable.

                             MARKET FOR COMMON STOCK

     There is currently no established public trading market in the common stock. The Company is aware of only limited trades occurring recently in its shares, with the range of prices between $10.00 to $11.00 per share.

     Following the offering the common stock will be traded on the OTC Bulletin Board under the trading symbol "____". The sales agent has advised Citrus that upon completion of the offering it intends to act as a "market maker" in the common stock. However, the sales agent is not required to do so and any such market making activity may be discontinued at any time without notice. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends, however, on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the sales agent, or any market maker.

     We intend to list the common stock on the Nasdaq SmallCap Market as soon as we meet the requirements to do so, but we do not expect to meet these listing requirements for at least one year following the offering. The decision whether to apply for listing remains in the discretion of the Company. There is no assurance that we will apply for or be accepted for listing within any particular period of time, if at all. See "RISK FACTORS - Limited Trading Market". As of the date of this Prospectus, Citrus' shares of common stock are held by approximately 490 shareholders of record.

                                    DILUTION

     At September 30, 1998, the Company had a net tangible book value of approximately $6.3 million, or $6.66 per share. Net tangible book value per share represents the amount of Citrus' stockholders' equity, less intangible assets, divided by the number of shares of common stock outstanding. Dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of the offering. The following table illustrates the per share dilution to new investors after (i) giving effect to the sale by Citrus of a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of common stock in this offering (at an assumed public offering price of $11.00 per share), (ii) deducting estimated offering expenses, and (iii) giving effect to the application of the estimated net proceeds as set forth under "Use of Proceeds":


                                                                          Minimum                   Maximum
                                                                          Offering                 Offering
                                                                          --------                 --------

Assumed public offering price per share ......................                  $   11.00                $   11.00
Net tangible book value per share at September 30, 1998 ......   $    6.66                  $    6.66
Increase per share attributable to new investors .............        1.85                       2.01
                                                                    ------                     ------
Pro forma net tangible book value per share after the offering                       8.51                     8.67
                                                                                     ----                     ----
Dilution per share to new investors ..........................                  $    2.49                $    2.33
                                                                                =========                =========

         The following tables set forth on a pro forma basis, as of September 30, 1998, (a) the number of shares of common stock purchased from Citrus prior to the offering and the number of shares purchased in the offering, and (b) the total consideration and average price per share paid to Citrus with respect to common stock held by the existing shareholders of Citrus and to be paid by new investors in the offering (based upon an assumed public offering price of $11.00 per share).

         Based on the maximum offering:
                                                     Shares Purchased           Total Consideration       Average Price
                                                     ----------------           -------------------       -------------
                                                   Number         Percent      Amount        Percent        Per Share
                                                   ------         -------      ------        -------        ---------
Existing shareholders.......................       952,296         44.2%      $ 6,156          31.8%         $ 6.46
New investors...............................     1,200,000         55.8        13,200          68.2          $11.00
                                                 ---------       ------      --------        ------
         Total..............................     2,152,296        100.0%      $19,356         100.0%
                                                 =========        =====       =======         =====

         Based on the minimum offering:
                                                     Shares Purchased           Total Consideration       Average Price
                                                     ----------------           -------------------       -------------
                                                   Number         Percent      Amount        Percent        Per Share
                                                   ------         -------      ------        -------        ---------
Existing shareholders.......................       952,296         48.8%      $ 6,156          35.9%         $ 6.46
New investors...............................     1,000,000         51.2        11,000          64.1          $11.00
                                                 ---------       ------      --------       -------
         Total..............................     1,952,296        100.0%      $17,156         100.0%
                                                ==========       ======       =======        ======

         Organizers, founders and proposed directors received in the initial offering, for no additional consideration, warrants to purchase additional shares of common stock at $6.31 per share at any time until April 13, 2000, at which time any warrants not exercised will expire. The foregoing tables assume no exercise of any outstanding warrants or outstanding stock options. As of the date of this Prospectus, there are outstanding options to purchase 62,613 shares of common stock and outstanding warrants to purchase 469,772 shares of common stock, all at an exercise price of $6.31 per share. If all outstanding options and warrants are exercised, the pro forma net tangible book value per share immediately after the minimum offering and maximum offering would be $8.51 and $8.67, respectively, representing dilution per share to investors in this offering of $2.49 and $2.33, respectively.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected financial data for the years ended December 31, 1997 and 1996, and the nine months ended September 30, 1998 and 1997, are derived from the financial statements and other data of the Company. The financial statements for the years ended December 31, 1997 and 1996, were audited by Stevens, Thomas, Schemer & Sparks, P.A., independent auditors. The selected financial data should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein (data in thousands except per share and percentages).

                                                                                  At or for the                   At or for the
                                                                        Nine Months Ended September 30,      Year Ended December 31,
                                                                        -------------------------------      -----------------------
                                                                           1998              1997             1997              1996
                                                                           ----              ----             ----              ----
Statement of Operations Data:
     Total interest income                                             $  4,765          $  4,096          $  5,514         $  4,973
     Total interest expense                                               2,158             1,860             2,482            2,288
     Net interest income before provision for credit losses               2,607             2,236             3,032            2,685
     Provision for credit losses                                            (21)              237               269              352
     Net interest income after provision for credit losses                2,628             1,999             2,763            2,333
     Noninterest income                                                     325               284               399              371
     Noninterest expense                                                  2,209             2,088             2,775            2,573
     Provision for income taxes                                             280                74               137               46
     Net income                                                             464               121               250               85

Balance Sheet Data:
     Total assets                                                       $ 80,475         $ 68,971          $ 69,098         $ 66,416
     Earning assets                                                       74,004           62,437            61,599           59,901
     Investment securities(1)                                              7,300            9,520             9,283            9,499
     Loans (2)                                                            60,150           50,868            50,538           51,024
     Allowance for credit losses                                             421              395               431              354
     Deposit accounts                                                     73,124           61,084            62,601           58,646
     Stockholders' equity                                                  6,342            5,695             5,822            5,427

Share Data (3):
     Basic earnings per share (3)                                       $   0.49         $   0.14          $   0.26         $   0.09
     Diluted earnings per share (3)                                     $   0.40         $   0.11          $   0.21         $   0.07
     Book value per share (period end) (4)                              $   6.66         $   5.98          $   6.11         $   5.77
     Tangible book value per share (period end) (4)                     $   6.66         $   5.98          $   6.11         $   5.77
     Weighted average shares outstanding (3):
         Used for basic earnings per share                                   952              860               948              941
         Used for diluted earnings per share                               1,172            1,057             1,168            1,160

Performance Ratios:
     Return on average assets                                              0.81%            0.24%             0.37%            0.14%
     Return on average equity                                             11.48%            2.96%             4.46%            1.55%
     Interest-rate spread during the period                                4.23%            4.11%             4.17%            4.09%
     Net interest margin (5)                                               4.95%            4.81%             4.88%            4.76%
     Efficiency (6)                                                       75.42%           82.86%            80.88%           84.20%

Asset Quality Ratios:
     Allowance for credit losses to period end loans (2)                  0.70 %            0.78%             0.85%            0.69%
     Net charge-offs to average loans                                    (0.03)%            0.52%             0.38%            0.82%
     Nonperforming assets to period end loans and
         foreclosed property (2)                                           1.36%            2.68%             2.97%            2.81%
     Nonperforming assets to period end total assets                       1.03%            2.76%             2.19%            2.17%

Capital and Liquidity Ratios (7):
     Average equity to average assets                                      7.05%            8.10%             8.28%            8.96%
     Leverage (4.00% required minimum)                                     7.14%            7.78%             7.93%            8.07%
     Risk-based capital:
         Tier 1                                                           10.17%            9.39%            10.82%           10.82%
         Total                                                            10.90%           10.10%            11.68%           11.56%
     Average loans to average deposits                                    98.54%           97.21%            96.39%           95.72%

--------------------
(1)      Securities   held-to-maturity   are  stated  at  amortized   cost,  and
         securities for sale are stated at fair value.
(2)      Loans are stated net of unearned  income,  before  allowance for credit losses.
(3)      Net income per share is computed  using the weighted  average number of shares of common stock and dilutive common stock equivalents from stock options (using treasury stock method).
(4)      Excludes the effect of any outstanding stock options.
(5)      Net interest income divided by average earning assets.
(6)      Noninterest  expense  divided  by the sum of net  interest  income  and income, net of gains and losses on sales of assets.
(7)      Capital and liquidity ratios are for the Bank, not the Company.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         Citrus is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended, and owns 100% of the issued and outstanding common stock of Citrus Bank. The Company was incorporated under the laws of the State of Florida on May 19, 1989, to enhance the Bank's ability to serve its future customers' requirements for financial services. The holding company provides flexibility for expansion of the Company's banking business through acquisition of other financial institutions and provision of additional banking-related services which the traditional commercial bank may not provide under present laws.

         The Bank commenced business operations on April 13, 1990, in a permanent facility located at the corner of Indian River Boulevard and 17th Street, Vero Beach, Florida. The facility is a three-story office condominium, the first floor of which is owned by the Bank. The Bank operates a branch office at 1020 U.S. 1, Sebastian, Florida, which commenced operations in February 1993 and another branch office located at 1020 Buttonwood Street, Barefoot Bay, Florida, which commenced operations in September 1996.

         The Company has grown from approximately $61.5 million in total assets, $43.4 million in loans, $53.8 million in deposits, and $5.4 million in stockholders' equity at December 31, 1995, to approximately $80.5 million in total assets, $60.2 million in loans, $73.1 million in deposits, and $6.3 million in stockholders' equity at September 30, 1998. The following discussion should be read in conjunction with the preceding "Selected Consolidated Financial Data" and the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Prospectus.

                              Results of Operations

Net Income

         The Company's net income for the nine months ended September 30, 1998, was $464,000, or $0.49 per share, as compared to $121,000, or $0.14 per share, for the nine months ended September 30, 1997. This improvement reflects the Company's continued growth as average earning assets increased to $70.2 million during the first nine months of 1998 as compared to $62.0 million during the first nine months of 1997. This improvement also reflects a provision for credit losses for the nine months ended September 30, 1998 of $(21,000) versus $237,000 for the nine months ended September 30, 1997. The increase in average earning assets resulted in an increase in net interest income before provision for credit losses of $371,000, or 16.6%, in the first nine months of 1998 over the same period in 1997. In addition, noninterest income increased 14.4%, to $325,000, in the first nine months of 1998 as compared to $284,000 in the first nine months of 1997. This improvement resulted primarily from deposit account charges resulting from the growth in deposits. The increases in net interest income and noninterest income were partially offset by an increase of $121,000 in noninterest expense in the first nine months of 1998 as compared to the first nine months of 1997. The return on average assets for the nine months ended September 30, 1998, improved to 0.81% annualized as compared with 1997 and 1996 levels of 0.37% and 0.14%, respectively.

         The Company's net income was $250,000, or $0.26 per share, for the year ended December 31, 1997, as compared to $85,000, or $0.09 per share, for the year ended December 31, 1996. The improvement in net income from 1996 to 1997 resulted primarily from a $347,000 increase in net interest income, which is attributable to the Company's growth, higher net interest margins, and improved asset quality during these periods. Total assets at December 31, 1997, were $69.1 million as compared to $66.4 million at December 31, 1996. Average earning assets increased to $62.2 million during 1997 as compared to $56.4 million during 1996. Average total asset growth was principally attributable to a net increase in average loans of $4.6 million during 1997.

         A $28,000 increase in noninterest income in 1997 as compared to 1996 also contributed to the improvement in net income. Increases in noninterest income resulted from increased deposit and related account charges associated with an increase in deposit balances of $4.0 million from year-end 1996 to year-end 1997. The increases in net interest income and noninterest income were partially offset by a $202,000 increase in noninterest expense. All components of noninterest expense increased with the exception of other miscellaneous expenses. The increases in expenses primarily result from increases in staff during this period, increased costs associated with the new banking center opened in September 1996, the new courier service, and other equipment acquisitions, upgrades, and repairs.

Net Interest Income

         The largest component of net income for the Company is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on the Company's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

         Net interest income was $2.6 million for the nine months ended September 30, 1998, as compared to $2.0 million for the nine months ended September 30, 1997. This 31.5% increase reflected the substantial growth of the Company's loan portfolio between these periods, which resulted in marginal improvements in the Company's net interest spread and net interest margin. Net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 4.2% for the nine months ended September 30, 1998, as compared to 4.1% for the nine months ended September 30, 1997. Net interest margin (which is net interest income divided by average interest-earning assets) increased to 5.0% for the nine months ended September 30, 1998, as compared to 4.8% for the nine months ended September 30, 1997. These increases reflect the improvement in the average rate on loans from 9.5% for the nine months ended September 30, 1997 to 9.9% for the first nine months of 1998 and that loans comprised 82% of earning assets during the first nine months ended September 30, 1998 as compared to only 81% during the first nine months of 1997. Loans typically provide a higher yield than the other types of earning assets and thus one of the Company's goals is to continue to grow the loan portfolio as a percentage of total earning assets. The increase in the yield on average earning assets was partially offset by an increase in the rate paid on interest-bearing liabilities to 4.8% in first nine months of 1998 as compared to 4.7% in the first nine months of 1997. Increases in average savings and time deposits of $2.9 million and $3.8 million, respectively, which typically pay higher rates, contributed to the increase in overall rates on interest-bearing liabilities.

         Net interest income totaled $2.8 million in 1997 and $2.3 million in 1996. Net interest spread was 4.2% in 1997 as compared to 4.1% in 1996. The Company's net interest margin also increased to 4.9% in 1997 as compared to 4.8% in 1996. The net interest spread and net interest margin increased from 1996 to 1997 primarily because of a slight increase in the average yield on loans of 9.7% in 1997 as compared with 9.6% in 1996, and no change in the average rates paid on interest-bearing liabilities. Also, the total amount of earning assets increased by $5.8 million between the two periods.

         Average Balances, Income and Expenses, and Rates. The following table depicts, for the periods indicated, certain information related to the Company's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.


                            [Table Follows This Page]


Average Balances, Income and Expenses, and Rates (dollars in thousands)

                                                                            For the Nine Months Ended September 30,
                                                                            ---------------------------------------
                                                                        1998                                       1997
                                                                        ----                                       ----
                                                                    Interest     Average                       Interest     Average
                                                       Average         and       Yield/            Average        and       Yield/
                                                       Balance      Dividends     Rate             Balance     Dividends     Rate
                                                       -------      ---------     ----             -------     ---------     ----
Earning assets:
     Interest-earning deposits                      $       48     $       2        5.6%        $       40    $       2        6.7%
     Taxable securities                                  8,380           337        5.4%             9,425          411        5.8%
     Federal funds sold                                  4,250           174        5.5%             2,385           94        5.3%
     Net loans                                          57,534         4,252        9.9%            50,186        3,589        9.5%
                                                       -------        ------                       -------       ------

         Total earning assets                           70,212         4,765        9.0%            62,036        4,096        8.8%
                                                                      ------                                     ------

Non-earning assets                                       6,269                                       5,244
                                                       -------                                     -------

         Total assets                                  $76,481                                     $67,280
                                                       =======                                     =======

Interest-bearing liabilities:
     NOW and money market deposits                    $  7,316           116        2.1%          $  7,288          112        2.0%
     Savings                                             7,176           173        3.2%             4,281           92        2.9%
     Time deposits                                      43,897         1,817        5.5%            40,058        1,605        5.3%
     Other borrowings                                    1,280            52        5.4%             1,238           51        5.5%
                                                      --------      --------                      --------      -------

         Total interest-bearing liabilities             59,669         2,158        4.8%            52,865        1,860        4.7%
                                                                     -------                                     ------

Noninterest-bearing liabilities                         11,423                                       8,966
Stockholders' equity                                     5,389                                       5,449
                                                      --------                                    --------

         Total liabilities and stockholders' equity    $76,481                                     $67,280
                                                       =======                                     =======

Net interest income                                                   $2,607                                     $2,236
                                                                      ======                                     ======

Interest-rate spread                                                                4.2%                                       4.1%
                                                                                    ====                                       ====
Net interest margin                                                                 5.0%                                       4.8%
                                                                                    ====                                       ====
Ratio of average earning assets to
  average interest-bearing liabilities                  117.7%                                      117.3%
                                                        ======                                      ======

                                                                                     Years Ended December 31,
                                                                                     ------------------------
                                                                        1997                                       1996
                                                                        ----                                       ----
                                                                    Interest     Average                       Interest     Average
                                                       Average         and       Yield/            Average        and       Yield/
                                                       Balance      Dividends     Rate             Balance     Dividends     Rate
                                                       -------      ---------     ----             -------     ---------     ----
Earning assets:
     Interest-earning deposits                      $       51     $       3        5.9%         $     100    $       7        7.0%
     Taxable securities                                  9,549           544        5.7%             9,981          562        5.6%
     Federal funds sold                                  2,621           140        5.3%             1,015           54        5.3%
     Net loans                                          49,965         4,827        9.7%            45,327        4,350        9.6%
                                                       -------        ------                       -------       ------

         Total earning assets                           62,186         5,514        8.9%            56,423        4,973        8.8%
                                                                      ------                                     ------

Non-earning assets                                       5,523                                       4,884
                                                        ------                                     -------

         Total assets                                  $67,709                                     $61,307
                                                       =======                                     =======

Interest-bearing liabilities:
     NOW and money market deposits                    $  3,427            43        1.3%          $  3,207           49        1.5%
     Savings                                             8,642           256        3.0%             6,778          173        2.6%
     Time deposits                                      39,768         2,125        5.3%            37,369        2,005        5.4%
     Other borrowings                                    1,016            58        5.7%             1,095           61        5.6%
                                                      --------        ------                      --------      -------

         Total interest-bearing liabilities             52,853         2,482        4.7%            48,449        2,288        4.7%
                                                                      ------                                   --------

Noninterest-bearing liabilities                          9,247                                       7,365
Stockholders' equity                                     5,609                                       5,493
                                                      --------                                    --------

         Total liabilities and stockholders' equity    $67,709                                     $61,307
                                                       =======                                     =======

Net interest income                                                   $3,032                                     $2,685
                                                                      ======                                     ======

Interest-rate spread                                                                4.2%                                       4.1%
                                                                                    ====                                       ====
Net interest margin                                                                 4.9%                                       4.8%
                                                                                    ====                                       ====
Ratio of average earning assets to
  average interest-bearing liabilities                  117.7%                                      116.5%
                                                        ======                                      ======

         Analysis of Changes in Net Interest Income. The following tables present the dollar amount of changes in interest income and interest expense attributable to changes in volume and the amount attributable to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

                                                                         For the Nine Months Ended September 30, 1998
                                                                         vs. the Nine Months Ended September 30, 1997
                                                                                   Increase (Decrease) Due to:
                                                                         --------------------------------------------

                                                                                                       Volume/
                                                            Volume                  Rate                  Rate                Total
                                                            ------                  ----                  ----                -----
                                                                                        (dollars in thousands)
Earning assets:
    Interest-earning deposits                               $    -               $     -                 $    -              $    -
    Taxable securities                                         (46)                  (32)                     4                 (74)
    Federal funds sold                                          74                     4                      2                  80
    Net loans                                                  525                   120                     18                 663
                                                              ----                  ----                  -----               -----

         Total earning assets                                  553                    92                     24                 669
                                                              ----                 -----                  -----               -----

Interest-bearing liabilities:
    NOW and money-market deposits                                -                     4                      -                   4
    Savings                                                     62                    11                      8                  81
    Time deposits                                              154                    53                      5                 212
    Other borrowings                                             2                    (1)                     -                   1
                                                            ------                 -----                 ------              ------

         Total interest-bearing liabilities                    218                    67                     13                 298
                                                              ----                ------                  -----               -----

         Net interest income before provision                $ 335                 $  25                   $ 11               $ 371
            for credit losses                                =====                 =====                   ====               =====

                                                                             For the Year Ended December 31, 1997
                                                                             vs. the Year Ended December 31, 1996
                                                                                  Increase (Decrease) Due to:
                                                                             ------------------------------------

                                                                                                       Volume/
                                                            Volume                  Rate                  Rate                Total
                                                            ------                  ----                  ----                -----
                                                                                        (dollars in thousands)
Earning assets:
    Interest-earning deposits                               $   (3)               $   (1)               $    -               $   (4)
    Taxable securities                                         (25)                    7                     -                  (18)
    Federal funds sold                                          86                     -                     -                   86
    Net loans                                                  445                    29                     3                  477
                                                             -----                ------                 -----               ------

         Total earning assets                                  503                    35                     3                  541
                                                             -----                ------                 -----               ------

Interest-bearing liabilities:
     NOW and money-market deposits                               3                    (9)                    -                  (6)
     Savings                                                    48                    28                     7                   83
     Time deposits                                             129                    (8)                   (1)                 120
     Other borrowings                                           (4)                    2                    (1)                 (3)
                                                            ------                ------                 -----             -------

         Total interest-bearing liabilities                    176                    13                     5                  194
                                                             -----                ------                ------               ------

         Net interest income before provision                $ 327                 $  22                 $  (2)               $ 347
                                                             =====                 =====                 =====                =====
            for credit losses

                                       19

         Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. A monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. The Company also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. The Company evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk.

         The following table illustrates the Company's interest rate sensitivity at September 30, 1998, as well as the cumulative gap position at September 30, 1998, and December 31, 1997 (dollars in thousands).

                                                                                    September 30, 1998
                                                                                    ------------------
                                                                            More Than
                                                                               Three      More Than
                                                        Three                 Months       One Year
                                                        Months                to One        to Five       Over Five
                                                        Or Less                 Year          Years           Years            Total
                                                        -------                 ----          -----           -----            -----
Assets
     Earning assets
         Interest-bearing deposits                    $        7       $           -   $          -     $         -    $         7
         Federal funds sold                                6,700                   -              -               -          6,700
         Securities (1)                                      511                   -          6,112             677          7,300
         Loans (2)                                        23,169               9,349         20,834           6,645         59,997
                                                         -------            --------        -------         -------        -------

              Total earning assets                        30,387               9,349         26,946           7,322         74,004
                                                         -------            --------        -------         -------        -------

Liabilities
     Interest-bearing deposits
         Money market and NOW deposits (1)                 6,812                   -              -               -          6,812
         Savings deposits (1)                              7,542                   -              -               -          7,542
         Certificates of deposit                           7,187              36,328          5,489               -         49,004
                                                        --------            --------        -------     -----------        -------

              Total interest-bearing deposits             21,541              36,328          5,489               -         63,358

     Other borrowings                                          -                   -            342               -            342
                                                    ------------       -------------      ---------    ------------      ---------

              Total interest-bearing liabilities          21,541              36,328          5,831               -         63,700
                                                        --------           ---------       --------    ------------        -------

Interest-sensitive gap per period                        $ 8,846            $(26,979)       $21,115        $  7,322        $10,304
                                                         =======            ========        =======        ========        =======

Cumulative gap at September 30, 1998                     $ 8,846            $(18,133)      $  2,982         $10,304
                                                         =======            ========       ========         =======

Ratio of cumulative gap to total earning assets
     at September 30, 1998                                 12.0%             (24.5)%           4.0%           13.9%
                                                           =====             =======           ====           =====

Ratio of cumulative gap to total assets
     at September 30, 1998                                 11.0%             (22.5)%           3.7%           12.8%
                                                           =====             =======           ====           =====

Cumulative gap at December 31, 1997                      $(5,970)          $  (6,643)     $     259        $  9,314
                                                         =======           =========      =========        ========

Ratio of cumulative gap to total earning assets
     at December 31, 1997                                 (9.7)%             (10.8)%           0.4%           15.1%
                                                          ======             =======           ====           =====

Ratio of cumulative gap to total assets
     at December 31, 1997                                 (8.6)%              (9.6)%           0.4%           13.5%
                                                          ======              ======           ====           =====
--------------------
(1)  Investments  were  scheduled  through  their  contractual  maturity  dates.
     Excludes  noninterest-bearing  deposit  accounts.  Money  market,  NOW, and savings  deposits  were  regarded as maturing  immediately.  All other time deposits were scheduled through the maturity dates.

(2) In preparing the table above, adjustable-rate loans were included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans were scheduled according to their contractual maturities. Nonaccrual loans of $153,000 were excluded from above.

         The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally from decreasing market rates of interest when it is liability sensitive. The Company currently is liability sensitive over the three months to one year time frame. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability sensitive position is not as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income is also affected by other significant factors, including changes in the volume and mix of earning assets and interest-bearing liabilities.

Provision and Allowance for Credit Losses

         The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem loans. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for credit losses or that additional increases in the allowance for credit losses will not be required.

         Asset Classification. Commercial banks are required to review and, when appropriate, classify their assets on a regular basis. The OCC has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, condition, and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes a specific reserve for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not warrant classification in the aforementioned categories, but possess weaknesses, are classified as special mention and are monitored by the Company.

         At September 30, 1998, the Company had 10 loans classified as substandard, doubtful, or loss totaling $351,000.

         Allowance for Credit Losses. The allowance for credit losses is established through a provision for credit losses charged against income. Loans are charged against the provision when management believes that the collectibility of the principal is unlikely. The provision is an estimated amount that management believes will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans and commitments, and current anticipated economic conditions that may affect the borrower's ability to pay. While management uses the best information available to recognize losses on loans, future additions to the provision may be necessary based on changes in economic conditions.

         At September 30, 1998, the allowance for credit losses amounted to $421,000, or 0.70%, of outstanding loans. At December 31, 1997 and 1996, the allowance for credit losses amounted to $431,000 and $354,000, respectively. The allowance represented 0.85% and 0.69% of outstanding loans at December 31, 1997 and 1996, respectively. The Company's provision for credit losses was $(21,000), $269,000, and $352,000 for the nine months ended September 30, 1998, and for the years ended December 31, 1997 and 1996, respectively. The provision was made based on management's assessment of general credit loss risk and asset quality.

         During the first quarter of 1998, the Company settled litigation involving a significant problem credit. As a result of this settlement, the Company recorded a credit provision of $96,000 for the quarter ended March 31, 1998. The OCC had previously mandated that this credit be written down prior to resolution of the Company's lawsuit against the borrower. While management disagreed with the amount of the adjustment made in 1997, the effect on financial condition and results of operations was not considered material.

         The Company discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that the collection of interest is doubtful. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

         A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming assets categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for credit losses.

         The following table sets forth the information with respect to activity in the Company's allowance for credit losses during the periods indicated (dollars in thousands):

                                                                                     At September 30,           At December 31,
                                                                                     ----------------           ---------------
                                                                                         1998               1997               1996
                                                                                         ----               ----               ----
Allowance at beginning of period                                                      $   431            $   354            $   373
                                                                                      -------            -------            -------

Charge-offs:
     Real estate loans                                                                      -                167                776
     Installment loans                                                                     33                 19                 67
     Credit cards and related plans                                                         5                 16                 33
     Commercial and all other loans                                                         -                 10                  3
                                                                                    ---------           --------           --------
Total charge-offs                                                                          38                212                879
                                                                                     --------            -------            -------

Recoveries:
     Real estate loans                                                                     41                  -                506
     Installment loans                                                                      7                 15                  1
     Credit cards and related plans                                                         -                  5                  1
     Commercial and all other loans                                                         1                  -                  -
                                                                                    ---------          ---------          ---------
Total recoveries                                                                           49                 20                508
                                                                                     --------           --------            -------

Provision for credit losses charges (credited) to operations                             (21)                269                352
                                                                                    --------             -------            -------

Allowance at end of period                                                            $   421            $   431            $   354
                                                                                      =======            =======            =======

Ratio of net charge-offs during the period to average
   loans outstanding during the period                                                   0.0%               0.4%               0.8%
                                                                                         ====               ====               ====

         The following table sets forth certain information on nonaccrual loans and real estate owned, the ratio of such loans and real estate owned to total assets as of the dates indicated, and certain other related information (dollars in thousands):

                                                                                   At September 30,               At December 31,
                                                                                   ----------------               ---------------
                                                                                         1998               1997               1996
                                                                                         ----               ----               ----
Nonaccrual loans:
     Real estate loans                                                                $     -              $ 601              $ 413
     Installment loans                                                                      2                 10                  -
     Credit cards and related plans                                                         -                  -                  -
     Commercial and all other loans                                                       151                172                315
                                                                                       ------             ------             ------
Total nonaccrual loans                                                                    153                783                728
                                                                                       ------             ------             ------

Accruing loans over 90 days delinquent:
     Real estate loans                                                                    228                336                260
     Installment loans                                                                     15                  5                  9
     Credit cards and related plans                                                         -                  -                  6
     Commercial and all other loans                                                        40                  -                 50
                                                                                      -------           --------            -------
Total nonaccrual loans over 90 days delinquent                                            283                341                325
                                                                                       ------             ------             ------

Troubled debt restructurings past due over 30 days
     and not included above                                                                 -                  -                  -
                                                                                      -------           --------           --------

Total nonperforming loans                                                                 436              1,124              1,053
                                                                                       ------             ------             ------
Other real estate owned:
     Real estate acquired by foreclosure or deed in lieu
         of foreclosure                                                                   390                390                390
                                                                                       ------            -------            -------
     Total nonperforming loans and other real estate owned                             $  826             $1,514             $1,443
                                                                                       ======             ======             ======

     Total nonperforming loans as a percentage of total loans                            0.7%               2.2%               2.1%
                                                                                         ====               ====               ====
     Total nonperforming loans as a percentage of total assets                           0.5%               1.6%               1.6%
                                                                                         ====               ====               ====
     Total nonperforming loans and other real estate owned
         as a percentage of total assets                                                 1.0%               2.2%               2.2%
                                                                                         ====               ====               ====

Troubled debt restructurings and modified loans:
     Current                                                                           $  685             $1,525             $1,795
     Past due over 30 days and less than 90 days                                            -                  -                  -
     Past due over 90 days and included above                                               -                303                413
                                                                                     --------            -------            -------

                                                                                       $  685             $1,828             $2,208
                                                                                       ======             ======             ======

         Loans on which interest was not being accrued totaled $153,000, $783,000, and $728,000 at September 30, 1998, December 31, 1997 and 1996,
respectively. Had interest been accrued on these nonaccrual loans at originally contracted rates, interest income (before income taxes) would have been increased by approximately $9,000, $100,000, and $69,000, respectively.

         A loan is considered impaired when, according to the contractual terms of the contract, it is probable that the Company will be unable to collect all amounts due. At September 30, 1998, the Company had no loans classified as impaired.

         The following table presents information regarding the Company's total allowance for credit losses as well as the allocation of such amounts to the various categories of loans (dollars in thousands):

                                                                 At September 30,                       At December 31,
                                                             ------------------------         --------------------------------
                                                                     1998                      1997                      1996
                                                                     ----                      ----                      ----
                                                                           Loans                     Loans                     Loans
                                                                              to                        to                        to
                                                                           Total                     Total                     Total
                                                            Amount         Loans       Amount        Loans       Amount        Loans
                                                            ------         -----       ------        -----       ------        -----
     Commercial real estate loans                            $ 104           29%        $ 103          30%        $ 120          26%
     Residential real estate loans                              42           43%           28          41%           36          48%
     Commercial loans                                          211           21%          218          20%          122          18%
     Consumer loans                                             64            7%           82           9%           76           8%
                                                            ------          ----       ------        -----       ------        -----

     Total allowance for credit losses                       $ 421          100%        $ 431         100%        $ 354         100%
                                                             =====          ====        =====         ====        =====         ====

     Allowance for credit losses as a
          percentage of the total loans
          outstanding                                                      0.70%                     0.85%                     0.69%
                                                                           =====                     =====                     =====

Noninterest Income and Expense

         Noninterest Income. The Company's primary source of noninterest income is service charges on deposit accounts. In addition, the Company originates mortgage loans, which are closed in the name of a third party, for which the Company receives a fee. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer, and official check fees.

         Total noninterest income increased by $41,000 during the first nine months of 1998 as compared to the same period in 1997, reflecting increased activity fees related to increases in deposit and loan balances. Fees and service charges were $268,000 for the first nine months of 1998 as compared to $231,000 for the first nine months of 1997. Noninterest income for the year ended December 31, 1997, was $399,000 as compared to $371,000 for 1996. This increase is primarily a result of the growth in deposit account balances and the related deposit account fees. These fees amounted to $327,000 in 1997 as compared to $316,000 in 1996. The increase in fees and service charges is reflected in the overall growth in deposit accounts with transaction fees. Noninterest- bearing deposit accounts increased from $6.7 million at December 31, 1995, to $9.8 million at September 30, 1998.

         Noninterest Expense. Total noninterest expense increased by $121,000 during the first nine months of 1998 as compared to the same period in 1997 as a result of the Company's continued growth. This increase includes a $136,000 increase in salary and benefits expense, as the Company employed additional employees and provided normal salary and benefit increases. Occupancy- related expenses increased $50,000 in the first nine months of 1998 as compared with the same period in 1997, principally due to higher maintenance expenses, depreciation, and operating costs for the new courier service. All other expenses were generally flat or moderately higher, except that a significant reduction in professional fees of $149,000 was realized due to lower legal and professional costs associated with the resolution of two problem credits.

         Noninterest  expense  increased  from $2.6  million  for the year ended
December 31, 1996, to $2.8 million for the year ended December 31, 1997. Salaries and benefits were up $138,000 to $1,280,000 reflecting additions to staff for the new armored car service as well as several staff additions to complement loan and deposit growth. This increase also reflects a full year's staff expense on the Bank's Barefoot Bay Center that opened in September, 1996. Occupancy expenses increased $12,000 from 1996 largely representing expenses related to the new banking center. Furniture and equipment expenses were up $53,000 primarily attributable to the new banking center and the armored car service as well as computer equipment repairs and upgrading. Miscellaneous expenses remained largely unchanged at $1,043,000. Legal expenses, primarily for the aforementioned problem credits, increased to $221,000 from $155,000 in 1996 and make up the largest single other operating expense. Offsite computer services accounted for $178,000 of the expenses and was up from $156,000 in 1996.


         The  following  table  sets  forth  the  primary  components  of  other operating expenses for the periods indicated (dollars in thousands):
                                                                         For the Nine Months Ended             For the Years Ended
                                                                              September 30                         December 31,
                                                                          ----------------------              ----------------------
                                                                          1998              1997              1997              1996
                                                                          ----              ----              ----              ----
     Advertising and public relations                                  $      49        $      42         $      69        $      54
     Professional fees                                                       123              272               288              266
     Data processing                                                         144              134               153              140
     Stationery, printing, and supplies                                       45               45                58               57
     Insurance                                                                44               38                24               47
     Telephone                                                                36               28                40               37
     Other miscellaneous expenses                                            297              244               411              443
                                                                       ---------        ---------         ---------        ---------

                                                                         $   738          $   803           $ 1,043          $ 1,044
                                                                         =======          =======           =======          =======

Income Tax Expense

         The income tax provision was $280,000 for the first nine months of 1998, or an effective rate of 37.6%. This compares with an effective rate of 37.9% for the same period in 1997.

         The income tax provisions for the years ended December 31, 1997 and 1996, were $137,000 and $46,000, respectively. The effective rates for 1997 and 1996 were 35.4% and 35.1%, respectively.

                         Analysis of Financial Condition

Earning Assets

         Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At September 30, 1998, loans accounted for 82% of earning assets, as compared to 80% of earning assets at both December 31, 1997 and 1996. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $50.0 million during 1997, as compared to $45.3 million in 1996. Since 1997, loans have averaged $57.5 million.

         The following table shows the composition of the Bank's loan portfolio by category (dollars in thousands):

                                                                          Composition of Loan Portfolio
                                                                          -----------------------------

                                                           At September 30,                            At December 31,
                                                           ----------------                            ---------------
                                                                 1998                         1997                      1996
                                                                ------                       ------                    -----
                                                                 Percent of                   Percent of                  Percent of
                                                         Amount       Total         Amount         Total         Amount        Total
                                                         ------       -----         ------         -----         ------        -----
     Commercial real estate                             $17,275         29%        $15,008           30%        $13,591          26%
     Residential real estate                             25,572         43%         20,914           41%         24,389          48%
     Commercial loans                                    12,886         21%         10,330           20%          9,139          18%
     Consumer loans                                       4,421          7%          4,312            9%          3,939           8%
                                                      ---------      ------      ---------        ------      ---------        -----
                                                         60,154        100%         50,564          100%         51,058         100%
                                                                       ====                         ====                        ====
     Add (subtract):
     Deferred costs (fees) net                              (4)                       (26)                         (34)
     Allowance for credit losses                          (421)                      (431)                        (354)
                                                      --------                   --------                     --------
         Loans, net                                     $59,729                    $50,107                      $50,670
                                                        =======                    =======                      =======

         In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. The Company follows the common practice of financial institutions in the Company's market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, the Company limits its loan-to-value ratio to 80%. The Company's largest category of loans, residential mortgage loans, totaled $25.6 million and represented 43% of the loan portfolio at September 30, 1998, compared to $20.9 million and 41% at December 31, 1997 and $24.4 million and 48% at December 31, 1996. A significant portion of mortgage loans are made to finance owner-occupied real estate. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

         The following table reflects the contractual principal repayments (excluding nonaccrual loans of $153,000) by period of the Company's loan portfolio at September 30, 1998 (dollars in thousands):

                                                                           More Than
                                                                             Three        More Than
                                                                             Months       One Year
                                                          Three              to One       to Five          Over Five
                                                          Months              Year          Years            Years           Total
                                                          ------              ----          -----            -----           -----
Commercial real estate                                   $ 3,304            $2,600        $ 10,063           $1,157          $17,124
Residential real estate                                   10,713             5,058           4,742            5,059           25,572
Commercial loans                                           7,443             1,419           3,699              325           12,886
Consumer loans                                             1,713               272           2,330              104            4,419
                                                       ---------          --------       ---------         --------         --------

     Total loans                                         $23,173            $9,349         $20,834           $6,645          $60,001
                                                         =======            ======         =======           ======          =======

Loans maturing after one year with:
     Fixed interest rates                                                                                                    $17,356
     Floating interest rates                                                                                                  10,123
                                                                                                                              ------

                                                                                                                             $27,479
                                                                                                                             =======

         Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans historically has been substantially less than their average contractual terms due to prepayments. In addition, due-on-sale clauses on mortgage loans generally give the Company the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are substantially higher than current mortgage loan rates. Of the $27.5 million in loans due after September 30, 1999, 63% of such loans have fixed interest rates and 37% have adjustable interest rates.

         Origination, Sale, and Repayment of Loans. The Company generally originates loans on real estate located in its primary market area, defined as Indian River County and Barefoot Bay, a retirement community in South Brevard County. Residential mortgage loan originations by the Company are attributable to depositors, other existing customers, advertising, mortgage brokers, and referrals from real estate brokers and developers. The Company's residential mortgage loans generally are originated to ensure compliance with documentation and underwriting standards which permit their sale to the Federal National Mortgage Association ("Fannie Mae") and other investors in the secondary market.

         The Company has engaged in the sale of whole loans. The Company engages in the sale of fixed-rate loans and ARM loans to provide liquidity and funding sources for higher yielding loans.

         The following table sets forth total loans originated, repaid, and sold during the periods indicated (dollars in thousands).

                                                                                       At September 30,             December 31,
                                                                                       ----------------             ------------
                                                                                             1998              1997             1996
                                                                                             ----              ----             ----
Originations:
Commercial real estate loans                                                             $  4,331          $  8,277         $  3,997
Residential real estate loans                                                             113,664            29,747           81,231
Commercial loans                                                                           10,528             7,027           16,993
Consumer loans                                                                              3,191             3,425            1,992
                                                                                        ---------           -------        ---------

         Total loans originated                                                           131,714            48,476          104,213

Less:
Loans sold                                                                                116,501            29,034           66,315
Principal reductions                                                                        5,623            19,936           30,242
                                                                                       ----------        ----------         --------

         Increase (decrease) in total loans                                             $   9,590        $    (494)         $  7,656
                                                                                        =========        =========          ========

         Investment Securities. The investment securities portfolio is a significant, although declining, component of the Company's total earning assets. Total securities averaged $8.4 million and $9.4 million for the first nine months of 1998 and 1997, respectively, and $9.5 million in 1997, as compared to $10.0 million in 1996. This represents 12% and 15% of the average earning assets for the nine months ended September 30, 1998 and 1997, respectively, and 15% and 18% of the average earning assets for the years ended December 31, 1997 and 1996, respectively. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short term U.S. Treasury or agency obligations. This objective is particularly important as the Company continues to emphasize increasing the percentage of the loan portfolio to total earning assets. The Company primarily invests in U.S. Treasury securities and securities of other U.S. Government agencies with maturities up to five years.

         The investment portfolio is comprised primarily of U.S. Treasury and U.S. Government agency securities and mortgage-backed securities. According to Financial Accounting Standards No. 115, investment portfolio is categorized as either "held-to- maturity," "available-for-sale," or "trading." Investments held-to-maturity represent those investments which the Company has the positive intent and ability to hold to maturity. These investments are carried at amortized cost. Investments available-for-sale represent those investments which may be sold for various reasons including changes in interest rates and liquidity considerations. These investments are reported at fair market value with unrealized gains and losses being reported as a separate component of stockholders' equity, net of income taxes. Trading securities are held primarily for resale and are recorded at their fair values. Unrealized gains or losses on trading securities are included immediately in earnings. At September 30, 1998, the Company had no securities categorized as trading.


         Investment Portfolio. The following table sets forth the carrying value of the Company's investment portfolio (dollars in thousands):

                                                                                       At September 30,           At December 31,
                                                                                       ----------------           ---------------
                                                                                             1998              1997             1996
                                                                                             ----              ----             ----
         Securities available-for-sale:

              U. S. Government agency securities                                          $ 2,118           $ 1,104         $    495
              Mortgage-backed securities                                                    3,107             4,265            4,427
              Other                                                                           677               427              374
                                                                                         --------          --------        ---------

                  Total                                                                   $ 5,902           $ 5,796          $ 5,296
                                                                                          =======           =======          =======

         Securities held-to-maturity:

              U. S. Government agency securities                                          $   479           $ 1,474          $ 1,499
              Mortgage-backed securities                                                      919             1,762            2,452
              Other                                                                             -               251              252
                                                                                       ----------          --------         --------

                  Total                                                                   $ 1,398           $ 3,487          $ 4,203
                                                                                          =======           =======          =======


The following table sets forth the amortized cost of the Company's investment portfolio at the dates indicated (dollars in thousands):

                                                                                       At September 30,           At December 31,
                                                                                       ----------------           ---------------
                                                                                            1998               1997             1996
                                                                                            ----               ----             ----
         Securities available-for-sale:

              U. S. Government agency securities                                          $ 2,100           $ 1,101          $   500
              Mortgage-backed securities                                                    3,168             4,396            4,643
              Other                                                                           677               427              374
                                                                                        ---------         ---------        ---------

                  Total                                                                   $ 5,945           $ 5,924          $ 5,517
                                                                                          =======           =======          =======

         Securities held-to-maturity:

              U. S. Government agency securities                                          $   479           $ 1,474          $ 1,499
              Mortgage-backed securities                                                      919             1,762            2,452
              Other                                                                             -               251              252
                                                                                        ---------         ---------        ---------

                  Total                                                                   $ 1,398           $ 3,487          $ 4,203
                                                                                          =======           =======          =======

         Investment Maturities. The following table sets forth, by maturity distribution, certain information pertaining to the securities held to maturity portfolio as follows (dollars in thousands):

                                                                After One Year   After Five Years
                                              One Year or Less   to Five Years      to Ten Years     Over Ten Years       Total
                                              ----------------   -------------      ------------     --------------       -----
                                              Carrying Average  Carrying Average Carrying Average  Carrying Average Carrying Average
                                                 Value   Yield     Value   Yield    Value   Yield     Value   Yield    Value   Yield
                                                 -----   -----     -----   -----    -----   -----     -----   -----    -----   -----
September 30, 1998:
U. S. Government
     agency securities                        $   500     5.4%   $2,097     5.0%  $    -     0.0%   $    -     0.0%   $2,597    5.1%
Mortgage-backed securities                         11     5.3%      629     5.4%   1,795     5.7%    1,591     5.1%    4,026    5.4%
Other                                               -     0.0%        -     0.0%       -     0.0%      677     6.0%      677    6.0%
                                              -------            ------           ------           -------           -------

         Total                                $   511     5.4%   $2,726     5.1%  $1,795     5.7%   $2,268     5.4%   $7,300    5.4%
                                              =======            ======           ======            ======            ======

December 31, 1997:
U. S. Government
     agency securities                         $1,496     4.5%   $  605     6.2% $   477     3.9%   $    -     0.0%   $2,578    4.8%
Mortgage-backed securities                        599     5.1%      859     5.6%     197     5.8%    4,372     5.6%    6,027    5.6%
Other                                             251     5.2%        -     0.0%       -     0.0%      427     6.6%      678    6.1%
                                              -------            ------          -------            ------            ------

         Total                                 $2,346     4.7%   $1,464     5.9% $   674     4.5%   $4,799     5.7%   $9,283    5.4%
                                               ======            ======          =======            ======            ======

December 31, 1996:
U. S. Government
     agency securities                        $   995     5.2%   $  499     3.8% $   500     4.2%   $    -     0.0%   $1,994    4.6%
Mortgage-backed securities                          -     0.0%    1,275     5.9%     400     4.6%    5,204     5.8%    6,879    5.7%
Other                                               -     0.0%      252     5.2%       -     0.0%      374     6.7%      626    6.1%
                                              -------            ------          -------            ------            ------

         Total                                $   995     5.2%   $2,026     5.3% $   900     4.4%   $5,578     5.8%   $9,499    5.5%
                                              =======            ======          =======            ======            ======


         Short-Term Investments. Short-term investments, which consist of federal funds sold and securities purchased under agreements to resell and interest-bearing deposits, averaged $2.7 million in 1997 as compared to $1.1 million in 1996. Since December 31, 1997, short-term investments averaged $4.3 million. At September 30, 1998, and December 31, 1997, short-term investments totaled $6.7 million and $2.6 million, respectively. During 1998, management has intentionally sought to increase certificates of deposit to support expected loan growth. The additional funds generated from recent certificate of deposit promotions will be deployed into higher earning assets during the remainder of 1998 and into 1999. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits and Other Interest-Bearing Liabilities

         Average interest-bearing liabilities grew to $59.7 for the first nine months of 1998, which reflects the general growth in the Bank. Average interest-bearing liabilities increased approximately $4.4 million, or 9%, to $52.9 million in 1997, from $48.4 million in 1996.

         Deposits. Average interest-bearing deposits increased approximately $4.5 million, or 9%, to $51.8 million in 1997, from $47.4 million in 1996, and end of period total noninterest-bearing deposits increased $2.6 million, or 32%, to $10.7 million in 1997 from $8.1 million in 1996. At September 30, 1998, total deposits were $73.1 million, compared to $62.6 million at December 31, 1997, an increase of 17%.

         Deposits and Other Sources of Funds. In addition to deposits, the sources of funds available for lending and other business purposes include loan repayments, loan sales, and securities sold under agreements to repurchase. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced significantly by general interest rates and money market conditions.

Borrowings may be used on a short-term basis to compensate for reductions in other sources, such as deposits at less than projected levels and are also used to fund the origination of mortgage loans designated to be sold in the secondary markets.

         Deposits. Deposits are attracted principally from the Company's primary market area. The Company offers a broad selection of deposit instruments including demand deposit accounts, NOW accounts, money market accounts, regular savings accounts, term certificate accounts, and retirement savings plans (such as IRA accounts). Certificate of deposit rates are set to encourage longer maturities as cost and market conditions will allow. Deposit account terms vary, with the primary differences being the minimum balance required, the time period the funds must remain on deposit and the interest rate offered.

         The Company has emphasized commercial banking relationships in an effort to increase demand deposits as a percentage of total deposits. The Company's courier service began operations in the fourth quarter of 1997. The courier service will serve the Company's business customers primarily in Indian River County.

         Management sets the deposit interest rates weekly based on a review of deposit flows for the previous week, and a survey of rates among direct competitors and other financial institutions in Florida.

         The following table shows the distribution of, and certain other information relating to, the Company's deposit accounts by type at the date indicated (dollars in thousands):

                                                            At September 30,                       At December 31,
                                                            ----------------                       ---------------
                                                                  1998                      1997                      1996
                                                                  ----                      ----                      ----
                                                                  Percent of                 Percent of                Percent of
                                                        Amount        Total       Amount        Total        Amount        Total
                                                        ------        -----       ------        -----        ------        -----

     Demand deposits                                   $ 9,766        13.4%      $10,723        17.1%       $ 8,136        13.9%
     NOW deposits                                        3,282         4.5%        3,701         5.9%         3,386         5.8%
     Money-market deposits                               3,530         4.8%        4,095         6.5%         3,889         6.6%
     Savings deposits                                    7,542        10.3%        5,993         9.6%         2,987         5.1%
                                                      -------        -----      -------        -----       -------        -----

         Subtotal                                       24,120        33.0%       24,512        39.1%        18,398        31.4%
                                                      -------        -----      -------        -----       -------        -----

     Certificates of deposit:
         3.00% - 3.99%                                    437          0.6%         192          0.3%          998          1.7%
         4.00% - 4.99%                                    682          0.9%       3,669          5.9%        6,938         11.8%
         5.00% - 5.99%                                 46,595         63.7%      33,934         54.2%       30,885         52.7%
         6.00% - 6.99%                                  1,290          1.8%         294          0.5%        1,427          2.4%
                                                      -------        -----      -------        -----       -------        -----

         Total certificates of deposit (1)             49,004         67.0%      38,089         60.9%       40,248         68.6%
                                                      -------        -----      -------        -----       -------        -----

     Total deposits (2)                               $73,124        100.0%     $62,601        100.0%      $58,646        100.0%
                                                      =======        ======     =======        ======      =======        ======

(1) Includes individual retirement accounts ("IRA") totaling $3,215,000, $3,117,000, and $2,511,000 at September 30, 1998, December 31, 1997,
         and December 31, 1996, respectively, all of which are in the form of certificates of deposit.
(2) The deposit portfolio does not contain a concentration from any one depositor or related group of depositors.

         Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $62.6 million at September 30, 1998, and $54.5 million and $47.9 million at December 31, 1997 and 1996, respectively. Management anticipates that a stable base of deposits will be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future.

Jumbo certificates ($100,000 and over) mature as follows (dollars in thousands):

                                                                               At September 30,                   At December 31,
                                                                               ----------------                   ---------------
                                                                                         1998               1997              1996
                                                                                         ----               ----              ----
         Due three months or less                                                    $  1,429            $ 2,850          $  2,619
         Due over three months to twelve months                                         7,747              3,681             6,297
         Due over twelve months to three years                                          1,202              1,548             1,853
         Due over three years                                                             177                  -                 -
                                                                                      -------            -------           -------

                  Total                                                               $10,555            $ 8,079           $10,769
                                                                                      =======            =======           =======

Other time deposits under $100,000 mature as follows (dollars in thousands):

                                                                               At September 30,                   At December 31,
                                                                               ----------------                   ---------------
                                                                                         1998               1997              1996
                                                                                         ----               ----              ----
         Due three months or less                                                    $  5,758           $  8,803          $  8,938
         Due over three months to twelve months                                        28,581             11,604            14,892
         Due over twelve months to three years                                          3,690              9,603             5,649
         Due over three years                                                             420                  -                 -
                                                                                      -------            -------           -------

                  Total                                                               $38,449            $30,010           $29,479
                                                                                      =======            =======           =======

The following table sets forth the net deposit flows of the Company during the periods indicated (dollars in thousands):

                                                                               At September 30,                   At December 31,
                                                                               ----------------                   ---------------
                                                                                         1998               1997              1996
                                                                                         ----               ----              ----
         Net increase before interest credited                                       $  8,532           $  1,498          $  2,647
         Net interest credited                                                          1,991              2,457             2,196
                                                                                      -------            -------           -------

                  Net deposit increase                                                $10,523           $  3,955          $  4,843
                                                                                      =======           ========          ========

         Customers with large certificates of deposit tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions fund their balance sheets in part through large certificates of deposit obtained through brokers. These brokered deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, the Company does not accept brokered deposits.

         Borrowings. The Bank has a line of credit master agreement with the FHLB of Atlanta that enables the Bank to borrow up to $10,000,000. These advances are collateralized by the Bank's FHLB stock and a blanket floating lien consisting of wholly-owned residential (1-4 units) first mortgage loans. At September 30, 1998, there were no advances outstanding under this line. In addition to the line of credit arrangement, the Bank had fixed FHLB advances outstanding as follows (dollars in thousands):

                                                                                       At September 30,            At December 31,
                                                                                       ----------------            ---------------
     Maturity Date                           Interest Rate                                   1998              1997             1996
     -------------                           -------------                                   ----              ----             ----
         2000                                    5.26%                                     $  113            $  167           $  238
         2003                                    5.76%                                        229               266              317
                                                                                          -------           -------          -------
                                                                                           $  342            $  433           $  555
                                                                                           ======            ======           ======

         Interest expense on the line of credit and other FHLB advances amounted to approximately $52,000, $56,000, and $57,000, for the nine months ended September 30, 1998, and for the years ended December 31, 1997 and 1996, respectively.
                                       31

Capital

         Total stockholders' equity as of December 31, 1997, was $5.8 million, an increase of $395,000 or approximately 7% compared with stockholders' equity of $5.4 million as of December 31, 1996. This increase was attributable to net income for the year ended December 31, 1997, of $250,000, a $63,000 increase in the market value of investment securities available-for-sale, and $82,000 in net proceeds from the issuance of common stock pursuant to the exercise of outstanding stock options.

         The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100% (the Federal Reserve grants an exemption from these requirements for bank holding companies with less than $150 million in consolidated assets, and therefore the Company's capital is currently measured only at the Bank level). Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general allowance for credit losses subject to certain limitations. An institution's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

         Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%, but all but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and the Bank exceeded their minimum regulatory capital ratios as of September 30, 1998, and December 31, 1997 and 1996, as reflected in the following table.

         The following table sets forth the Bank's  regulatory  capital position
(dollars in thousands):

                                                                    Actual                 Minimum(1)          Well-Capitalized(2)
                                                            Amount         %           Amount         %          Amount        %
                                                            ------         -           ------         -          ------        -
As of September 30, 1998:
Total Capital (to Risk-Weighted Assets)                    $ 6,330        10.90%      $ 4,647        8.00%      $ 5,809       10.00%
Tier I Capital (to Risk-Weighted Assets)                   $ 5,909        10.17%      $ 2,324        4.00%      $ 3,485        6.00%
Tier I Capital (to Average Assets)                         $ 5,909         7.14%      $ 3,312        4.00%      $ 4,140        5.00%

As of December 31, 1997:
Total Capital (to Risk-Weighted Assets)                    $ 5,859        11.68%      $ 4,014        8.00%      $ 5,018       10.00%
Tier I Capital (to Risk-Weighted Assets)                   $ 5,428        10.82%      $ 2,007        4.00%      $ 3,011        6.00%
Tier I Capital (to Average Assets)                         $ 5,428         7.93%      $ 2,737        4.00%      $ 3,421        5.00%

As of December 31, 1996:
Total Capital (to Risk-Weighted Assets)                    $ 5,508        11.56%      $ 3,812        8.00%      $ 4,765       10.00%
Tier I Capital (to Risk-Weighted Assets)                   $ 5,154        10.82%      $ 1,906        4.00%      $ 2,859        6.00%
Tier I Capital (to Average Assets)                         $ 5,154         8.07%      $ 2,555        4.00%      $ 3,194        5.00%
-------------------

(1)      The minimum required for adequately capitalized purposes.

(2) To be "well-capitalized" under the FDIC's Prompt Corrective Action regulations.

Liquidity Management

         Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in the Company's market area. In addition, liability liquidity is provided through the ability to borrow against approved lines of credit (federal funds purchased) from correspondent banks and to borrow on a secured basis through securities sold under agreements to repurchase.

         The Company's federal funds sold position, which is typically its primary source of liquidity, averaged $2.6 million during the year ended December 31, 1997, and was $2.5 million at December 31, 1997. The Company also maintains federal funds purchased lines with several financial institutions, in the aggregate amount of $1,750,000, although these have not been utilized during the first nine months of 1998.

         Management regularly reviews the liquidity position of the Company and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources. The Company intends to use the net proceeds of the offering to finance the formation of de novo banks or the acquisition of existing banks, as well as to support the continued growth of the Company. See "Use of Proceeds". The Company anticipates that the net proceeds of the offering will be adequate for the establishment of these branches and the Company's capital needs for the foreseeable future. However, should the Company need additional capital to support the branches or the Company's growth, the Company would likely obtain loans from third parties.

Financial Reporting

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share ("SFAS 128"). SFAS 128 requires the disclosure of basic earnings per share, in replacement of primary earnings per share, and diluted earnings per share, in replacement of fully diluted earnings per share. Primary earnings per share is based on the weighted average number of shares of common stock outstanding and the dilutive effect of options and other common stock equivalents. Basic earnings per share does not consider any dilution. Diluted earnings per share is similar to fully diluted earnings per share, which considers all potentially dilutive securities. SFAS 128 becomes effective with annual and interim financial statements for periods ending after December 15, 1997. Upon initial application of SFAS 128, all earnings per share data presented for prior periods must be restated to conform to the new standard. The Company has adopted SFAS 128 in 1998.

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income ("SFAS 130"). SFAS 130 requires an entity to report its change in equity during the period from transactions and events other than those resulting from investments by and distributions to owners. All items that are recognized as comprehensive income are required to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 becomes effective with annual and interim financial statements for periods ending after December 15, 1997. The Company has adopted SFAS 130 in 1998.

Year 2000

         The Company is aware of the issue associated with the programming code in existing computer systems as the millennium (Year 2000) approaches. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Primary systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is utilizing both internal and external resources to identify, correct and test their systems for the year 2000 compliance. It is anticipated that all necessary modifications and testing will be completed by December 31, 1998. To date, confirmations have been received from all of the Bank's primary processing vendors that their software is now year 2000 compliant. One remaining vendor processing credit cards has confirmed that year 2000 compliant upgrades will be delivered by December 1998. Management has not yet completed their assessment of the compliance expense for the year 2000 and related potential effect on the Bank's earnings. It is recognized that any year 2000 compliance failures could result in additional expense to the Company.

         The Company has established time lines for testing all ancillary systems, such as telephone systems and security devices, by December 31, 1998. There can be no assurances that all hardware and software that the Company uses will be Year 2000 compliant, and the Company cannot predict with any certainty the costs it will incur to respond to any Year 2000 issues. Factors which may affect the amount of these costs include the Company's inability to control third party modification plans, the Company's ability to identify and correct all relevant computer codes, the availability and cost of engaging personnel trained in solving Year 2000 issues, and other similar uncertainties.

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         Further,  the  business  of  many  of the  Company's  customers  may be negatively affected by the Year 2000 issue, and any financial difficulties incurred by the Company's customers in solving Year 2000 issues could negatively affect those customers' ability to repay any loans which the Company may have extended. Therefore, even if the Company does not incur significant direct costs in connection with responding to the Year 2000 issue, there can be no assurance that the failure or delay of the Company's customers or other third parties in addressing the Year 2000 issue or the costs involved in such process will not have a material adverse effect on the Company's business, financial condition, or results of operations.

Future Accounting Requirements

         In September 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which addresses the accounting for derivative instruments and provides for matching the timing of gain or loss recognition on the hedging instrument. Guidance on identifying derivative instruments is also provided as well as additional disclosures. SFAS 133 becomes effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Earlier application is permitted with certain exceptions. Management does not anticipate that adoption of SFAS 133 will have a material impact on the financial condition or results of operations of the Company.

         In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, "Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held-for-Sale by a Mortgage Banking Enterprise" ("SFAS 134"), which amends existing pronouncements to clarify the classification of mortgage-backed securities retained after the securitization of mortgage loans held-for-sale. SFAS 134 becomes effective for fiscal quarters beginning after December 15, 1998. Earlier application is permitted. Management does not anticipate that adoption of SFAS 134 will have a material impact on the financial condition or results of operations of the Company.

Impact of Inflation

         The consolidated financial statements and related data presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurements of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                                    BUSINESS

The Company

         Citrus is a one-bank holding company headquartered in Vero Beach, Florida, which operates primarily through its wholly-owned banking subsidiary, Citrus Bank. Citrus Mortgage Corp., a mortgage brokerage company which has not yet commenced operations is a wholly owned subsidiary of Citrus which was established in 1995.

The Bank

         Citrus Bank commenced its operations on April 13, 1990. It currently operates from three full-service offices, its main office in Vero Beach, Florida, its Sebastian Office which opened in February 1993, and its Barefoot Bay Office which opened in September 1996. Citrus Bank's deposits are federally insured up to applicable limits by the FDIC under the Bank Insurance Fund.

         The principal sources of funds for Citrus Bank's lending and investing activities traditionally have been deposits, repayment of loans and earnings from operations. Citrus Bank's primary sources of income are interest and fees

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on loans, fees on transaction  accounts and other activities,  gains on sales of mortgage loans in the secondary market, and interest and dividends on U.S. Treasury and mortgage-backed securities and other investments. Citrus Bank's principal costs are interest paid on deposit accounts and operating expenses.

         Citrus Bank operates a traditional community banking business through its retail banking facilities with a friendly and professional staff. Citrus Bank staff is committed to developing long-term relationships with customers by offering personalized, quality service. Citrus Bank offers a broad range of retail and commercial banking services, including various types of deposit accounts and loan products for small businesses and consumers. The Bank offers an armored car service to its commercial customers located in Indian River and Brevard Counties. This service provides deposit pickup and deliveries to present and prospective customers of Citrus Bank. As part of its "community banking" approach, Citrus Bank encourages its officers to actively participate in community organizations.

         As of September 30, 1998, Citrus Bank had total assets of $80.2 million, total deposits of $73.3 million and total stockholder's equity of $5.9 million. Citrus Bank is considered a "well-capitalized" financial institution under regulations adopted by the FDIC. See "REGULATION AND SUPERVISION - Prompt and Corrective Action."

Primary Service Area

         Citrus and Citrus Bank are headquartered in Vero Beach, Florida which is the county seat for Indian River County. Vero Beach is located approximately 15 miles north of Ft. Pierce and 35 miles south of Melbourne. The City of Vero Beach has a permanent population of approximately 18,000 while the greater Vero Beach area has a population of approximately 70,000. Indian River County has a population of approximately 100,000. The greater Vero Beach area consists of the land mass located between the Atlantic Ocean and Interstate 95 extending from the St. Lucie/Indian River County line approximately 10 miles north, and containing approximately 100 square miles. The Company considers the greater Vero Beach area as one of its primary service areas.

         The greater Vero Beach area has experienced dramatic growth the last several years, especially in the retail industry. A new regional mall opened in Vero Beach in 1997, along with a regional manufacturer's discount mall in 1996. The greater Vero Beach area has also experienced an influx of light industry and small manufacturing facilities relocating or establishing themselves in the area. This is due mainly to the high quality of life of the community. Vero Beach's viable industry base coupled with the reemergence of the New Piper Aircraft Company gives the area a growing manufacturing base.

         Indian River County has a land area of approximately 503 square miles. It has more than 26 miles of coastline and is served by the Melbourne Regional Airport in Melbourne, Orlando International Airport in Orlando and Vero Beach Airport which accommodates private and chartered flights. Indian River County is one of the fastest growing areas in the State of Florida. The primary business sectors in Indian River County include citrus, retail and manufacturing, as well as service-related trades with increasing new business from computer software companies. Based upon the latest statistical data, the median family income for Indian River County is $29,612.

         Citrus Bank's Sebastian branch is located in northern Indian River County, Florida. Sebastian has a population of approximately 14,500 residents. Citrus Bank's Barefoot Bay Branch is located in south Brevard County, approximately 20 miles north of Vero Beach. Barefoot Bay has a population of approximately 9,000 residents, most of whom are retired. Both Indian River County and Barefoot Bay have a seasonal fluctuation of residents. Citrus estimates that these areas experience an approximate 30% increase in residents during the winter months.

         The Company considers Indian River County and the southern portion of Brevard County as its current primary geographic market area.

Market Expansion

         Citrus intends to expand its operations by establishing a new commercial bank in Dade County, Florida, and by establishing new branch offices in Indian River and Brevard counties. We have chosen Dade County for our first new bank, in part because Dade County is the most populated county in Florida, growing from approximately 1.9 million residents in 1990 to 2.1 million residents in 1997. We are currently searching for a site for our Dade County bank and are focusing on growing communities which we believe lack strong local community banks. We will look for neighborhoods which have a progressive business climate, a local newspaper, a strong Chamber of Commerce, and a separate municipal government. We will also seek areas with services designed to

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meet  community  needs,   such  as  convenient   shopping  areas,  good  medical
facilities, and schools and facilities dedicated to the arts. We believe that locating a new bank in such a community will provide us with the greatest opportunity for continued success. We are currently focusing our search in the Coral Gables area, but we will also consider other communities in Dade County.

         Following is certain demographic information with respect to Dade County, Florida which has been obtained from the University of Florida, Bureau of Economics and Business Research, and from the FDIC.

         Dade County includes, among others, the cities of Miami, Miami Beach, Kendall, Coral Gables and Homestead. The population of Dade County increased from approximately 1.9 million people in 1990 to approximately 2.1 million in 1997, representing a 10.5% increase. Dade County is the most populated county in Florida. Dade County's population is expected to increase to approximately 2.24 million people by the year 2005. In 1994, the Dade County per capita income was approximately $20,400. As of June 30, 1997, there were 74 financial institutions with 519 offices operating in Dade County, with $34.1 billion in deposits. This represents an increase of approximately $1.1 billion from June 30, 1994.

         Citrus intends to concentrate on similar locations for its new branch locations, but will more than likely have multiple branch locations in each community. These branch locations will be targeted towards business and population centers within each community. We intend to establish up to three new branch offices of Citrus Bank in Indian River and Brevard Counties within the next 18 to 24 months. We anticipate that the first of these branch offices will be located in Melbourne, Florida. We are currently searching for an appropriate site that meets the characteristics described above for our proposed Dade County bank. Our goal is to open this branch prior to December 31, 1999. We have not yet selected sites for the other two branches, but we intend to search for sites that meet the characteristics described above for our proposed Dade County bank.

         Citrus' ability to expand into these markets will be dependent upon, among other things, its success in assembling a local management team and local board of directors for each proposed market. See "USE OF PROCEEDS".

Competition

         Citrus experiences competition for attracting deposits and making loans from other financial institutions, including larger regional bank holding companies, commercial banks, savings banks, and credit unions. Additional competition for deposits comes from government securities, money market funds, mutual fund and securities brokerage firms. The primary factors in competing for deposits are interest rates, the range of financial services offered, convenience of office locations, and the flexibility of office hours. The primary factors in competing for loans include interest rates, loan fees, flexible terms, and timely loan decisions.

         Citrus competes for deposits by offering a variety of deposit programs geared to its potential customers. We have responded to our competition by developing strong ties in the local community and providing a high quality of personal banking services to families, professionals, retirees, and owner-operated businesses with an emphasis on flexibility and timely responses to customer demands.

         Since January 1996, we have placed an emphasis on originating commercial loans. We have targeted small- to medium-sized businesses as our potential customer base, as management believes that large out-of-state financial institutions that have acquired several local banks have shifted the focus of the acquired banks away from these business opportunities. We also originate residential loans by offering various adjustable-rate and fixed-rate mortgage loan products.

         Geographic deregulation has also had a material impact on the financial industry. As for commercial banks, to date, all but three states have enacted some form of interstate banking legislation. The most common form of interstate banking statutes have either regional limitations or reciprocity requirements. A growing number of states, however, now provide for unrestricted entry. A bank holding company is now permitted to acquire existing banks across state lines and may consolidate its interstate subsidiary banks into branches and merge with a bank in another state, depending upon state laws. Florida has removed most of the final barriers to interstate banking.

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Lending Activities

         General. The Company's primary business is making commercial business, real estate and consumer loans. As of September 30, 1998, the loan portfolio totaled $60.2 million, or 75%, of total assets. See "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Loan Portfolio Composition."

         Loan Underwriting. Loan activities are subject to underwriting standards and loan origination procedures prescribed by the board of directors and management. Loan applications are obtained from borrowers to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. Our loan policy for real estate loans generally requires that collateral be appraised by an independent, outside appraiser approved by the board of directors.

         Loans are approved at various management levels up to and including the board of directors, depending on the amount of the loan. Loan approvals are made in accordance with a chart of delegated authority approved by the board of directors. Generally, loans of $100,000 or less may be approved by various authorized individual officers or loan underwriters. Loans over $100,000 usually require approval by the Loan Committee or board of directors.

         General Loan Policies. For real estate loans, Citrus requires a valid mortgage lien on real estate and a title insurance policy which insures the validity and priority of the lien. Borrowers must also obtain hazard insurance policies prior to closing, and when the property is in a flood prone area, flood insurance is required.

         Citrus is permitted to lend up to 100% of the appraised value of the real property securing a mortgage loan. However, if the amount of a conventional residential loan (including a construction loan or a combination construction and permanent loan) originated or refinanced exceeds 90% of the appraised value or of the purchase price, whichever is less, Citrus is required by federal regulations to obtain private mortgage insurance on that portion of the principal amount of the loan that exceeds 90% of the value of the property or must secure other readily marketable collateral. Citrus will originate single-family residential mortgage loans with up to a 90% loan-to-value ratio. Loans over 95% loan-to-value ratio are limited to special community support programs or one of the FHA, VA, or Farmers Home Administration ("FmHA") guarantee or insurance programs. The loan-to-value ratio on a home secured by a junior lien generally does not exceed 85%, including the amount of the first mortgage on the collateral. With respect to home loans granted for construction or combination construction/permanent financing, Citrus will lend up to 80% of the appraised value of the property on an "as completed" basis. Citrus generally limits the loan-to-value ratio on multi-family residential and commercial real estate loans to 75% of value. Consumer loans are considered to be loans to natural persons for personal, family or household purposes, and these loans may be unsecured, secured by personal property or secured by liens on real estate which, when aggregated with prior liens, equals or exceeds the appraised value of the collateral property.

         The maximum amount which Citrus could have loaned to one borrower and the borrower's related entities as of September 30, 1998, was approximately $1.0 million. See "REGULATION AND SUPERVISION - Regulation of Citrus Bank."

         Interest rates charged on loans are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and government budgetary matters.

         Residential Loans. Citrus currently originates fixed-rate residential mortgage loans and ARM loans for terms of up to 30 years. As of September 30, 1998, $25.3 million, or 42%, of the Company's total loan portfolio consisted of one-to-four family residential real estate loans. As of such date, approximately $5.3 million, or 21%, of these loans were ARM loans.

         The residential ARM loans currently being offered have interest rates that are fixed for a period of one, three or five years and then after the initial period the interest rate is adjusted annually based upon an index such as the yield on treasury securities adjusted to a one-year maturity, plus a margin. Most of Citrus' ARM programs limit the amount of any increase or decrease in the interest rate at each adjustment and over the life of the loan. Typical limitations are 2% for each adjustment with a limit of 6% over the life of the loan. While the Company usually offers an initial rate on ARM loans below a fully indexed rate, the loan is typically underwritten based on the borrower's ability to pay at the interest rate which would be in effect after adjustment of

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

the loan. ARM loans reduce the risks to the Company concerning changes in interest rates, but involve other risks because as interest rates increase, the borrower's required payments increase, thus increasing the potential for default. Marketability of real estate loans is also affected by the level of interest rates.

         Most of Citrus' fixed rate home loans are originated for 30-year amortization terms. Borrowers requesting a term of 15 years or less are usually granted an interest rate slightly lower than is offered for a 30-year amortizing loan. These loans are originated in compliance with documentation and underwriting standards in order to permit their sale in the secondary market to institutional investors such as Fannie Mae. Fixed-rate home loans include a "Due on Sale" clause which provides the Bank with the contractual right to declare the loan immediately due and payable in the event the borrower transfers ownership of the property without Citrus' consent.

         Construction Loans. Citrus has and continues to offer adjustable and fixed-rate residential construction loans to owners wishing to construct their primary residence and to selected builders/developers in the Company's primary geographic market. As of September 30, 1998, construction and land development loans amounted to $4.5 million, or less than 8%, of the total loan portfolio. Construction loans to individuals usually are originated in connection with the permanent loan on the property. Construction-permanent loans typically provide for a construction term of six months to one year followed by the permanent loan term of up to 30 years. Loans to builders/developers are restricted to homes that are pre-sold or are constructed on a speculative basis. Loans to builders for the construction of a home for which there is no immediate buyer at the time of construction are considered spec loans. Spec loans are typically for one year and provide for interest only payments during the loan term. The financial capacity of the builder, the builder's experience, and the credit history of the builder, as well as present market conditions are reviewed when considering spec loans. As of September 30, 1998, Citrus had one spec loan totaling $89,000.

         Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of construction cost and of the initial estimate of the property's value upon completion. During construction, a number of factors could result in delays and cost overruns. Repayment of Spec Loans usually depends upon the builder successfully negotiating a sale for the property. Sales of spec homes are affected by market conditions, interest rates, and the supply and demand for such products.

         Commercial Real Estate Loans. Commercial real estate loans are secured primarily by office and retail business properties located in the primary geographic market. These types of loans amounted to $17.3 million, or 29%, of the total loan portfolio as of September 30, 1998. Commercial real estate loans may be for a term of up to 25 years, but frequently include a maturity in three to six years. Citrus generally does not offer fixed-rate commercial real estate or multi-family real estate loans.

         Commercial and multi-family real estate loans are originated with a loan-to-value ratio generally not exceeding 75%. Loans secured by this type of collateral will continue to be a part of our future loan program. Commercial and multi-family real estate loans are generally larger and involve a greater degree of risk than residential mortgage loans. Because payments on loans secured by commercial property depend to a large degree on results of operations and management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. At September 30, 1998, the largest commercial real estate loan was $924,000 secured by motel property located in Okeechobee, Florida, and was current. The largest multi-family real estate relationship was $268,000 secured by rental units, primarily in Melbourne, Florida, and was current.

         Commercial Loans. Citrus' commercial loans are business loans that are not secured by real estate. At September 30, 1998, the largest commercial loan was $822,000 secured by boat inventory. At September 30, 1998, Citrus had outstanding Small Business Administration ("SBA") loans of $247,000. Citrus is not a designated SBA underwriter. We will consider making additional SBA loans when the demand for such loans arise in our primary geographic market. SBA loans, which are guaranteed in part by the SBA, typically include a higher loan balance relative to the value of the collateral, as opposed to loans originated without a government guarantee.

         Consumer Loans. Citrus makes various types of consumer loans, including automobile and boat loans, but primarily home equity loans. Consumer loans are originated in order to provide a range of financial services to customers and to create stronger ties to its customers and because the shorter term and normally higher interest rates on such loans help maintain a profitable spread between the Company's average loan yield and its cost of funds. The terms of consumer loans generally range from one to five years. Underwriting standards for consumer loans include an assessment of the applicant's repayment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount. Consumer loans generally involve more credit risks than mortgage loans because of the type and nature of the collateral or absence of collateral. Consumer loan repayments are dependent on the borrower's continuing financial stability, and are likely to be adversely affected by job loss, divorce and illness.

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Furthermore,  the  application  of various  federal  and state  laws,  including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance. Management believes that the yields earned on consumer loans are commensurate with the credit risk associated with such loans. As of September 30, 1998, consumer loans amounted to $4.4 million, or 7%, of the total loan portfolio.

         Income from Lending Activities. We earn fees in connection with loan commitments and originations, loan modifications, late payments, changes of property ownership and for miscellaneous services related to loans. Income from these activities varies from period to period with the volume and type of loans originated, sold and purchased. Our volume is dependent upon prevailing mortgage interest rates and their effect on the demand for loans in our primary geographic market.

         Loan fees typically are charged at the time of loan origination and may be a flat fee or a percentage of the amount of the loan. Under current accounting standards the total amount of such fees cannot typically be recognized as current income and a portion of the fees are deferred and taken into income over the contractual life of the loan, using a level yield method. If a loan is prepaid or refinanced, all remaining deferred fees with respect to such loans are taken into income at that time.

         Nonperforming Loans and Real Estate Owned. When a borrower fails to make a required payment on a loan, we attempt to collect the payment by contacting the borrower. If a payment on a loan has not been received by the end of a grace period (usually 10 days from the payment due date), notices are sent at that time, with follow-up contacts made thereafter. In most cases, delinquencies are cured promptly. If the delinquency exceeds 29 days and is not cured through normal collection procedures, Citrus will institute more formal measures to remedy the default, including the commencement of foreclosure proceedings. Citrus will then attempt to negotiate with the delinquent borrower to establish a satisfactory payment schedule.

         If the loan is secured by real estate and foreclosure is required, the property will be sold at a public auction in which Citrus may participate as a bidder. If Citrus is the successful bidder, the acquired real estate property is then included in the other real estate owned "OREO" account until it is sold. Citrus is permitted under federal regulations to finance sales of real estate owned with loans which may involve more favorable interest rates and terms than generally would be granted under normal underwriting guidelines. As of September 30, 1998, Citrus had $390,000 in OREO properties and $436,000 loans past due 90 days or more.

Asset Classification

         Commercial banks are required to review, and when appropriate, classify their assets on a regular basis. The OCC has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes a specific reserve for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not warrant classification in one of the aforementioned categories, but possess weaknesses, are classified as special mention and are monitored by the Company.

         At September 30, 1998, the Company had 10 loans classified as substandard, doubtful, or loss totaling $351,000.

Allowance for Credit Losses

         The allowance for credit losses is established through a provision for loan losses charged against income. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. The allowance is an estimated amount that management believes will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans and commitments, and current anticipated economic conditions that may affect the borrower's ability to pay. While management uses the best information available to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. At September 30, 1998, the Company had a total allowance for credit losses of $421,000, representing 0.70% of total loans. See "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Credit Risk" for the table showing Citrus' allowance for credit losses.

Non-Bank Subsidiary

         As of September 30, 1998, the Company had one wholly-owned non-bank subsidiary, Citrus Mortgage Corp. Citrus Mortgage Corp. was established on
August 3, 1995, to be a mortgage brokerage company. As of September 30, 1998, the Company's aggregate investment in Citrus Mortgage was less than $1,000. Citrus Mortgage is not active.

Personnel

         As of September 30, 1998, Citrus had 2 full-time employees and Citrus Bank had 38 full-time and 3 part-time employees. The employees are not represented by any collective bargaining group. We believe our relations with our employees are good.

         We currently maintain a comprehensive employee benefit program providing, among other benefits, hospitalization and major medical insurance, long-term disability insurance, life insurance, 401(k) and education assistance. We believe our employee benefit programs are generally competitive with employee benefits provided by other major employers in our primary geographic market area.

Legal Proceedings

         There are no material pending legal proceedings to which Citrus or Citrus Bank is a party or to which any of their property is subject.

Properties

         The following table sets forth information with respect to the Company's offices as of September 30, 1998.

                                        Year Facility       Size of Facility                               Net Book
              Location                     Opened              in Sq. Ft.            Facility Status         Value
-----------------------------------------------------------------------------------------------------------------------------------
Main Office
-----------
Citrus Bank, N.A.
1717 Indian River Blvd., Ste. 100           1990                 10,000                   Owned           $1,182,000
Vero Beach, Florida

Branches
--------
Sebastian Office
1020 U.S. 1                                 1993                  2,800                   Owned             $435,000
Sebastian, Florida
Barefoot Bay Office
1020 Buttonwood Street
Barefoot Bay, Florida                       1996                  2,160                   Owned             $394,000

                           REGULATION AND SUPERVISION

General

         As a one-bank holding company registered under the BHC Act, Citrus is subject to regulation and supervision by the Federal Reserve. Under the BHC Act, Citrus' activities and those of Citrus Bank are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. As a Florida corporation, Citrus is also subject to Chapter 607, Florida Business Corporation Act ("FBC Act") and the regulations promulgated thereunder by the Florida Department of State. As a national bank, Citrus Bank is subject to extensive regulation by the Office of the Comptroller of the Currency.

         Citrus and Citrus Bank are required to file reports with the Federal Reserve and the OCC concerning their activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Federal Reserve and the OCC to monitor Citrus' compliance with the various regulatory requirements. Citrus Bank's deposits are insured up to the applicable limits by the FDIC under the Bank Insurance Fund ("BIF"). Citrus Bank is subject to regulation by the Federal Reserve and the OCC with respect to reserves required to be maintained against transaction deposit accounts and certain other matters.

Regulation of Citrus

         General. The BHC Act prohibits Citrus from acquiring direct or indirect control of more than 5% of any class of outstanding voting stock or acquiring substantially all of the assets of any bank or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. The BHC Act also prohibits Citrus from acquiring control of any bank operating outside the State of Florida, unless such action is specifically authorized by the statutes of the state where the bank to be acquired is located. Additionally, the BHC Act prohibits Citrus from engaging in or from acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a non-banking business, unless such business is determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be properly incident thereto. The BHC Act generally does not place territorial restrictions on the activities of such non-banking related activities.

         Transactions between Citrus and Citrus Bank. Citrus' authority to engage in transactions with related parties or "affiliates," or to make loans to certain insiders, is limited by Sections 23A and 23B of the Federal Reserve Act which apply to all transactions by a FDIC-insured, state non-member bank or a holding company with any affiliate. Sections 23A and 23B generally define an "affiliate" as any company that controls or is under common control with an institution. Subsidiaries of a financial institution, however, are generally exempted from the definition of "affiliate." Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of Citrus and also limits the aggregate amount of transactions with all affiliates to 20% of Citrus' capital and surplus. Certain transactions with affiliates, such as loans to affiliates or guarantees, acceptances and letters of credit issued on behalf of affiliates, are required to be collateralized by collateral in an amount and of a type described in the statute. The purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies.

         Support of Subsidiary Depository Institutions. In accordance with Federal Reserve policy, Citrus is expected to act as a source of financial strength and to commit resources to support Citrus Bank. This support may be required at times when Citrus might not be inclined to provide such support.
Such support would include the infusion of additional capital into an undercapitalized bank subsidiary in situations where an additional investment in a troubled bank might not ordinarily be made by a prudent investor. In addition, any capital loans by a bank holding company to any of its subsidiary banks must be subordinate in right of payment to depositors and to certain other indebtedness of such subsidiary banks. In the event of bankruptcy, any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of its subsidiary bank will be assumed by the bankruptcy trustee and will be entitled to a priority of payment.

         Under the Federal Deposit Insurance Act ("FDIA") a subsidiary bank of a bank holding company can be held liable by the FDIC for any loss incurred or reasonably expected to be incurred in connection with: (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default". "Default" is defined generally as the appointment of a conservator or a receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

         Control of a Bank Holding Company. FRB Regulation Y, adopted pursuant to Section 225.41 of 12 U.S.C. Section 1817(j), requires persons acting directly or indirectly or in concert with one or more persons to give the Board of Governors of the Federal Reserve 60 days advanced written notice before acquiring control of a bank holding company. Under the Regulation, control is defined as the ownership or control with the power to vote 25 % or more of any class of voting securities of the bank holding company. The Regulation also provides for a presumption of control if a person owns, controls, or holds with the power to vote 10 % or more (but less than 25%) of any class of voting securities, and if: (i) the bank holding company's securities are registered securities under Section 12 of the Securities Exchange Act of 1934; or (ii) no other person owns a greater percentage of that class of voting securities. This offering is subject to a Purchase Limitation which precludes a person (individually, or together with associates of, or persons acting in concert with, such person) from purchasing shares which when aggregated with current holdings would exceed 9.9% of the total number of shares outstanding at the conclusion of the offering, with the exception of purchases to be made by Mr. Lambert who has already received approval to acquire up to 100% of the Company's shares.

Regulation of Citrus Bank

         General. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Recent banking legislation, particularly the FIRREA and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), has broadened the regulatory powers of the federal bank regulatory agencies and restructured the nation's banking system. The following is a brief discussion of certain portions of these laws and how they affect Citrus or Citrus Bank.

         The FDICIA revised sections of the FDIA affecting bank regulation, deposit insurance and provisions for funding of the BIF administered by the FDIC. The FDICIA also revised bank regulatory structures embodied in several other federal banking statutes, strengthened the bank regulators' authority to intervene in cases of deterioration of a bank's capital level, placed limits on real estate lending and imposed detailed audit requirements.

         Prompt and Corrective Action. The FDICIA required the federal banking regulatory agencies to set certain capital and other criteria which would define the category under which a particular financial institution would be classified. The FDICIA imposes progressively more restrictive constraints on operations, management, and capital distributions depending on the category in which an institution is classified. Pursuant to the FDICIA, undercapitalized institutions must submit recapitalization plans to their respective federal banking regulatory agencies, and a company controlling a failing institution must guarantee such institution's compliance with its plan in order for the plan to be accepted.

         The FDIC's prompt and corrective action regulations define, among other things, the relevant capital measures for the five capital categories. For example, a bank is deemed to be "well-capitalized" if it has a total risk-based capital ratio (total capital to risk- weighted assets) of 10% or greater, a Tier 1 risk-based capital ratio (Tier 1 capital to risk-weighted assets) of 6% or greater, and a Tier 1 leverage capital ratio (Tier 1 capital to adjusted total assets) of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. A bank is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, and (generally) a Tier 1 leverage capital ratio of 4% or greater, and the bank does not meet the definition of a "well-capitalized" institution. A bank is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%. In addition, the FDIC is authorized effectively to downgrade a bank to a lower capital category than the bank's capital ratios would otherwise indicate, based upon safety and soundness considerations (such as when the bank has received a less than satisfactory examination rating for any of the CAMEL rating categories other than capital: i.e., Asset Quality, Management, Earnings or Liquidity). As a bank drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the bank may engage. The regulatory capital standards are designed to bolster and protect the deposit insurance fund. Citrus Bank is considered to be "well-capitalized" based upon its current capital.

         Insurance on Deposit Accounts. In response to the requirements of the FDICIA, the FDIC established a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The FDIC assigns a financial institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period. These categories consist of well-capitalized, adequately capitalized or undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the financial institution's primary regulator, in Citrus Bank's case the OCC, and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. A financial institution's assessment rate depends on the capital category and supervisory category to which it is assigned. There are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. BIF assessment rates range from 0 basis points on deposits for a financial institution in the highest category (i.e., well-capitalized and financially sound with only a few minor weaknesses) to 31 basis points on deposits for an institution in the lowest category (i.e., undercapitalized and posing a substantial probability of loss to the BIF, unless effective corrective action is taken). Citrus Bank has not been assessed a deposit insurance premium since January 1, 1996. See "Deposit Insurance Funds Act of 1996".

         Standards for Safety and Soundness. The FDICIA requires each federal banking agency to prescribe for all insured depository institutions and their holding companies standards relating to internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. In addition, the federal banking regulatory agencies are required to prescribe by regulation standards specifying: (i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; (iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions or the depository institution holding companies; and (iv) such other standards relating to asset quality, earnings and valuation as the agency deems appropriate. Finally, each federal banking agency is required to prescribe standards for employment contracts and other compensation arrangements of executive officers, employees, directors and principal shareholders of insured depository institutions that would prohibit compensation and benefits and other arrangements that are excessive or that could lead to a material financial loss for the institution. If an insured depository institution or its holding company fails to meet any of its standards described above, it will be required to submit to the appropriate federal banking agency a plan specifying the steps that will be taken to cure the deficiency. If an institution fails to submit an acceptable plan or fails to implement the plan, the appropriate federal banking agency will require the institution or holding company to correct the deficiency and, until corrected may impose restrictions on the institution or the holding company including any of the restrictions applicable under the prompt corrective action provisions of the FDICIA.

         Loans to One Borrower. Federal law generally allows a national bank such as Citrus Bank to extend credit to any one borrower in an amount up to 15% of its capital accounts, which are defined as unimpaired capital, surplus and undivided profits. Up to an additional 10 percent of capital and surplus may be extended if this amount is served by readily marketable collateral. The law permits exemptions for loans collateralized by accounts maintained with Citrus Bank and for loans secured by or guaranteed by U.S. obligations, and certain Federal agencies and general obligations of a state.

         Payment of Dividends. While not the only source of income, a major source of income to Citrus in the future will be dividends from Citrus Bank. Since commencing operations in May 1989, Citrus has not received any dividends from Citrus Bank. A national bank may not pay cash dividends that would cause the bank's capital to fall below the minimum amount required by federal law or which are in excess of the bank's undivided profits. Otherwise, a national bank may pay a dividend out of the total of current net profits plus retained net profits of the preceding two years to the extent it deems expedient, except as described below. Ten percent of the net profits in the preceding year may not be paid in dividends, but must be retained to increase capital surplus until such surplus equals the amount of common and preferred stock issued and outstanding. The ability of Citrus Bank to pay dividends to Citrus depends in part on the OCC capital requirements in effect at such time and the ability of Citrus Bank to comply with such requirements.

         Brokered Deposits. In accordance with the FDICIA, the FDIC has implemented restrictions on the acceptance of brokered deposits. In general, an "undercapitalized" institution may not accept, renew or roll over any brokered deposits. "Adequately capitalized" institutions may request a waiver from the FDIC to do so, while "well-capitalized" institutions may accept, renew or roll over such deposits without restriction. The rule requires registration of deposit brokers and imposes certain record keeping requirements. Institutions that are not "well-capitalized" (even if meeting minimum capital requirements) are subject to limits on rates of interest they may pay on brokered and other deposits. Citrus Bank does not have any brokered deposits.

         Deposit Insurance Funds Act of 1996. In 1996, Congress passed and the President signed into law the Deposit Insurance Funds Act of 1996 ("DIFA"). Among other things, the DIFA, and rules promulgated thereunder by the FDIC, provide for banks and thrifts to share the annual interest expense for the Finance Corp. Bonds which were issued in the late 1980s to help pay the costs of the savings and loan industry restructuring. The approximate annual interest expense is $780 million of which BIF insured banks are expected to pay approximately $322 million, or 41%, while SAIF insured thrifts will pay approximately $458 million or 59% of the interest expense. It is estimated that the annual assessment for BIF insured institutions will be approximately 1.2 cents per $100 of deposits, while SAIF insured institutions will pay 6.5 cents per $100 of deposits. These payments begin in 1997 and run through 1999. Beginning in the year 2000 and continuing through the year 2017, banks and thrifts will each pay $2.43 cents per $100 of deposits. These assessments will be in addition to any regular deposit insurance assessments imposed by the FDIC under FDICIA. See "REGULATION AND SUPERVISION Insurance on Deposit Accounts".

         Interstate Banking. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Efficiency Act"), restrictions on interstate acquisitions of banks by bank holding companies were repealed on September 29, 1995, such that any out-of-state bank holding company would be able to acquire and consolidate any Florida-based bank, subject to certain deposit percentage and other restrictions on or after the effective date of the Efficiency Act. The legislation also provided that, unless an individual state elected beforehand either: (i) to accelerate the effective date, or (ii) to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997, adequately capitalized and managed bank holding companies will be able to consolidate multiple interstate banks. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws. Florida has adopted legislation which permits interstate acquisitions and interstate branching effective June 1, 1997. Florida law prohibits de novo branching by out of state banks.

         Annual Assessment. National banks are required to pay assessments to the OCC to fund the operations of the OCC. The general assessment, to be paid semiannually, is computed upon a bank's total assets, including consolidated subsidiaries, as reported in the bank's latest quarterly call report. Citrus Bank's assessment for 1997 was $28,000 and for the first nine months of 1998 was $23,000.

The Federal Reserve System

         Federal Reserve regulations require banks to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $49.3 million or less (subject to adjustment by the Federal Reserve) plus 10% (subject to adjustment by the Federal Reserve between 8% and 14%) against that portion of total transaction accounts in excess of $49.3 million. The first $4.4 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve, interest-earning assets of Citrus Bank are reduced.

Federal Securities Laws

         Citrus, in connection with this offering, filed with the Commission a registration statement under the Securities Act for the registration of Citrus' common stock. The registration under the Securities Act of shares of the common stock issued in this offering does not cover the resale of such shares. Shares of the common stock purchased by persons who are not affiliates of Citrus may be resold without further registration. Shares purchased by an affiliate of Citrus will be subject to the resale restrictions of Rule 144 under the Securities Act. If Citrus meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of Citrus who complies with the other conditions of Rule 144 (including the holding period and those that require the affiliate's sale to be aggregated with those of certain other persons) may be able to sell in the public market, without additional registration, a number of shares not to exceed, in any three-month period, the greater of: (i) 1% of the outstanding shares of Citrus, or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by Citrus to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

         The scope of regulation, supervision and permissible activities of Citrus is subject to change by future federal and state legislation.

                                   MANAGEMENT

Directors and Executive Officers

         The boards of directors of Citrus and Citrus Bank currently consist of nine directors and ten directors, respectively. The board of directors of Citrus is currently divided into three classes, with the members of each class serving three-year terms. The directors of Citrus Bank serve one-year terms. The Company's and Citrus Bank's executive officers are the same three persons.

         The following sets forth information regarding the directors of Citrus and Citrus Bank.

         Robert L. Brackett, age 63, a class II director, has served as Chairman of the Board of Citrus and Citrus Bank since May 1990 and as a director since May 1989. Mr. Brackett has been the Treasurer and a director of Credit Data Services, Inc., a credit reporting firm, since 1977.

         Josh C. Cox, Jr., age 56, has been a class III director of Citrus and a director of Citrus Bank since October 1993. He has served as President and Chief Executive Officer of both Citrus and Citrus Bank since July 1994. Mr. Cox began his banking career in February 1962 with the Bank of Virginia (SIGNET) in Richmond, Virginia where he worked until August 1968. At that time he joined Southern Bank & Trust Company, also in Richmond, where he worked until April 1991, at which time he became President and CEO of Williamsburg National Bank. Both Southern Bank and Trust and Williamsburg National Bank were subsidiaries of Southern Bankshares, Inc. In January 1972 Mr. Cox joined Irwin Bank and Trust in Columbus, Indiana where he served as Sr. Vice President and Retail Division Administrator until March 1976. From March 1976 to March 1993, Mr. Cox served as a bank consultant to various troubled or under achieving banks or bank holding companies throughout the Southeast and Midwest.

         S. Hallock duPont, Jr., age 62, has served as a director of Citrus Bank since February 1996 and as President of Europa Corp. since 1962.

         Hubert Graves, Jr., age 67, has been a class I director of Citrus and a director of Citrus Bank since May 1989. Mr. Graves has been engaged in the citrus business for over 30 years. Since 1965, Mr. Graves has served as President of Hubert Graves Citrus, Inc., a citrus production company; since 1977, he has served as President of HGX, Inc., a citrus growing company since 1980.

         Roy H. Lambert, age 67, has been a class II director of Citrus since April 1994. Mr. Lambert has served as Chairman of Regency Windsor Capital, Inc., a full-service real estate company since 1974.

         Earl H. Masteller, age 59, has been a class I director of Citrus and a director of Citrus Bank since May 1989. Mr. Masteller has served as President of Masteller & Moler Associates, Inc., a consulting civil engineering firm, since 1985. In addition, Mr. Masteller has served as Vice President of Masteller, Moler and Reed, Inc., a land surveying firm, since January 1987, and as Secretary of Walsh Environmental Services, Inc., since 1996.

         John A. Purdie, age 55, has been a director of Citrus Bank since August, 1997. Mr. Purdie has served as President of Regency Windsor Capital, Inc., a full-service real estate company, since 1984.

         Randy J. Riley, age 48, has been Senior Vice President of the Company and Senior Vice President/Chief Lending Officer of the Bank since September 1989. From May 1987 until September 1989, Mr. Riley was Senior Vice President of Community National Bank in Mims, Florida. Mr. Riley was Vice President of M&I Western State Bank in Oshkosh, Wisconsin from October 1985 until February 1987.

         Louis L. Schlitt, age 62, has been a class III director of Citrus and a director of Citrus Bank since May 1989. Mr. Schlitt has served as the President of Schlitt Insurance Services, Inc. since 1983 and Louis Schlitt, Inc., a real estate investment company, since 1984. From 1983 to 1989, he served as the President of Schlitt Investor Services, Inc., a securities firm.

         Walter E. Smith, Jr., age 57, has been a class I director of Citrus and a director of Citrus Bank since March 1990. Mr. Smith has served as the owner and operator of Unocal 76 truck stops, located in Florida and Georgia, since 1973 and director of Travel Centers of America, Inc., since 1996.

         Henry O. Speight, age 50, has been Senior Vice President of the Company and Senior Vice President/Cashier of the Bank since September 1989. Mr. Speight has also served as Secretary of the Company since May 1990. From September 1983 until September 1989, Mr. Speight was Senior Vice President and Cashier of Community National Bank in Mims, Florida.

         James R. Thompson, age 69, has been a class II director of Citrus and a director of Citrus Bank since March 1990. Mr. Thompson has served as a consulting engineer for Regency Windsor Capital, Inc., a full-service real estate company, since 1988. From 1980 to 1988, he served as President of Regency Acquisitions, Inc., a real estate acquisition company.

         Jeffrey L. Velde, age 55, has been a director of Citrus Bank since February 1996. Mr. Velde has served as the President of Velde Ford, a car dealership, since March 1997.

Director Compensation

         Citrus presently compensates directors who do not also serve on Citrus Bank's board, $500.00 for board meetings attended. Citrus Bank compensates its directors $500.00 for each board meeting attended. Citrus paid director fees of $3,500 and $4,000 to its directors for the twelve month and six month periods ended December 31, 1997 and September 30, 1998, respectively, and Citrus Bank paid director fees of $44,500 and $33,500 for the same periods.

Employment Contracts

         Neither Citrus nor Citrus Bank has employment agreements with any of its officers.

Non-Qualified Stock Options

         The Company does not have an incentive stock option plan. The Company has granted non-qualified stock options to its three key employees, Mr. Cox, Mr. Riley and Mr. Speight, in accordance with the following schedule (rounded to whole shares):

                               Date of            No. of           Exercise             No. of             Expiration
      Officers                  Grant            Shares(1)         Price(1)          Shares Vested            Date
      --------                  -----            ---------         --------          -------------            ----
Josh Cox, Jr.          December 14, 1995            26,400              6.31              26,400         July 11, 2001
Randy J. Riley         April 13, 1990                9,394              6.31(2)            9,394         April 13, 2000
                       July 11, 1991                 8,712              6.31(2)            8,712         July 11, 2001
Henry O. Speight       April 13, 1990                9,394              6.31(2)            9,394         April 13, 2000
                       July 11, 1991                 8,712              6.31(2)            8,712         July 11, 2001
-----------------
(1)      Adjusted  for stock  splits and rounded to the nearest  whole share for illustration purposes only.
(2)      As amended on November 16, 1995.

                             EXECUTIVE COMPENSATION

         The table below identifies the Chief Executive Officer and other principal officers of Citrus or of its wholly owned subsidiary Citrus Bank, whose total annual cash compensation exceeded $100,000 during the fiscal year ended December 31, 1997.

                                                   Summary Compensation Table

                                                                                                   Long-term
                                                         Annual Compensation                      compensation
                                                         -------------------                      ------------
        Name and                                                        Other annual                             All other
   principal position        Year        Salary(1)        Bonus      compensation(2)       Stock options       compensation
   ------------------        ----        ---------        -----      ---------------       -------------       ------------
Josh C. Cox, Jr.             1997          $160,000       None              $18,852            None                None
President and Chief          1996          $160,000       None              $17,853          26,400(3)             None
Executive Officer            1995          $160,000       None              $ 8,701            None                None
since July 1, 1994


(1) Mr. Cox's annual base salary for the fiscal year 1998 is $160,000. This base salary is considered to be compensation for Mr. Cox's service as President and Chief Executive Officer of both the Company and the Bank.

(2) Other annual compensation includes an annual automobile allowance of $9,000, director fees of $6,000 and annual club dues of $3,852.

(3)      As adjusted for stock splits.

Benefits

         Insurance: Citrus Bank's full-time officers and employees are provided hospitalization, major medical, short and long-term disability, dental insurance and term life insurance under group plans on generally the same basis to all full-time employees. The Bank pays 95% of the costs of this insurance.

         Bonuses: Neither the Company nor the Bank has an established bonus policy for employees; however, based upon Citrus' operating results for 1997, the Bank's board of directors awarded $9,505 in bonuses to employees of the Bank during the year ended December 31, 1997. The payment of any bonus is at the sole discretion of the board of directors.

         401(k) Plan: During 1990, Citrus Bank adopted a 401(k) Plan which covers all of the employees of the Bank who have completed at least one year of service and who are at least 20 years of age. The effective date of the 401(k) was January 1, 1990. Eligible employees who choose to participate in the 401(k) may contribute from 1% to 20% of their annual base salary to the 401(k). The Bank may match up to 100% of all employee contributions which are equal to or less than $9,500 of base salary. In addition, the Bank may elect to make additional contributions to the 401(k) based upon the Bank's annual profit. Contributions made by the Bank do not vest in an individual employee until that employee has 2 years of service, at which time 25% of contributions made are earned. For each additional year of service, an employee will earn another 25% until the end of year five when an employee will be 100% vested. The Bank contributed $10,549 for a 25% match to employee contributions in 1997 to the 401(k) for the fiscal year ended December 31, 1997. This was the first employer match since the plan's inception. No contributions have been made for the nine month period ended September 30, 1998.

                              CERTAIN TRANSACTIONS

Indebtedness of Management

         Certain of the Company's directors and executive officers and their immediate family members are also customers of Citrus Bank and it is anticipated that such individuals will continue to be customers of Citrus Bank in the future. All transactions between Citrus Bank and Citrus' directors, executive officers and their immediate family members, and any principal shareholders (persons owning more than 5% of Citrus' outstanding common stock) were made, and all future transactions will be made, in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons and, in the opinion of management, did not and will not involve more than the normal risk of collectibility or present other unfavorable features. As of September 30, 1998, loans to directors, executive officers and their immediate family members represented approximately $2.9 million, or 5%, of the total loan portfolio.

         Schlitt Insurance Services, Inc. ("Schlitt") serves as one of the insurance agents for the Company. The Company purchases all general commercial insurance policies, as well as employee benefit insurance policies since December 1, 1997, through Schlitt. The Company paid Schlitt premiums amounting to approximately $51,000 during the 1997 fiscal year and approximately $111,000 during the first nine months of 1998. Louis L. Schlitt, a director of the Company, is the Chief Executive Officer of Schlitt.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table indicates certain information regarding the current beneficial ownership of common stock by each of the Company's directors and executive officers, and all of the directors and executive officers as a group. As required by Rule 13d-3, under the Securities Act of 1933, the number and percentage of shares held by each person reflects the number of shares that person currently owns plus the number of shares that person has the right to acquire within the next 60 days pursuant to currently outstanding options or warrants. Citrus anticipates that 25,000 shares of the offering will be purchased by the Company's executive officers and directors, but there has been no formal commitment to purchase shares as of the date of this Prospectus. Ultimate purchases by these persons may be more or less than indicated depending upon individual circumstances.

                                                        Amount Owned at                       % of Ownership      % of Ownership
                                                         September 30,          % of           Based on the        Based on the
                 Name                                        1998             Ownership        Total Minimum      Total Maximum
--------------------------------------                      ------           -----------      ---------------     -------------
Robert L. Brackett(1)                                      111,279             11.4                 5.6                5.1
Josh C. Cox, Jr.(2)                                         26,558              2.7                 1.3                1.2
S. Hallock DuPont, Jr.(3)                                  112,351             11.4                 5.7                5.1
Hubert Graves, Jr.(4)                                      149,657             14.8                 7.4                6.8
Roy H. Lambert(5)                                          219,900             21.0                10.7                9.8
Earl H. Masteller(6)                                        45,062              4.6                 2.3                2.1
John A. Purdie(7)                                           53,909              5.5                 2.7                2.5
Randy Riley(8)                                              18,991              2.0                 1.0                0.9
Louis L. Schlitt(9)                                         72,128              7.1                 3.6                3.3
Walter E. Smith, Jr.(10)                                   121,231             12.0                 6.0                5.5
Henry O. Speight(11)                                        18,832              1.9                 1.0                0.9
James R. Thompson(12)                                      222,437             21.2                10.9                9.9
Jeffrey L. Velde(13)                                         1,320              0.1                 0.1                0.1
All Directors and Executive Officers
as a Group (13 persons)(14)                                953,913             69.1%               40.1%              37.0%

(1) Includes 23,907 shares subject to presently exercisable stock purchase warrants granted in connection with Citrus' initial stock offering. Includes 8,109 shares owned by Mr. Brackett individually, 316 shares owned by his wife, and 78,947 shares owned by Mr. Brackett as Trustee.

(2) Includes 26,400 shares subject to presently exercisable stock options granted by the Citrus on December 14, 1995. Includes 158 shares owned by Mr. Cox individually.

(3) Includes 29,288 shares subject to presently exercisable stock purchase warrants granted in connection with Citrus' initial stock offering. Includes 83,063 shares owned by Mr. du Pont individually.

(4) Includes 58,577 shares subject to presently exercisable stock purchase warrants granted in connection with Citrus' initial stock offering.
         Includes 75,240 shares owned jointly by Mr. Graves and his spouse, 7,920 shares owned by Hubert Graves Citrus, Inc. and 7,920 shares owned by HGX, Inc. Mr. Graves is the President and principal shareholder of each of these companies.

(5) Includes 95,978 shares subject to presently exercisable stock purchase warrants granted in connection with Citrus' initial stock offering. Includes 123,764 shares owned by the Revocable Trust of Roy H. Lambert of which Mr. Lambert is the beneficiary, and 158 shares owned by Mr. Lambert individually.

(6) Includes 19,532 shares subject to presently exercisable stock purchase warrants granted in connection with Citrus' initial stock offering. Includes 4,048 shares held by his individual retirement account and 205 shares held in his wife's individual retirement account and 21,277 shares owned by the Revocable Trust of Earl H. Masteller of which his wife is Trustee.

(7) Includes 22,229 shares subject to presently exercisable stock purchase warrants granted in connection with Citrus' initial stock offering. Includes 31,680 shares owned by Mr. Purdie individually.

(Footnotes continued on other page)

(8) Includes 9,395 shares and 8,712 shares subject to presently exercisable stock options granted by Citrus on April 13, 1990 and July 11, 1991 respectively. Includes 299 shares subject to presently exercisable stock purchase warrants granted in connection with Citrus' initial stock offering. Includes 585 shares owned jointly by Mr. Riley and his wife, and one share owned by Mr. Riley individually.

(9) Includes 57,876 shares subject to presently exercisable stock purchase warrants granted in connection with Citrus' initial stock offering. Includes 672 shares owned individually by Mr. Schlitt, 8,646 shares held by the Schlitt Insurance Services, Inc. Profit Sharing Plan, 4,367 shares held by his wife's individual retirement account, 83 shares owned in trust for Mr. Schlitt's son, David J. Schlitt for whom Mr. Schlitt is trustee and 484 shares held by his individual retirement account.

(10) Includes 55,797 shares subject to presently exercisable stock purchase warrants granted in connection with Citrus' initial stock offering. Includes 65,434 shares in the Walter E. Smith Revocable Trust.

(11) Includes 9,394 shares and 8,712 shares subject to presently exercisable stock options granted by Citrus on April 13, 1990 and July 11, 1991 respectively. Includes 299 shares subject to presently exercisable stock purchase warrants granted in connection with Citrus' initial stock offering. Includes 426 shares held in Mr. Speight's individual retirement account and one share owned by Mr. Speight individually.

(12) Includes 1,111 shares subject to presently exercisable stock purchase warrants granted to Mr. Thompson in connection with Citrus' initial offering; includes 95,978 shares subject to presently exercisable stock purchase warrants granted to the Revocable Trust of Roy H. Lambert, of which Mr. Thompson is the sole Trustee; includes 123,764 shares owned by the Revocable Trust of Roy H. Lambert, of which Mr. Thompson is the sole Trustee; and includes 1,584 owned jointly by Mr. Thompson and his wife.

(13)     Represents shares owned individually by Mr. Velde.

(14) Table computed on 526,407 shares actually owned, plus 364,893 shares subject to presently exercisable stock purchase warrants granted in connection with Citrus' initial stock offering, and 62,613 shares subject to presently exercisable stock options.


         Principal Holders of Voting Securities. As of September 30, 1998, no persons or apparent group of persons, other than officers and directors of Citrus, are known by management to own beneficially five percent or more of the outstanding shares of Citrus' common stock.

                          DESCRIPTION OF CAPITAL STOCK

         Citrus has authorized 11,000,000 shares of authorized capital stock, consisting of 10,000,000 shares of common stock, par value $3.15 per share, and 1,000,000 shares of preferred stock, par value of $5.00 per share. As of September 30, 1998, 952,296 shares of common stock were issued and outstanding and 532,385 shares were subject to issuance pursuant to options and warrants. No shares of preferred stock were issued. The Company will not, in the future, issue preferred stock to insiders on terms more favorable than to others.

Common Stock

         Each share of Citrus common stock has the same relative rights and is identical in all respects with every other share of common stock. The holders of common stock are entitled to elect the members of the board of directors of the Company and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Company. No holder of any class of stock of the Company has preemptive rights with respect to the issuance of shares of that or any other class of stock and the common stock is not entitled to cumulative voting rights with respect to the election of directors.

         The holders of common stock are entitled to dividends and other distributions if, as, and when declared by the board of directors out of assets legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holder of each share of common stock is entitled to share equally in the distribution of the Company's assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. The shares of common stock are not subject to any redemption provisions, nor are they convertible into any other security or property of the Company. All shares of common stock outstanding are fully paid and non-assessable.

Preferred Stock

         Citrus is authorized to issue 1,000,000 shares of preferred stock. The board of directors may issue the preferred stock in series and fix the particular designation of and the rights, preferences, privileges and restrictions granted to and imposed upon each series, all without approval of the shareholders. Citrus has no plans at this time to issue any of the preferred stock authorized and will not issue preferred stock to insiders on terms more favorable than to others.

Outstanding Warrants

         Each organizer, founder, and proposed director who purchased stock during Citrus' initial offering period received pro rata warrants which were exercisable one year following commencement of operations by Citrus Bank, entitling the investor to purchase additional shares of common stock. The number of warrants issued were equal to 50% of the total number of shares outstanding upon the completion of the initial offering. There are 469,772 warrants outstanding as of the date of this Prospectus.

                 SUMMARY OF ARTICLES OF INCORPORATION OF CITRUS

         The following is a summary of the material provisions of the articles of incorporation of Citrus. The full text of the articles of incorporation may be obtained without charge. In order to obtain a copy of the articles of incorporation contact, Henry O. Speight, Senior Vice President at (561) 778-4100.

         The power to issue additional shares of common stock rests with the board of directors of Citrus, which may help delay or deter a change in control by increasing the number of shares needed to gain control. The following provisions of Citrus' articles of incorporation may also have the effect of preventing, discouraging or delaying any change in control of Citrus.

Staggered Terms for Directors

         Citrus' articles of incorporation provide that directors shall be elected to three-year terms with terms divided into three classes. The number of directors in each class shall be as nearly equal as possible. Only one class of directors is elected by the shareholders each year at Citrus' annual meeting.

Requirements for Super Majority Approval of Transactions

         The articles of incorporation of Citrus contain provisions requiring super majority shareholder approval to effect certain extraordinary corporate transactions which are not approved by the board of directors. The articles of incorporation require the affirmative vote or consent of the holders of at least two-thirds of the shares of each class of common stock entitled to vote in elections of directors to approve any merger, consolidation, disposition of all or a substantial part of the assets of Citrus or a subsidiary of Citrus, exchange of securities requiring shareholder approval or liquidation of the Company, if any person who together with his affiliates and associates owns beneficially 5% or more of any voting stock of Citrus is a party to the transaction; provided that three quarters of the disinterested directors of Citrus have not approved the transaction.

         In addition, the articles of incorporation require the separate approval by the holders of a majority of the shares of each class of stock entitled to vote in elections of directors which are not beneficially owned, directly or indirectly, by an interested shareholder, of any merger, consolidation, disposition of all or a substantial part of the assets of Citrus or a subsidiary of Citrus, or exchange of securities requiring shareholder approval, if an interested shareholder is a party to such transaction; provided, that such approval is not required if:

         (i) the consideration to be received by the holders of the stock of the Company meets certain minimal levels determined by a formula under the Citrus Articles (generally the highest price paid by the Interested Shareholder for any shares acquired);

         (ii) there has been no reduction in the average dividend rate from that which was obtained prior to the time the Interested Shareholder became such; and

         (iii) the consideration to be received by the shareholders who are not interested shareholders shall be paid in cash or in the same form as the interested shareholder previously paid for shares of such class of stock.

         This article, as well as the article establishing a classified board of directors, may be amended, altered, or repealed only by the affirmative vote or consent of the holders of at least 75% of the shares of each class of stock entitled to vote in elections of directors.

Acquisition Offers

         The board of directors, when evaluating any offer of another person to:
(i) make a tender or exchange offer for any equity security of Citrus; (ii) merge or consolidate the Company with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, shall, in connection with the exercise of its business judgment in determining what is in the best interest of the Company and its shareholders, give due consideration to all relevant factors, including, without limitation: (i) the consideration being offered; (ii) the social and economic effect of acceptance of such offer on the Company's present and future customers and employees and those of its subsidiaries, as well as on the communities in which the Company and its subsidiaries operate or are located; (iii) the ability of the Company to fulfill its corporate objectives as a financial institution holding company; and (iv) the desirability of maintaining independence from any other business entity.

Control Share Acquisitions

         Our articles of incorporation do not exempt us from the Florida Statutes governing control-share acquisitions. Generally, under the statute, a person intending to acquire 20% or more of our shares must give us notice of such intent and request approval of the acquisition by the board of directors. If the board of directors fails to approve the acquisition then such persons may request a meeting of the shareholders at which shareholders will be given an opportunity to vote on whether such shares will be accorded full voting rights. Refusal by the shareholders to accord full voting rights would result in the proposed acquiror obtaining shares which could not be voted on any matters to come before the shareholders. Certain acquisitions are exempt from the effects of the statute, such as mergers, business combinations or other acquisitions which have been approved by the board of directors, as well as acquisitions of shares issued by Citrus in its original offering or in subsequent offerings approved by the Board.

         The effect of all of the above provisions is to make it more difficult for a person, entity or group to effect a change in control of Citrus through the acquisition of a large block of Citrus' voting stock.

Indemnification

         The FBC Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the FBC Act require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the director or officer and incurred by the director or officer in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the FBC Act.

         Citrus' bylaws provide for the indemnification of directors and executive officers to the maximum extent permitted by Florida law as authorized by the board of directors and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or executive officer was a party to by reason of the fact that he or she is or was a director of Citrus upon the receipt of an undertaking to repay such amount, unless it is ultimately determined that such director is not entitled to indemnification.

                                   SALES AGENT

         Citrus has entered into a Sales Agency Agreement with Banc Stock Financial Services, Inc., pursuant to which the sales agent has agreed to offer and sell to the public as the Company's agent a minimum of 1,000,000 shares of common stock on a "best efforts, all or none" basis, and an additional 200,000 shares of common stock on a "best efforts" basis. The sales agent is required to use its best efforts through the expiration date to sell the shares. The sales agent and Citrus have agreed that with respect to shares purchased by directors (expected to aggregate ___,000 shares), no commission will be payable by Citrus to the sales agent. With respect to shares purchased by certain persons introduced to the sales agent by Citrus, the commission will be 2.5% of the aggregate price of such shares. The sales agent's commission will be 7% on all other shares it sells in the offering. The sales agent may select other dealers who are members of the National Association of Securities Dealers, Inc. to sell shares and who will receive a selling concession not to exceed ___% of the gross offering proceeds. Citrus has agreed to reimburse the sales agent for its reasonable out-of-pocket expenses incurred in connection with the engagement including (i) the filing and legal fees associated with securing the review of the NASD of the terms of the offering; and (ii) reasonable out-of-pocket expenses incurred in connection with the sales agent's engagement, including legal fees, advertising, promotion, syndication and travel expenses. Unless approved in writing by Citrus, which approval shall not be unreasonably withheld, legal fees and disbursements related solely to the underwriting process may not exceed $30,000 and the sales agent's out-of-pocket expenses may not exceed $40,000.

         The sales agent has the right to terminate the Sales Agency Agreement under certain circumstances (for example, if conditions exist in the over-the-counter market which cause the sales agent to believe that no favorable public market exists for the sale of the shares). In such event, offers and sales may be made on behalf of Citrus by certain of its officers and directors, or Citrus may engage one or more other broker/dealers to make sales on its behalf. Citrus does not, however, currently have any other arrangements in place. As described herein, until the minimum number of shares have been sold, all funds received by the sales agent or Citrus in connection with the sale of shares will be promptly transmitted to the escrow agent.

         The Sales Agency Agreement provides for reciprocal indemnification between Citrus and the sales agent against liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the Sales Agency Agreement, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed by the Securities Act and is, therefore, unenforceable.

         Prior to the date of this Prospectus, there has been no public market for the shares. The offering price of the shares offered hereby has been established by Citrus based upon its assessment of the capital needs and the commercial potential of the Company. Citrus has had discussions with the sales agent regarding the establishment and maintenance of a market for the shares after the offering. Following the offering the common stock will be traded on the OTC Bulletin Board under the trading symbol "_____". The sales agent has advised Citrus that upon completion of the offering it intends to act as a "market maker" in the common stock. The development of a public trading market depends, however, on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the sales agent, or any market maker. In general, if a secondary market develops, the shares will be freely transferable and assignable by the holder thereof (except shares held by affiliates), and nonaffiliate shareholders may sell any number of shares in such secondary market. In addition, factors such as the degree to which the secondary market is active will determine the willingness of the market makers, once a secondary market is established, to continue to maintain the secondary market. Citrus and its officers and directors have agreed with the sales agent not to sell any shares for a period of two years after the date of this Prospectus without the prior written consent of the sales agent. It is anticipated that affiliates of the sales agent will purchase ________ shares at the public offering price for their own accounts.

                                  THE OFFERING

Offering

         Citrus is offering through its sales agent a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of common stock. The minimum number of shares which may be purchased is 100 shares and the maximum number of shares which may be purchased is 193,000 shares without regulatory approval. To subscribe for shares of common stock in the offering, the appropriate sections of the order form must be completed, and payment in full must accompany the order form. See "Purchase Limitation" and "Procedures for Subscribing for Common Stock".

Preference for Existing Shareholders

         If the offering is oversubscribed, Citrus reserves the right, but will not be required, to allocate shares among subscribers. Citrus may give a preference to existing shareholders to the extent of one share in the offering for each share the shareholder currently owns (excluding officers and directors of the company, who will be given a preference for an aggregate of _______ shares). Citrus may also take into account any other factors it considers relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, Citrus and Citrus' desire to have a broad distribution of stock ownership.

Expiration Date of the Offering

         The offering will expire at 5:00 p.m., local time, on April ___, 1999 or on July ___, 1999, unless the offering is terminated beforehand at the sole discretion of the board of directors.

Conditions to Consummation of the Offering

         The offering will not be consummated and all funds received by the escrow agent will be promptly returned with interest if the minimum offering (1,000,000 shares of common stock) is not sold by the expiration of the offering period.

Procedures for Subscribing for Common Stock

         Persons who wish to participate in the offering must deliver to the escrow agent a properly completed and executed order form, together with payment of the aggregate subscription price for the shares of common stock subscribed for in the offering. Payment must be by: check or money order payable to "IBBF as Escrow Agent for Citrus". Payment may also be made by wire transfer of funds to the escrow agent. Payment should be made sufficiently in advance of the expiration of any offering period to ensure that payment is received and clears by such date. All funds received by Citrus shall be forwarded to the escrow agent.

         The address to which the order form and payment of the subscription price should be delivered is:
                               Independent Bankers' Bank of Florida
                               Attention:    Escrow Department
                               109 E. Church Street, Suite BB
                               Orlando, Florida    32801

         The instructions accompanying the order form should be read carefully and followed in detail.

         Subscriptions for the common stock which are received by the Company from persons in the offering may not be revoked once accepted by the Company.

Purchase Limitations

         The minimum number of shares of common stock any person may purchase in the offering is 100 shares. Participants in the offering may purchase individually or together with their related party a maximum of 193,000 shares of common stock. Except for Roy H. Lambert, who already owns in excess of 9.9% of the Company's common stock, no person shall be allowed to purchase, individually or together with their related party, shares of common stock in the offering which, when aggregated, would exceed 9.9% of the total number of shares outstanding at the conclusion of the offering, unless such person or persons has received prior regulatory approval.

         Under FRB regulations a rebuttable presumption of concerted action will occur, but is not limited to these situations: (1) a person will be presumed to be acting in concert with the members of the person's immediate family (which includes a person's spouse, father, mother, step-parent, children, step-children, brothers, step-brothers, sisters, step-sisters and grandchildren; the father, mother, brother and sisters of the person's spouse; and the spouse of the foregoing); (2) in addition, the following persons will be presumed to be acting in concert: (i) a company and any controlling shareholder, partner, trustee, or management official of the company, if both the company and the person own voting securities of the state member bank or bank holding company;
(ii) companies under common control; (iii) persons that are parties to any agreement, contract, understanding, relationship, or other arrangement, whether written or otherwise, regarding the acquisition, voting, or transfer of control of voting securities of a state member bank or bank holding company, other than through a revocable proxy as described in ss.225.42(a)(5); (iv) persons that have made, or propose to make, a joint filing under sections 13 or 14 of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78n), and the rules promulgated thereunder by the Securities and Exchange Commission; and (v) a person and any trust for which the person serves as trustee.

Issuance of Common Stock

         Provided that the conditions necessary to consummate the offering are satisfied, certificates representing shares of common stock purchased, pursuant to the offering, will be delivered to purchasers as soon as practical after the expiration date of the minimum offering.

Intention of Directors and Executive Officers

         None of the Company's directors or officers has entered into any agreement or arrangement that obligates them to purchase any shares of common stock. However, the directors and executive officers of the Company as a group (13 persons) have indicated to Citrus that they intend to subscribe for, in the aggregate, 25,000 shares of common stock in the offering. Our executive officers and directors, or affiliates of the sales agent, may purchase up to 100% of the shares in the offering if necessary to help Citrus achieve the minimum subscription level necessary to release subscription proceeds from escrow. Any shares purchased by these individuals in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Because purchases by these persons may be substantial, investors should not place any reliance on the sales of a specified minimum offering amount as an indication of the merits of this offering or that such a person's investment decision is shared by unaffiliated investors.

Transfer Agent and Registrar

         Prior to the offering, the Company served as transfer agent for the common stock. The Company has retained Continental Stock Transfer and Trust Company, 2 Broadway, 19th Floor, New York, New York, 10004 to handle stock transfers, stock record keeping, and mailing of all proxy materials.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, Citrus will have 1,952,296 shares of common stock outstanding assuming the sale of the minimum offering and 2,152,296 assuming the sale of the maximum offering. These shares will be freely tradeable without restriction or further registration under the Securities Act, except for shares held or purchased by "affiliates" of the Company. Affiliates are defined in Rule 144 to mean a person who directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with the Company.

         Citrus' executive officers and directors, and certain directors of Citrus Bank, holding in the aggregate, 526,407 shares of common stock (978,913 assuming full exercise of their warrants, options and intended purchases in this offering as affiliates of the Company) have agreed with the sales agent not to sell any Citrus shares they own for period of two years after the date of this Prospectus without the prior written consent of the sales agent. After this period, these individuals will be permitted to sell their shares of common stock in the public market, subject to the volume and other limitations on sale imposed by Rule 144, unless the sale of the shares is registered under the Securities Act or is made pursuant to an exemption from the registration requirements.

         In general, under Rule 144, a person (or affiliates whose shares are aggregated) would be entitled to sell within any three month period that number of shares which does not exceed the greater of: (i) 1% of the number of shares of common stock then outstanding (19,523 shares based on the minimum offering and 21,523 shares based on the maximum offering); or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding such sale. Sales pursuant to Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

                                  LEGAL MATTERS

         Certain legal matters, including, among other things, the validity of the shares of common stock offered hereby have been passed upon by Igler & Dougherty, P.A., Tallahassee, Florida, counsel to Citrus. In addition, certain legal matters in connection with the offering will be passed upon for the sales agent by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                     EXPERTS

         The consolidated financial statements of Citrus set forth herein as of December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of Stevens, Thomas, Schemer & Sparks, P.A. appearing elsewhere herein, and upon the authority of this firm as experts in accounting and auditing.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                       PAGE
                                                                                                       NUMBER
FINANCIAL STATEMENTS

     Independent Auditors' Report

     Consolidated Balance Sheets as of September 30, 1998 (unaudited)
          and December 31, 1997                                                                        F-1

     Consolidated Statements of Operations for the Nine Months Ended September 30, 1998
         and 1997 (unaudited) and for the Years Ended December 31, 1997 and 1996                       F-2

     Consolidated  Statements of Comprehensive  Income for the Nine Months Ended
         September 30, 1998 and 1997 (unaudited) and the Years Ended
         December 31, 1997 and 1996                                                                    F-3

     Consolidated Condensed Statements of Cash Flows for the Nine Months Ended
         September 30, 1998 and 1997 (unaudited) and the Years Ended
         December 31, 1997 and 1996                                                                    F-4

     Consolidated Statement of Changes in Stockholders' Equity                                         F-5

     Notes to Consolidated Financial Statements                                                        F-6 - F-21

                          INDEPENDENT AUDITORS' REPORT




Board of Directors and Stockholders
Citrus Financial Services, Inc. and Subsidiary
Vero Beach, Florida

We have audited the accompanying consolidated balance sheets of Citrus Financial Services, Inc. and Subsidiary (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, comprehensive income, cash flows, and changes in stockholders' equity for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements, referred to above, present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1997 and 1996, and the consolidated results of its operations, comprehensive income, and cash flows for the years then ended, in conformity with generally accepted accounting principles.

STEVENS, THOMAS, SCHEMER & SPARKS, P.A.

/S/STEVENS, THOMAS, SCHEMER & SPARKS, P.A.


January 30, 1998
Jacksonville, Florida


                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                           September 30, 1998
                                                                                             (Unaudited)          December 31, 1997
                                                                                             -----------          -----------------
                                                                                             (In Thousands, Except Per Share Data)
ASSETS
Cash and due from banks                                                                        $     2,878           $     3,742
Federal funds sold                                                                                   6,700                 2,500
Interest-bearing deposits in other banks                                                                 7                    61
Investment securities:
     Available-for-sale at fair value                                                                5,902                 5,796
     Held-to-maturity at amortized cost                                                              1,398                 3,487
Loans receivable less allowance for credit losses                                                   59,729                50,107
Accrued interest receivable                                                                            352                   292
Bank premises and equipment - net                                                                    2,780                 2,471
Other real estate owned                                                                                390                   390
Other assets                                                                                           339                   252
                                                                                               ------------         ------------

         TOTAL                                                                                 $    80,475            $   69,098
                                                                                               ===========            ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Noninterest-bearing                                                                       $     9,766             $  10,723
     NOW accounts                                                                                    3,282                 3,701
     Money market accounts                                                                           3,530                 4,095
     Savings accounts                                                                                7,542                 5,993
     Time, $100,000 and over                                                                        10,555                 8,079
     Other time deposits                                                                            38,449                30,010
                                                                                                ----------            ----------

         Total deposits                                                                             73,124                62,601
                                                                                                ----------            ----------

Accrued interest on deposits                                                                           310                   195
Federal funds purchased and FHLB advances                                                              342                   433
Other accrued expenses and liabilities                                                                 357                    47
                                                                                              ------------         -------------

         Total liabilities                                                                          74,133                63,276
                                                                                                ----------            ----------

Commitments and contingencies                                                                            -                     -
                                                                                            --------------        --------------

Stockholders' equity:
     Preferred stock                                                                                     -                     -
     Common stock                                                                                    3,007                 3,007
     Additional paid-in capital                                                                      3,149                 3,149
     Retained earnings (accumulated deficit)                                                           225                 (239)
     Unrealized loss on available-for-sale securities                                                 (39)                  (95)
                                                                                              -----------          ------------

         Total stockholders' equity                                                                  6,342                 5,822
                                                                                                ----------            ----------

         TOTAL                                                                                   $  80,475             $  69,098
                                                                                                 =========             =========

Book value per common share                                                                     $     6.66            $     6.11
                                                                                                ==========            ==========

Common shares outstanding, adjusted for stock dividend                                             952,296               952,296
                                                                                                 =========             =========

                       See notes to financial statements.


                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       For the Nine Months Ended          For the Years Ended
                                                                             September 30,                     December 31,
                                                                             -------------                     ------------
                                                                             (Unaudited)
                                                                       1998              1997             1997              1996
                                                                       ----              ----             ----              ----
                                                                               (In Thousands, Except Per Share Data)
Interest and fees on loans                                        $   4,252         $   3,589        $   4,827         $   4,350
Investment income on investment securities
     and interest-bearing deposits in other banks                       339               413              547               569
Federal funds sold                                                      174                94              140                54
                                                                 ----------       -----------       ----------       -----------

         Total interest income                                        4,765             4,096            5,514             4,973
                                                                  ---------         ---------       ----------        ----------

Interest on deposits                                                  2,106             1,809            2,424             2,227
Other                                                                    52                51               58                61
                                                                -----------       -----------      -----------       -----------

         Total interest expense                                       2,158             1,860            2,482             2,288
                                                                  ---------         ---------       ----------        ----------

         Net interest income before provision for credit losses       2,607             2,236            3,032             2,685
                                                                  ---------         ---------       ----------        ----------

Provision for credit losses                                             (21)              237              269               352
                                                                 ----------        ----------       ----------        ----------

         Net interest income                                          2,628             1,999            2,763             2,333
                                                                  ---------         ---------        ---------         ---------

Fees and service charges                                                268               231              327               316
Other income                                                             57                53               72                55
                                                                 ----------       -----------      -----------       -----------

         Total other income                                             325               284              399               371
                                                                 ----------        ----------       ----------        ----------

Other expenses:
     Salaries and employee benefits                                   1,080               944            1,280             1,142
     Expenses of bank premises and fixed assets                         391               341              452               387
     Other operating expenses                                           738               803            1,043             1,044
                                                                 ----------        ----------       ----------        ----------

         Total other expenses                                         2,209             2,088            2,775             2,573
                                                                  ---------         ---------       ----------        ----------

Income before provision for income taxes                                744               195              387               131

Provision for income taxes                                              280                74              137                46
                                                                 ----------       -----------       ----------       -----------

Net income                                                        $     464        $      121       $      250        $       85
                                                                  =========        ==========       ==========        ==========


Weighted average common shares outstanding during period:
     Basic                                                              952               860              948               941
                                                                 ==========        ==========       ==========        ==========
     Fully diluted                                                    1,172             1,056            1,168             1,160
                                                                  =========         =========        =========         =========

Earnings per share:
     Basic                                                        $    0.49         $    0.14        $    0.26         $    0.09
                                                                  =========         =========        =========         =========
     Fully diluted                                                $    0.40         $    0.11        $    0.21         $    0.07
                                                                  =========         =========        =========         =========

                       See notes to financial statements.


                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY
                           CONSOLIDATED STATEMENTS OF
                              COMPREHENSIVE INCOME
                             (Dollars in Thousands)

                                                                      For the Nine Months Ended            For the Years Ended
                                                                             September 30,                     December 31,
                                                                             -------------                     ------------
                                                                              (Unaudited)
                                                                       1998              1997             1997              1996
                                                                       ----              ----             ----              ----
Net income                                                       $      464       $       121       $      250        $       85

Other comprehensive income, net of tax:
     Unrealized holding gains (losses) arising during period             59                65               47               (28)
     Less: reclassification adjustment for gains
         included in net income during period                           ( 3)                -                -                 -
                                                                -----------      ------------     ------------      ------------

         Total                                                           56                65               47               (28)
                                                                -----------       -----------      -----------      ------------

Comprehensive income                                             $      520        $      186       $      297        $       57
                                                                 ==========        ==========       ==========        ==========

                       See notes to financial statements.


                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      For the Nine Months Ended            For the Years Ended
                                                                             September 30,                     December 31,
                                                                             -------------                     ------------
                                                                              (Unaudited)
                                                                       1998              1997             1997              1996
                                                                       ----              ----             ----              ----
                                                                                  (In Thousands, Except Per Share Data)

Net cash provided (used) by operating activities                  $     948         $   3,165        $   4,544         $  (2,253)
                                                                 ----------         ---------        ---------         ---------

Cash flows from investing activities:
         Net (increase) decrease in:
         Investment securities                                        1,970                44              291               772
         Interest-bearing deposits in other banks                        54                (5)              45                18
         Loans                                                       (9,590)           (2,586)          (3,420)           (5,434)
     Proceeds from the sale of other real estate                          -                 -                -               158
     Purchases of bank premises and equipment, net                     (478)             (109)            (147)             (570)
                                                                 ----------       ----------        ----------        ----------

         Net cash used in investing activities                       (8,044)           (2,656)          (3,231)           (5,056)
                                                                  ---------        ---------         ---------         ---------

Cash flows from financing activities:
     Net increase (decrease) in deposits                             10,523             2,438            3,955             4,842
     Advances (repayments) of FHLB advances, net                        (91)             (291)          (1,122)             (521)
     Advances (repayments) of federal funds purchased                   -                 -               (500)              500
     Issuance of common stock upon exercise of stock options            -                  82               82                -
                                                               ------------       -----------      -----------      ------------

         Net cash provided by financing activities                   10,432             2,229            2,415             4,821
                                                                  ---------        ----------       ----------        ----------

Increase (decrease) in cash and cash equivalents                      3,336             2,738            3,728            (2,488)

Cash and cash equivalents at beginning of period                      6,242             2,514            2,514             5,002
                                                                 ----------        ----------       ----------        ----------

Cash and cash equivalents at end of period                        $   9,578         $   5,252        $   6,242         $   2,514
                                                                  =========         =========        =========         =========














                       See notes to financial statements.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                             Net
                                                                                                          Unrealized
                                            Common Stock                                    Retained       Holding
                                                       Par                  Additional      Earnings        Gains          Total
                                                      Value                   Paid-in     (Accumulated   (Losses) on   Stockholders'
                                      Shares        (Rounded)      Amount     Capital       Deficit)      Securities       Equity
                                      ------        ---------      ------     -------       --------      ----------       ------
                                                               (Dollars in Thousands, Except Par Value Per Share)

Balance, December 31, 1995            853,967      $   3.47      $  2,966      $  3,108       $  (574)      $  (130)      $  5,370

Comprehensive income:
   Net income                               -             -             -             -            85              -
   Net change in unrealized holding
     gains on securities                    -             -             -             -             -           (28)

     Total comprehensive income             -             -             -             -             -              -            57
                                  -----------   -----------   -----------   -----------     ---------      ---------    ----------

Balance, December 31, 1996            853,967          3.47         2,966         3,108          (489)         (158)         5,427

Stock options exercised                11,862             -            41            41             -              -            82
Comprehensive income:
   Net income                               -             -             -             -           250              -
   Net change in unrealized holding
     gains on securities                    -             -             -             -             -             63

     Total comprehensive income             -             -             -             -             -              -           313
                                  -----------   -----------   -----------   -----------     ---------      ---------     ---------

Balance, December 31, 1997            865,829          3.47         3,007         3,149          (239)          (95)         5,822

Stock issued for stock split and par
   value reduction (rounded)           86,467        (0.32)             -             -             -              -             -
Comprehensive income:
   Net income                               -             -             -             -           464              -
   Net change in unrealized holding
     gains on securities                    -             -             -             -             -             56

     Total comprehensive income             -             -             -             -             -              -           520
                                  -----------   -----------   -----------   -----------     ---------      ---------     ---------

Balance, September 30, 1998
   (Unaudited)                        952,296      $   3.15      $  3,007      $  3,149       $   225       $   (39)      $  6,342
                                      =======      ========      ========      ========       =======       =======       ========











                       See notes to financial statements.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

General:
The consolidated financial statements include the accounts and transactions of Citrus Financial Services, Inc. (the "Company") and its wholly-owned subsidiary, Citrus Bank, National Association (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation. For financial statement presentation, Citrus Mortgage Corp., a wholly-owned inactive company, has been excluded from the consolidation.

The Bank provides a wide range of banking services to individual and corporate customers primarily in Indian River County, Florida.

The Company and the Bank are subject to regulations issued by certain regulatory agencies and undergo periodic examinations by those agencies.

Interim Financial Information:
Interim financial information at September 30, 1998 and 1997, and for the nine months ended September 30, 1998 and 1997, is unaudited. In the opinion of management, all adjustments have been made (consisting only of normal recurring accruals) necessary to present a fair statement of the results for interim periods. The results for interim periods are not necessarily indicative of trends or results which may be expected for a full year.

Basis of Financial Statement Presentation:
The accounting and reporting policies of the Company conform with generally accepted accounting principles and with general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses, the fair value of financial instruments, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans ("Other Real Estate Owned"). In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

Management believes that the allowance for credit losses is adequate. While management uses available information to recognize losses on loans, including independent appraisals for significant properties, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance based on their judgments about information available to them at the time of their examination.

Investments:
Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"), sets the standard for classification of and accounting for investments in equity securities that have readily determinable fair values, and all investments in debt securities that are to be classified as held-to-maturity securities, available-for-sale securities, or trading securities.

Debt securities that an enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

The Bank classifies its investments at the purchase date in accordance with the above-described guidelines. Premiums or discounts on securities at the date of purchase are being amortized or accreted, respectively, over the estimated life of the security using a method which approximates the level yield method. Gains and losses realized on the disposition of securities are based on the specific identification method and are reflected in other income.

Loans:
Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method.

Interest on loans is accounted for on the accrual basis. Generally, the Company's policy is to discontinue the accrual of interest on loans delinquent over ninety days unless fully secured and in the process of collection. The accrued and unpaid interest is reversed from current income and thereafter interest is recognized only to the extent payments are received. A nonaccrual loan may be restored to accrual basis when interest and principal payments are current and prospects for future recovery are no longer in doubt.

In 1995, the Company adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS No. 114"), which sets the standard for recognition of loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings.

Under SFAS No. 114, a loan is impaired when it is probable that a creditor will be unable to collect the full amount of principal and interest due according to the contractual terms of the loan agreement. When a loan is impaired, a creditor has a choice of ways to measure the impairment. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan, or (3) the fair value of the collateral of a collateral-dependent loan. Creditors may select the measurement method on a loan-by-loan basis, except that collateral- dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. A creditor in a troubled debt restructuring involving a restructured loan should measure impairment by discounting the total expected future cash flows at the loan's original effective rate of interest. If the value of the loan is less than the recorded investment in the loan, a loss should be recognized by recording a valuation allowance and a corresponding increase to the provision for credit losses charged to operating expenses.

Loan Fees:
Loan origination and commitment fees and certain direct loan origination costs are deferred and recognized over the term of the related loans as a yield adjustment using the level-yield method (loan-by-loan basis). Amortization of deferred fees and costs is discontinued when collectibility of the related loan is deemed uncertain. Fees and direct loan origination costs for unexercised commitments are recognized in income upon expiration of commitment.

Organizational Costs:
Certain costs incurred in organizing the Company have been deferred and are being amortized to expense on the straight-line method over five years from the date of opening for business. These costs were fully amortized as of December 31, 1996.

Allowance for Credit Losses:
The provision for credit losses charged to operating expenses is based upon management's judgment of the adequacy of the allowance giving consideration to its credit loss experience and an evaluation of the current loan portfolio. Such provisions, less net charge-offs, comprise the allowance, which is deducted from loans and is available for future charge-offs.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

Facilities:
Facilities are stated at cost, less accumulated depreciation and amortization. Charges to income for depreciation and amortization are computed on the straight-line method over the assets' estimated useful lives.

When properties are sold or otherwise disposed of, the gain or loss resulting from the disposition is credited or charged to income. Expenditures for maintenance and repairs are charged against income and renewals and betterments are capitalized.

Other Real Estate Owned:
Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

Off-Balance Sheet Instruments:
In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Income Taxes:
Provisions for income taxes are based on amounts reported in the statements of operations, after exclusion of non-taxable income such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, Accounting for Income Taxes.

Computation of Per Share Earnings:
Basic earnings per share amounts are computed by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed by dividing net earnings by the weighted average number of shares and all dilutive potential shares outstanding during the period. The average number of shares and dilutive potential shares have been restated for the 10% stock split on April 27, 1998. The following information was used in the computation of earnings per share on both a basic and diluted basis for the nine months ended September 30, 1998 and 1997, and the years ended December 31, 1997 and 1996.

                                                                For the Nine Months Ended    For the Years Ended
                                                                       September 30,             December 31,
                                                                     1998        1997          1997        1996
                                                                     ----        ----          ----        ----
                                                                        (In thousands except per share data)
     Basic EPS computation:
         Numerator - Net income                                     $ 464       $  121        $ 250       $   85
         Denominator - Weighted average shares outstanding            952          860          948          941
                                                                  -------      -------      -------      -------

         Basic EPS                                                 $ 0.49       $ 0.14       $ 0.26       $ 0.09
                                                                   ======       ======       ======       ======

     Diluted EPS computation:
         Numerator - Net income                                     $ 464       $  121       $  250      $    85
                                                                    -----       ------       ------      -------
         Denominator - Weighted average shares outstanding            952          860          948          941
         Stock options and warrants                                   220          196          220          219
                                                                  -------      -------      -------      -------

                                                                    1,172        1,056        1,168        1,160
                                                                   ------       ------       ------       ------

         Diluted EPS                                               $ 0.40       $ 0.11       $ 0.21       $ 0.07
                                                                   ======       ======       ======       ======

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

Statement of Cash Flows:
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts on deposit in noninterest-bearing accounts with other commercial banks, and federal funds sold.

Reclassification of Accounts:
Certain items in the financial statements for 1996 have been reclassified to conform to the classifications used for the current year.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair value of instruments in debt and equity securities at December 31, 1997, are as follows:

                                                                         Gross             Gross          Estimated
                                                      Amortized        Unrealized       Unrealized            Fair
                                                        Cost             Gains            Losses             Value
                                                        ----             -----            ------             -----
                                                                             (In Thousands)
Securities available-for-sale:
     U.S. Government agencies                          $ 1,101          $      5         $      2           $ 1,104
     Mortgage-backed securities                          4,396                 -              131             4,265
     Other                                                 427                 -                -               427
                                                     ---------         ---------        ---------         ---------

                                                       $ 5,924          $      5           $  133           $ 5,796
                                                       =======          ========           ======           =======


                                                                         Gross             Gross          Estimated
                                                      Amortized        Unrealized       Unrealized            Fair
                                                        Cost             Gains            Losses             Value
                                                        ----             -----            ------             -----
                                                                             (In Thousands)
Securities held-to-maturity:
     U.S. Government agencies                          $ 1,474          $      -         $     45           $ 1,429
     Mortgage-backed securities                          1,762                 -               15             1,747
     Other                                                 251                 -                1               250
                                                     ---------         ---------        ---------         ---------

                                                       $ 3,487          $      -          $    61           $ 3,426
                                                       =======          ========          =======           =======


The amortized cost and estimated fair value of instruments in debt and equity securities at December 31, 1996, are as follows:

                                                                         Gross             Gross          Estimated
                                                      Amortized        Unrealized       Unrealized            Fair
                                                        Cost             Gains            Losses             Value
                                                        ----             -----            ------             -----
                                                                             (In Thousands)
Securities available-for-sale:
     U.S. Government agencies                         $    500          $      -         $      5          $    495
     Mortgage-backed securities                          4,643                 -              216             4,427
     Other                                                 374                 -                -               374
                                                     ---------         ---------        ---------         ---------

                                                       $ 5,517          $      -           $  221           $ 5,296
                                                       =======          ========           ======           =======

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997



NOTE 2 - INVESTMENT SECURITIES (Continued)

                                                                         Gross             Gross          Estimated
                                                      Amortized        Unrealized       Unrealized            Fair
                                                        Cost             Gains            Losses             Value
                                                        ----             -----            ------             -----
                                                                             (In Thousands)
Securities held-to-maturity:
     U.S. Government agencies                          $ 1,499          $      -         $    177           $ 1,322
     Mortgage-backed securities                          2,452                 2               12             2,442
     Other                                                 252                 -                3               249
                                                     ---------         ---------        ---------         ---------

                                                       $ 4,203          $      2          $   192           $ 4,013
                                                       =======          ========          =======           =======

The fair value of securities fluctuates during the investment period. No provision for loss has been made in connection with the decline of fair value below book value, because the securities are purchased for investment purposes and the decline is not deemed to be other than temporary. Temporary declines in fair value of securities available-for-sale at December 31, 1997, of $95,000 (net of deferred income taxes of $33,000) are regarded as an adjustment to stockholders' equity. The estimated fair value of securities is determined on the basis of market quotations. At December 31, 1997, securities with carrying value of approximately $107,000, and market values of approximately $108,000, were pledged to secure deposits and for other operating purposes.

At December 31, 1997, the carrying value of collateralized mortgage obligations included in securities available-for-sale and securities to be held-to-maturity was approximately $3,998,000 and $7,000, respectively.

The estimated fair value of instruments in debt and equity securities classified as held-to-maturity at September 30, 1998, totaled $1,367,000.

No investment securities were sold during 1997 or 1996.

The cost and estimated fair value of debt and equity securities at December 31, 1997, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Securities                     Securities to be
                                                         Available-for-sale                   Held-to-Maturity
                                                         ------------------                   ----------------
                                                                        Estimated                          Estimated
                                                      Amortized          Fair            Amortized            Fair
                                                        Cost             Value             Cost               Value
                                                        ----             -----             ----               -----
                                                                              (In Thousands)
     Due in one year or less                          $    500          $    498          $ 1,848           $ 1,837
     Due from one to five years                            601               606              858               849
     Due from five to ten years                            206               197              477               441
     Due after ten years                                 4,190             4,068              304               299
     Other                                                 427               427                -                 -
                                                     ---------         ---------      -----------       -----------

                                                       $ 5,924           $ 5,796          $ 3,487           $ 3,426
                                                       =======           =======          =======           =======

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

NOTE 3 - LOANS

The loan portfolio is classified as follows:
                                                                                                 December 31,
                                                                                             1997              1996
                                                                                             ----              ----
                                                                                                 (In Thousands)
     Commercial and agricultural                                                        $ 10,316          $  9,133
     Real estate                                                                          35,922            37,980
     Installment and other loans                                                           4,326             3,945
                                                                                       ---------         ---------
         Total loans                                                                      50,564            51,058
     Less, unearned income                                                                   (26)              (34)
     Less, allowance for credit losses                                                      (431)             (354)
                                                                                       ---------         ---------

                                                                                        $ 50,107          $ 50,670
                                                                                        ========          ========


The following is a summary of the transactions in the allowance for credit losses:

                                                                                                  December 31,
                                                                                            1997               1996
                                                                                            ----               ----
                                                                                                 (In Thousands)
Balance, beginning of year                                                                 $ 354              $ 373
Provisions charged to operating expenses                                                     269                352
Loans charged-off                                                                           (212)              (879)
Recoveries                                                                                    20                508
                                                                                         -------             ------

Balance, end of year                                                                       $ 431              $ 354
                                                                                           =====              =====

Loans on which interest was not being accrued totaled $783,000 and $728,000 at December 31, 1997 and 1996, respectively. Had interest been accrued on these nonaccrual loans at originally contracted rates, interest income (before income taxes) would have been increased by approximately $100,000 for 1997 and $69,000 for 1996.

A loan is considered impaired when, according to the contractual terms of the contract, it is probable that the Bank will be unable to collect all amounts due. At December 31, 1997, the Bank had classified $256,000 as impaired. Such amounts are also included in nonaccrual loans.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

NOTE 4 - FACILITIES

Facilities are summarized as follows:
                                                                     Accumulated                          Estimated
                                                                 Depreciation and        Net Book         Useful
                                                        Cost        Amortization          Value            Lives
                                                        ----        ------------          -----            -----
                                                                                (In Thousands)
December 31, 1997
     Land and land improvements                      $    278    $         -           $    278
     Bank building and improvements                     2,200            434              1,766         31.5 years
     Furniture, fixtures, and equipment                 1,178            751                427       2 - 15 years
                                                     --------      ---------          ---------

                                                      $ 3,656        $ 1,185            $ 2,471
                                                      =======        =======            =======


                                                                     Accumulated                          Estimated
                                                                   Depreciation &        Net Book         Useful
                                                        Cost        Amortization          Value            Lives
                                                        ----        ------------          -----            -----
                                                                              (In Thousands)
December 31, 1996
     Land and land improvements                      $    278    $         -           $    278
     Bank building and improvements                     2,200            363              1,837         31.5 years
     Furniture, fixtures, and equipment                 1,099            664                435       2 - 15 years
                                                      -------         ------            -------

                                                      $ 3,577        $ 1,027            $ 2,550
                                                      =======        =======            =======

Other  expenses  for the  years  ended  December  31,  1997 and  1996,  included
depreciation   and   amortization   of  facilities  of  $226,000  and  $189,000,
respectively.


NOTE 5 - FHLB ADVANCES

The Bank has a line of credit master agreement with the FHLB of Atlanta that enables the Bank to borrow up to $10,000,000 with no expiration date. These advances are collateralized by the Bank's FHLB stock and a blanket floating lien consisting of wholly-owned residential (1-4 units) first mortgage loans. Advances on the line of $1,000,000 were outstanding as of December 31, 1996, with interest at 5.57%. All advances under this line were repaid in 1997. In addition to the line of credit arrangement, the Bank had fixed FHLB advances outstanding as follows:

Maturity Date   Interest Rate      1997       1996
-------------   -------------    --------   --------
         2000      5.26%        $166,667   $238,095
         2003      5.76%        $266,666   $316,667

Interest expense on the line of credit and other FHLB advances amounted to approximately $56,000 and $57,000 for the years ended December 31, 1997 and 1996, respectively.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

NOTE 6 - TIME DEPOSITS

Time deposits at December 31, 1997, totaled $38,089,000. Maturities of such deposits are as follows:

                                                                                    Time, $100,000       Other Time
                                                                                        And Over          Deposits
                                                                                        --------          --------
                                                                                             (In Thousands)
     Three months or less                                                             $   2,850         $  8,803
     Over three through twelve months                                                     3,681           11,604
     Over twelve months through three years                                               1,548            9,603
     Over three years                                                                         -                -
                                                                                  -------------      -----------

                                                                                       $  8,079         $ 30,010
                                                                                       ========         ========

Interest expense on certificates of deposit of $100,000 or more for 1997 and 1996 were approximately $504,000 and $520,000, respectively.

NOTE 7 - INCOME TAXES

The provision for income taxes on income is summarized as follows:
                                                                                                  December 31,
                                                                                            1997              1996
                                                                                            ----              ----
                                                                                                (In Thousands)
Current:
     Federal                                                                              $    87        $       -
     State                                                                                      1                -
                                                                                         --------        ---------
                                                                                               88                -
                                                                                          -------        ---------

Deferred:
     Federal                                                                                   41               38
     State                                                                                      8                8
                                                                                          -------         --------
                                                                                               49               46
                                                                                           ------          -------

         Total income tax provision                                                         $ 137           $   46
                                                                                            =====           ======


A reconciliation of the income tax computed at the Federal statutory rate of 34%
and the income tax provision shown on the statement of operations, follows:
                                                                                                  December 31,
                                                                                            1997              1996
                                                                                            ----              ----
                                                                                                (In Thousands)
     Tax computed at statutory rate                                                        $ 132            $   45
     Increase (decrease) resulting from:
         Utilization of net operating loss carryforwards                                      (2)              (27)
         Recognition of deferred income tax assets                                             -                23
         Other                                                                                 7                 5
                                                                                        --------          --------

              Income tax provision                                                         $ 137            $   46
                                                                                           =====            ======

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

NOTE 7 - INCOME TAXES (Continued)

The components of the deferred income tax assets included in other assets on the consolidated balance sheets are as follows:

                                                                                                  December 31,
                                                                                            1997              1996
                                                                                            ----              ----
                                                                                                (In Thousands)
     Deferred tax asset:
         Federal                                                                          $  111            $  236
         State                                                                                19                41
                                                                                         -------           -------

                                                                                             130               277
                                                                                          ------           -------
     Deferred tax liability:
         Federal                                                                             (80)              (56)
         State                                                                               (14)              (10)
                                                                                        --------           -------

                                                                                            ( 94)              (66)
                                                                                        --------            ------
                                                                                              36               211
     Valuation allowance                                                                        -              (12)
                                                                                        ---------          -------

         Net deferred tax asset                                                           $   36            $  199
                                                                                          ======            ======


The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                                                  December 31,
                                                                                            1997              1996
                                                                                            ----              ----
                                                                                                (In Thousands)
     Net unrealized holding losses on securities                                          $   33            $   96
     Depreciation                                                                            (94)              (45)
     Net operating loss carryover                                                              -                84
     Allowance for loan losses                                                                97                76
     Valuation allowance                                                                       -               (12)
                                                                                       ---------           -------

         Net deferred tax asset                                                           $   36            $  199
                                                                                          ======            ======

As of December 31, 1996, the Company had a net operating loss carryforward of $222,000 for Federal and State income tax purposes, which was fully utilized in 1997.

NOTE 8 - DEFINED CONTRIBUTION PLAN

The Company sponsors a 401(k) Profit Sharing Plan (the "Plan") that covers substantially all employees. The Company, at its sole discretion, may make matching and discretionary contributions to eligible participants. The Plan is a prototype plan and has been approved by the Internal Revenue Service.

During 1996, no contributions were made by the Company to this Plan. For 1997, the Company expensed approximately $12,000.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk, and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. A summary of these commitments and contingent liabilities follows:

                                                                      September 30,              December 31,
                                                                          1998              1997              1996
                                                                          ----              ----              ----
                                                                                      (In Thousands)
     Commitments to extend credit                                       $  7,400         $  7,098          $  7,115
     Standby letters of credit                                          $     75         $     75          $    175
     Commercial letters of credit                                       $    100         $    100          $    198

The Bank uses the same credit policies in making commitments to extend credit and in issuing standby letters of credit as it does for extensions of credit shown on the balance sheets.

The Company is party to litigation, outstanding commitments, and other contingent liabilities arising in the normal course of business. In the opinion of management, the resolution of such matters will not have a material effect on the consolidated financial statements.

At September 30, 1998, the Bank had $1,750,000 unfunded lines-of-credit available from other banks for the purchase of Federal funds.


NOTE 10 - CONCENTRATIONS OF CREDIT

Substantially all of the Bank's loans, commitments, and standby letters of credit have been granted to customers in south Florida. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.


NOTE 11 - RELATED PARTIES

The Bank holds loans and engages in transactions in the ordinary course of business with certain of the directors and senior officers of the Bank. Total loans to such persons and their affiliates amounted to $3,543,000 and $2,230,000 at December 31, 1997 and 1996, respectively.

Following is a summary of activity for 1996 and 1997 for such loans:

                                                      Beginning                                             End of
                                                       of Year                                               Year
                                                       Balance          Additions       Reductions         Balance
                                                       -------          ---------       ----------         -------
                                                                             (In Thousands)
     1996                                             $  1,791          $  1,610         $  1,171          $  2,230
     1997                                             $  2,230          $  1,973         $    660          $  3,543

At September 30, 1998, the aggregate amount of all extensions of credits to related parties totaled $2.9 million.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

NOTE 12 - STOCKHOLDERS' EQUITY

The Company has authorized 11,000,000 shares of authorized capital stock, consisting of 10,000,000 shares of common stock, par value $3.15 (as adjusted for stock splits) per share, and 1,000,000 shares of preferred stock, par value of $5.00 per share. As of September 30, 1998, 952,296 shares of common stock were issued and outstanding and 532,385 shares were subject to issuance pursuant to options and warrants. No shares of preferred stock were issued.

A summary of changes (as rounded) from the original issue of $5.00 par value and $10.00 option price follows:

                  Record Date                        Action                      Par Value                  Option Price
                  -----------                        ------                      ---------                  ------------
                  April 13, 1990                  Initial Offering                  $5.00                     $10.00
                  March 15, 1995                  20% Stock Split                    (.83)                     (1.67)
                  January 15, 1997                20% Stock Split                    (.70)                     (1.39)
                  May 8, 1998                     10% Stock Split                    (.32)                      (.63)
                                                                                  --------                  ---------

                  At September 30, 1998                                             $3.15                     $ 6.31
                                                                                    =====                    =======

In connection with the Company's 1990 offering, organizers were granted warrants to purchase 427,065 shares of common stock at $6.31 (as adjusted for stock splits) per share. The warrants are exercisable for a ten-year period commencing April 13, 1990.

As part of an employment agreement, in 1990 the Company granted stock options to one of its organizing directors for 5,931 shares of common stock at $10.00 per share. In addition, the director received stock options in each of the second and fourth years of his employment agreement for an aggregate total of 5,931 shares at an option price of $10.00 per share. On April 28, 1997, the directors amended the employment agreement to be consistent with all other options and warrants. This action reduced the exercise price per option from $10.00 per share to $6.31 (as adjusted for stock splits) per share. On May 15, 1997, all of these options were exercised.

In addition to stock options granted to the director, the Company granted stock options to officers equal to 2% of the number of shares sold in the initial public offering. The stock options totaling 17,081, are exercisable at $6.31 (as adjusted for stock splits) per share starting with the fifth anniversary of Bank operations and expire on the tenth anniversary.

The Company has also entered into employment agreements with its officers providing for the granting of 39,840 non-statutory stock options. Such options are exercisable at $6.31 (as adjusted for stock splits) per share.

For the year ended December 31, 1996, Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), became effective. SFAS No. 123 permits application of the accounting requirements of an earlier issued APB Opinion No. 25 and, accordingly, no compensation cost has been recognized in 1997 and 1996. However, the Company must comply with certain additional disclosures under SFAS No. 123. The following is a summary of the activity relating to the options.

                                                                                    Weighted          Weighted
                                                                                     Average           Average
                                                                Number of           Exercise       Fair Value of
                                                                Shares(1)            Price        Granted Options
                                                                ---------            -----        ---------------

     Outstanding at December 31, 1995                           44,783(2)          $ 7.75(2)
     Granted                                                    24,000(2)          $ 6.94(2)         $ 3.27(2)
                                                              --------
     Outstanding at December 31, 1996                           68,783 (2)         $ 7.47(2)
     Exercised                                                 (11,862)(2)         $ 6.94(2)
                                                              --------
     Outstanding at December 31, 1997                           56,921(2)          $ 6.94(2)
                                                              ========
     Outstanding at September 30, 1998                          62,631(3)          $ 6.31(3)
                                                              ========

(1)  No options were granted during 1997.
(2)  Unadjusted for 1998 10% stock split.
(3)  Adjusted for 1998 10% stock split.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

NOTE 12 - STOCKHOLDERS' EQUITY (Continued)

The following is a summary of the status of the plans at September 30, 1998:

                                                                   Weighted                Weighted
                                                                     Average                Average
                 Exercise                                          Remaining               Exercise
                  Price                   Number              Contractual Life               Price
                  -----                   ------              ----------------               -----
                  $ 6.31                 17,081                    28 months                $ 6.31
                  $ 6.31                 39,840                    43 months                $ 6.31

All outstanding options were fully vested and exercisable at December 31, 1997.

Under SFAS No. 123, compensation cost is the fair value of the stock options at the grant date less any amounts paid by the employee or director for the stock options. The fair value of the stock options granted in 1996 were estimated using a Black-Scholes option pricing model and the following assumptions:

                           1996
                           ----

Dividend yield             0%
Risk-free interest rate    5%
Expected life             55 months
Expected volatility       15%

Based on the above assumptions, pro forma net income would have declined by approximately $49,000 for 1996 as compared with reported results for the same periods. Pro forma net income per share would have declined by $0.06.

The ability of the Company to pay dividends to stockholders depends primarily on dividends received by the Company from the Bank. The Bank's ability to pay dividends is limited by Federal banking regulations based upon the Bank's profitability and other factors. At December 31, 1997, approximately $120,000 of retained earnings of the Bank was available for payment of dividends to the Company without prior regulatory approval.

On December 19, 1996, the Board of Directors approved a 20% stock split payable on January 31, 1997, for shareholders of record on January 15, 1997. All stock related data in the financial statements reflects the stock split for all periods presented.

On April 27, 1998, the Company's board of directors declared a stock split payable at a rate of 10% of shares issued and outstanding to stockholders of record on May 8, 1998, payable May 31, 1998. Cash in lieu of fractional shares was paid at the rate of $6.38 per share. The total cash paid in lieu of fractional shares amounted to less than $1,000. The majority of the Company's shareholders are either directors, officers, or employees, and there is a presumption that these parties have intimate knowledge of the affairs of the Company. Since the Company is a closely-held registrant, and the Board of Directors has clearly stated that this distribution is a stock split and their intent is such, the need to transfer retained earnings does not exist. Accordingly, this stock split was not accounted for as a stock dividend as is generally the case for stock splits less than 20% to 25%.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

NOTE 13 - NONINTEREST OPERATING EXPENSES

Other expenses were as follows:
                                                                                                  December 31,
                                                                                            1997              1996
                                                                                            ----              ----
                                                                                                (In Thousands)
     Advertising and public relations                                                   $      69         $      54
     Professional fees                                                                        288               266
     Data processing                                                                          153               140
     Stationery, printing, and supplies                                                        58                57
     Amortization of organizational costs                                                       -                 -
     Insurance                                                                                 24                47
     Telephone                                                                                 40                37
     Other miscellaneous expenses                                                             411               443
                                                                                        ---------         ---------

                                                                                          $ 1,043           $ 1,044
                                                                                          =======           =======

NOTE 14 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and Short-term Investments:
         For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Investment Securities:
         For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loans Receivable:
         For loans subject to repricing and loans intended for sale within six months, fair value is estimated at the carrying amount plus accrued interest.

         The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Deposit Liabilities:
         The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of long-term fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     Short-term Debt:
         For short-term debt, including accounts and demand notes payable, the carrying amount is a reasonable estimate of fair value.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

NOTE 14 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair values of the Bank's financial instruments at December 31, 1997, are as follows:

                                                                                          Carrying            Fair
                                                                                           Amount             Value
                                                                                               (In Thousands)
     Financial Assets
         Cash and deposits in other banks                                                $  3,803          $  3,803
         Federal funds sold                                                                 2,500             2,500
         Investment securities                                                              9,283             9,222
         Loans                                                                             50,107            49,956
                                                                                         --------         ---------

              Total assets valued                                                        $ 65,693          $ 65,481
                                                                                         ========          ========

     Financial Liabilities
         Deposits                                                                        $ 62,601          $ 62,754
         FHLB advances                                                                        433               433
                                                                                      -----------       -----------

              Total liabilities valued                                                   $ 63,034          $ 63,187
                                                                                         ========          ========

NOTE 15 - REGULATORY CAPITAL MATTERS

The Federal Reserve Board and other bank regulatory agencies have adopted risk-based capital guidelines for banks and bank holding companies. The main objectives of the risk-based capital framework are to provide a more consistent system for comparing capital positions of banking organizations and to take into account the different risks among banking organizations' assets, liabilities, and off-balance sheet items. Bank regulatory agencies have supplemented the risk-based capital standard with a leverage ratio for Tier I capital to total reported assets.

Failure to meet the capital adequacy guidelines and the framework for prompt corrective actions could initiate actions by the regulatory agencies, which could have a material effect on the financial statements.

As of December 31, 1997, the most recent notification from the FDIC, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, it will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the prompt corrective action category.

                                                                                                    To Be Well
                                                                                                   Capitalized
                                                                                                   Under Prompt
                                                                  For Capital                    Corrective Action
                                         Actual                  Adequacy Purposes                  Provisions
                                                                 less than  less than          less than  less than
                                    Amount     Ratio             Amount     Ratio                 Amount     Ratio
                                    ------     -----             ------     -----                 ------     -----
As of December 31, 1997:
     Total Risk-Based Capital
     (To Risk-Weighted Assets)     $ 5,859     11.68%           $ 4,014     8.00%                $ 5,018    10.00%
     Tier I Capital
     (To Risk-Weighted Assets)     $ 5,428     10.82%           $ 2,007     4.00%                $ 3,011     6.00%
     Tier I Capital
     (To Adjusted Total Assets)    $ 5,428      7.93%           $ 2,737     4.00%                $ 3,421     5.00%

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

NOTE 16 - PARENT COMPANY FINANCIAL INFORMATION

Presented  below  are  condensed  financial   statements  for  Citrus  Financial
Services, Inc. (parent only):

Condensed Balance Sheets as of December 31:                                                  1997            1996
                                                                                             ----            ----
                                                                                                (In Thousands)
Assets
     Cash and cash equivalents                                                           $    264         $    263
     Investment in subsidiary bank, net                                                     5,333            4,997
     Other assets                                                                             225              178
                                                                                        ---------         --------

     Total                                                                                $ 5,822          $ 5,438
                                                                                          =======          =======

Liabilities and Stockholders' Equity
     Liabilities                                                                      $         -        $      11
     Stockholders' equity                                                                   5,822            5,427
                                                                                         --------         --------

     Total                                                                                $ 5,822          $ 5,438
                                                                                          =======          =======

Condensed Statements of Operations and Stockholders' Equity
Years Ended December 31:                                                                     1997             1996
                                                                                             ----             ----
                                                                                                (In Thousands)
Equity in net income of subsidiary bank                                                  $    273         $    121
Other income                                                                                   43               67
Other expenses                                                                                (66)            (103)
                                                                                        ---------         --------
Net income                                                                                    250               85
Stockholders' Equity:
     Beginning of  year                                                                     5,427            5,371
     Stock options exercised                                                                   82                -
     Acquisition of treasury stock                                                              -               (1)
     Net change in unrealized holding losses on
         securities in subsidiary bank                                                         63              (28)
                                                                                       ----------       ----------

     End of year                                                                          $ 5,822          $ 5,427
                                                                                          =======          =======

Condensed Statements of Cash Flows
Years Ended December 31:                                                                     1997             1996
                                                                                             ----             ----
                                                                                                (In Thousands)
Operating Activities
Net income                                                                               $    250         $     85
Adjustment to reconcile net income to net cash
   provided by operating activities:
     Equity in undistributed earnings of subsidiary                                          (273)            (121)
     Deferred income taxes                                                                     68               23
     Other                                                                                    (44)             (85)
                                                                                       ----------         ---------
Net Cash Provided By (Used In) Operating Activities                                             1              (98)
Cash and cash equivalents:
     Beginning of year                                                                       263               361
                                                                                       ---------         ---------
     End of year                                                                        $    264          $    263
                                                                                        ========          ========

================================================================================
You  should  rely  only  on the  information  contained  in this  Prospectus  or information that we have referred to you. We have not authorized anyone to provide you with other or different information. Although information contained in this Prospectus was, to the best of our knowledge, correct when it was printed, some of the information will change because the Company continues to engage in its usual and customary business activities. The accidental or improper delivery of this Prospectus to persons to whom it is unlawful to make an offer, because of state securities laws, shall not constitute an offer to buy the securities. Until [40 days from the date of this prospectus] all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
TABLE OF CONTENTS:
--------------------------------------------------------------------------------

Prospectus Summary ........................................................    2
Summary of Financial Data .................................................    6
Risk Factors ..............................................................    7
Use of Proceeds ...........................................................   10
Capitalization ............................................................   12
Market for Common Stock ...................................................   12
Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations ...........................................................   15
Business ..................................................................   34
Regulation and Supervision ................................................   41
Management ................................................................   45
Executive Compensation ....................................................   46
Certain Transactions ......................................................   47
Beneficial Ownership of Common Stock ......................................   48
Description of Capital Stock ..............................................   49
Summary of the
     Articles of Incorporation of Citrus ..................................   50
The Offering ..............................................................   52
Shares Eligible for Future Sale ...........................................   54
Legal Matters .............................................................   55
Experts ...................................................................   55
Index to Consolidated Financial Statements ................................   56

--------------------------------------------------------------------------------



                            Minimum 1,000,000 Shares
                            Maximum 1,200,000 Shares


                     [Citrus Financial Services, Inc. Logo]















--------------------------------------------------------------------------------

                                   PROSPECTUS
--------------------------------------------------------------------------------








                                January ___, 1999


                   [Banc Stock Financial services, Inc. Logo]










--------------------------------------------------------------------------------


                                     PART-II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24:        Indemnification of Directors and Officers

       As provided under Florida law, the Company's directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of duty of care or any other duty owed to the Company as a director, unless the breach of or failure to perform those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director received an improper personal benefit; (iii) for unlawful corporate distributions; or (iv) an act or omission which involves a conscious disregard for the best interests of the Corporation or which involves willful misconduct; or (v) an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

       Article IX of the Company's Bylaws provides that the Company shall indemnify a director who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director of the Company, against reasonable expenses incurred by him in connection with such defense.

       The Company's Bylaws also provide that the Company is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by: (i) a disinterested majority of the Board of Directors; (ii) a majority of a committee of disinterested directors; (iii) independent legal counsel; or (iv) an affirmative vote of a majority of shares held by disinterested stockholders.

Item 25:        Other Expenses of Issuance and Distribution

       The  following  table sets forth all expenses  expected to be incurred in connection with the issuance and distribution of the securities being registered, other than the sales agent's commissions assuming a maximum offering price of $11.50. All of the amounts shown are estimated except for the registration fees of the Commission.

SEC Registration Fees ...........................   $  3,836

NASD Filing Fee .................................      1,880

Blue Sky Registration Fees & Expenses ...........      7,500

Legal fees and expenses .........................     95,000

Accounting Fees .................................     40,000

Printing and Engraving expenses .................     15,000

Transfer Agent and Registration Fees and Expenses      4,000

Escrow Fees .....................................      2,500

Advertising .....................................      2,000

Miscellaneous ...................................      5,000
                                                    --------

       Total ....................................   $176,716
                                                    ========


Item 26:      Recent Sales of Unregistered Securities.

     On December 14, 1995, the Company granted its President, Josh C. Cox, Jr., an option to purchase 25,000 shares of the Company's common stock adjusted to 26,400 shares following the 10% stock split. The grant was made in reliance upon the exemption contained in Section 4(2) of the Securities Act.


Item 27:      Exhibits and Financial Statement Schedules

     The following exhibits are filed as part of this Registration Statement:

   Exhibit
   Number                                              Description of Exhibit
   ------                                              ----------------------

      *1.1           Form of Sales Agency Agreement with Banc Stock Financial Services, Inc.

     **3.1           Articles of Incorporation of the Company

     **3.2           By-Laws of the Company

       3.3           Amendments to Bylaws adopted March 16, 1995 (1995 1st Quarter 10Q)

       4.1           Specimen Common Stock Certificate

       4.2           Form of Escrow Agreement with Independent Bankers' Bank of Florida

       5.1           Opinion of Igler & Dougherty, P.A.

      21.1           Subsidiaries of the Company

      23.1           Consent of Igler & Dougherty, P.A., included in the Opinion Letter

      23.2           Consent of Stevens, Thomas, Schemer & Sparks, P.A.

      24.1           Power of Attorney (included in signature page to this Registration Statement)

      27.1           Financial Data Schedule

------------------------------------

*   To be filed by amendment.
** Denotes previously filed as part of the Company's S-18 Registration Statement, File No. 33-29696-A.

Item 28.      Undertakings.

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424[b] of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the 33 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vero Beach, State of Florida, on the 19th day of November 1998.

                                 CITRUS FINANCIAL SERVICES, INC.


                         By:        /s/ Josh C. Cox, Jr.
                         ----------------------------------------------
                                        Josh C. Cox, Jr., President and
                                        Chief Executive Officer


                         By:        /s/ Henry O. Speight
                         ----------------------------------------------
                                        Henry O. Speight,
                                        Chief Financial Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Josh C. Cox, Jr., and Henry O. Speight their true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the 33 Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

        Signature                                                Title                         Date
        ---------                                                -----                         ----


                                                            Chairman of the Board       November __, 1998
-----------------------------
 Robert L. Brackett

    /s/ Josh C. Cox, Jr.                                    Director                    November  19, 1998
-----------------------------
 Josh C. Cox, Jr.

    /s/ Hubert Graves, Jr.                                  Director                    November  19, 1998
-----------------------------
 Hubert Graves, Jr.

    /s/ Roy H. Lambert                                      Director                    November  19, 1998
-----------------------------
 Roy H. Lambert

    /s/ Earl H. Masteller                                   Director                    November  19, 1998
-----------------------------
 Earl H. Masteller

    /s/ Louis L. Schlitt                                    Director                    November  19, 1998
-----------------------------
 Louis L. Schlitt

    /s/ Walter E. Smith, Jr.                                Director                    November  19, 1998
-----------------------------
 Walter E. Smith, Jr.

                                                            Director                    November     , 1998
-----------------------------
 James R. Thompson